SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

REGIONS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

To our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of Regions Financial Corporation, to be held at 9:00 A.M., local time, on May 16, 2013, at the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203.

The formal notice of the annual meeting follows on the next page. If you have elected to receive your proxy statement by mail, then accompanying the proxy statement is our Annual Report on Form 10-K for the year ended December 31, 2012. If you have elected to receive your proxy statement electronically, then our Annual Report on Form 10-K for the year ended December 31, 2012 is available on the internet with the proxy statement.

We are continuing to use the Securities and Exchange Commission rule that allows us to furnish our proxy materials to stockholders over the internet. This means most of our stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet and vote online. We believe this offers a convenient way for stockholders to review the materials and also substantially reduces our printing and mailing expenses. If you receive this notice but would still like to receive paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice. We ask you to consider signing up to receive these materials electronically in the future by following the instructions after you vote your shares over the internet. By delivering proxy materials electronically to our stockholders, we reduce the costs of printing and mailing our proxy materials. To enroll for electronic delivery, please visit http://enroll.icsdelivery.com/rf.

We hope you will plan to attend the stockholders’ meeting. Your vote is important and in order that we may be assured of a quorum, we urge you to vote as soon as possible, even if you plan to attend the meeting. The notice and the proxy statement contain instructions on how you can vote your shares over the internet, by telephone, or by mail if you have received a printed copy of the materials and proxy card.

If your shares are held for you by your broker, it is important that you instruct your broker on how you want to vote. Under New York Stock Exchange rules, your broker will not be able to use its discretion to vote your shares for the election of Directors, matters related to executive compensation or the stockholder proposal. Please instruct your broker on how you want to vote by following the instructions on the form sent by your broker.

Thank you for your continued interest in and support of Regions Financial Corporation.

Sincerely,

Earnest W. Deavenport, Jr.

Chairman

O. B. Grayson Hall, Jr.

President and Chief Executive Officer

March 26, 2013

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 16, 2013

Regions Financial Corporation will hold its annual meeting of stockholders at the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203 at 9:00 A.M., local time, on May 16, 2013, to consider and vote upon the following matters:

1.	Election of the 14 nominees for Director named in the attached proxy statement as Directors of Regions, to serve as Directors until the next annual meeting of stockholders or in each case until their successors are duly elected and qualified;

2.	Nonbinding stockholder approval of executive compensation;

3.	Approval of the Regions Financial Corporation Executive Incentive Plan;

4.	Ratification of the selection of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2013;

5.	A stockholder proposal, which the Board of Directors opposes, regarding posting a report, updated semi-annually, of political contributions; and

6.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Regions Board of Directors has fixed the close of business on March 18, 2013, as the record date for the annual meeting. This means that only Regions stockholders of record at such time are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. A complete list of Regions stockholders of record entitled to vote at the annual meeting will be made available for inspection by any Regions stockholder for ten days prior to the annual meeting at the principal executive offices of Regions and at the time and place of the annual meeting.

The annual meeting will begin promptly at 9:00 A.M., local time, and check-in will begin at 8:00 A.M., local time. Please allow ample time for the check-in process.

Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. You may vote over the internet, by phone or by mail if you received a printed proxy card or voter instruction form. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs.

BY ORDER OF THE BOARD OF DIRECTORS

March 26, 2013	Fournier J. Gale, III
Corporate Secretary

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Regions Financial Corporation is furnishing this proxy statement to its stockholders in connection with the 2013 annual meeting of stockholders to be held on Thursday, May 16, 2013 at 9:00 A.M., local time, at the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203, and at any adjournment or postponement thereof. In this proxy statement, we refer to the Board of Directors as the “Board” and to Regions Financial Corporation as “we”, “us”, “Regions” or the “Company”. The matters to be considered and acted upon are (1) election of 14 nominees as Directors of Regions; (2) nonbinding stockholder approval of executive compensation; (3) approval of the Regions Financial Corporation Executive Incentive Plan; (4) ratification of the selection of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2013; (5) consideration of a stockholder proposal, which the Board opposes, regarding posting a report, updated semi-annually, of political contributions; and (6) such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Your proxy is solicited on behalf of the Board. You may revoke your proxy at any time before it is voted at the annual meeting. You may submit your proxy by voting by telephone or on the internet by following the instructions provided. If you received a paper proxy card or voting instruction form, you may also vote by signing, dating, and returning the proxy card or voting instruction form in the envelope provided. All properly submitted proxies delivered pursuant to this solicitation will be voted at the meeting and in accordance with instructions, if any.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), Regions has elected to provide stockholders with access to our proxy materials over the internet rather than providing them in paper form. Accordingly, beginning on or about March 29, 2013, Regions will send a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials via the internet, rather than a printed copy of the proxy materials, to most stockholders. Stockholders may also obtain a copy of these materials in printed form by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.

The date on which this proxy statement and form of proxy are first provided to security holders is March 26, 2013. The date of this proxy statement is March 26, 2013.

Important Notice Regarding Availability of Proxy Materials for the

Stockholder Meeting to be Held on May 16, 2013:

The Notice and Proxy Statement and Annual Report on Form 10-K

are available at www.regions.com or www.proxyvote.com

INFORMATION ABOUT REGIONS

Regions is a financial holding company headquartered in Birmingham, Alabama which operates in the South, Midwest and Texas. Regions, through its subsidiaries, provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance and specialty financing. At December 31, 2012, Regions had total consolidated assets of approximately $121.3 billion, total consolidated deposits of approximately $95.5 billion and total consolidated stockholders’ equity of approximately $15.5 billion.

Regions is a Delaware corporation. Regions’ principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders and described in this proxy statement.

What is a proxy statement?

A proxy statement is a document that we are required to give you, or provide you access to, when we are soliciting your vote in accordance with regulations of the SEC.

What is a proxy?

A proxy is your designation of another person to vote stock that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you may also direct the proxy how to vote your shares. We refer to this as your “proxy vote”. Fournier J. Gale, III, our Corporate Secretary, and Carl L. Gorday, an Assistant Corporate Secretary, have been designated as the proxies to cast the votes of our stockholders at our 2013 annual meeting of stockholders.

What is the difference between being a stockholder of record and a “street name” holder or “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the stockholder of record with respect to those shares. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name”.

Who is entitled to vote at the meeting?

The Board has set March 18, 2013, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 18, 2013, you are entitled to vote at the meeting. As of the record date, 1,413,429,806 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 1,413,429,806 votes are entitled to be cast at the meeting. There is no cumulative voting.

How do I vote my shares?

The Board is soliciting proxies so that you can vote before the annual meeting. Even if you currently plan to attend the meeting, we recommend that you vote by proxy before the meeting to ensure that your vote will be counted.

If you are the record holder of your shares, there are three ways you can vote by proxy:

By Internet	You may vote over the internet by going to www.proxyvote.com and entering your 12 digit control number that appears on your proxy card, e-mail notification or notice of internet availability of proxy materials.
By Telephone	You may vote by telephone by calling 1-800-690-6903 and following the recorded instructions. If you vote by telephone, you will also need your control number referred to above.
By Mail	If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If your shares are held in nominee or “street name”, you may vote your shares before the meeting by phone or over the internet by following the instructions on the notice of internet availability of proxy materials you received or, if you received a voting instruction form from your brokerage firm, by mail by completing, signing and returning the form you received. You should check your voting instruction form to see if internet or telephone voting is available to you. Although most brokers and nominees offer telephone and internet voting, availability and specific processes will depend on their voting arrangements.

If you have internet access, we encourage you to record your vote through the internet to reduce corporate expense. The deadline for voting by telephone or through the internet is 11:59 P.M., Eastern Time on May 15, 2013.

Can I change my vote after submitting my proxy?

If you voted over the internet or by telephone, you can change your vote by voting again over the internet or by telephone before 11:59 P.M., Eastern Time on May 15, 2013.

You can revoke your proxy at any time before the vote is taken at the annual meeting by submitting to our Corporate Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and voting in person. Written notices of revocation and other communications about revoking Regions proxies should be addressed to:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Fournier J. Gale, III, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

How does the Board recommend that I vote?

For the reasons set forth in more detail later in this proxy statement, the Board recommends you vote:

•	FOR all the director nominees named in this proxy statement (Proposal 1);

•	FOR the nonbinding stockholder approval of executive compensation (Proposal 2);

•	FOR the approval of the Regions Financial Corporation Executive Incentive Plan (Proposal 3);

•	FOR the ratification of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2013 (Proposal 4); and

•	AGAINST the stockholder proposal regarding posting a report, updated semi-annually, of political contributions (Proposal 5).

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions received.

We are not aware of any other matters that will be voted on at the annual meeting. However, if other matters properly come before the annual meeting, or at any adjournment or postponement thereof, the persons named as proxies for shareholders will vote on those matters in a manner they consider appropriate.

What if I do not specify how I want my shares voted?

If you requested printed copies of the proxy materials and sign and return your proxy card without giving specific voting instructions, your proxy will be voted following the Board’s recommendations above.

Our telephone and internet voting procedures do not permit you to submit your proxy vote by telephone or internet without specifying how you want your shares voted.

What does it mean if I receive more than one notice or more than one set of paper proxy materials?

If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice or more than one set of paper proxy materials. To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

What if I hold my shares in street name and do not provide voting instructions?

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name” and you received either a paper copy of these proxy materials along with a voting instruction form or a notice of internet availability of these proxy materials from your broker or nominee (the “record holder”). As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

The New York Stock Exchange (“NYSE”) has changed its rules to eliminate the ability of brokers that are NYSE member firms to vote on the election of directors, on matters related to executive compensation or on certain other matters without instruction from their clients. Prior to these changes, such brokers had discretionary authority to cast votes regarding these matters. Therefore, it is important for stockholders who hold their shares with brokers to instruct their broker on how to vote their shares, and we urge all stockholders to do so.

What is a broker non-vote?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. As noted above, under NYSE rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers and other nominees who are NYSE members are expected to have discretionary voting power only for Proposal 4 (ratification of the selection of Ernst & Young LLP as independent registered public accounting firm). Brokers and other nominees will not be able to vote your shares regarding Proposal 1 (election of Directors), Proposal 2 (nonbinding stockholder approval of executive compensation), Proposal 3 (approval of the executive incentive plan), and

Proposal 5 (stockholder proposal regarding posting a report, updated semi-annually, of political contributions), unless you return your voting instruction form or submit your voting instructions by telephone or over the internet.

Who pays for the cost of proxy preparation and solicitation?

We will bear the entire cost of soliciting your proxy, including the cost of preparing, assembling, printing, mailing or otherwise distributing the notice and these proxy materials, as well as soliciting your vote. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials or notice of internet availability of proxy materials to the beneficial owners of Regions common stock and secure their voting instructions. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Innisfree M&A Incorporated to assist us in soliciting proxies and have agreed to pay that company $15,000 plus reasonable and customary expenses for these services. If necessary, we may also use several of our regular employees, without additional compensation, to solicit proxies from Regions stockholders, either personally or by telephone, facsimile, e-mail or letter on Regions’ behalf.

This is the first distribution of proxy solicitation materials to stockholders.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: 1-888-750-5834

Banks and Brokers May Call Collect: 1-212-750-5833

How many shares must be present to hold the meeting?

The presence, in person or by properly executed or otherwise documented proxy, of the holders of a majority of the outstanding shares of Regions common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. We urge you to vote promptly by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough shares will be present for us to hold the meeting. Holders of our Depositary Shares, each representing 1/40th interest in a share of our Non-Cumulative Perpetual Preferred Stock, Series A (the “Depositary Shares”), are not entitled to vote at the annual meeting.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc., our tabulation agent, will tabulate the votes and act as independent inspectors of election.

What vote is required and what is the effect of abstentions?

You may vote “FOR”, “AGAINST” or “ABSTAIN” for each nominee for the Board of Directors and on the other proposals. Abstentions and broker non-votes will have no effect on the election of Directors or on the remaining matters to be considered at the meeting.

•

Election of Directors (Proposal 1). Under Regions By-laws, each of the 14 nominees for Director will be elected if a majority of the votes cast at the annual meeting at which a quorum is present are voted in favor of the Director. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee. Regions’ Certificate of Incorporation does not authorize cumulative voting in the election of Directors. Under the Regions Corporate Governance Principles, an incumbent Director nominee who fails to receive a majority of the votes cast with respect to the election of the incumbent Director nominee must submit his or her resignation. The Nominating and

Corporate Governance Committee will consider the resignation and any factors they deem relevant in deciding whether to accept the resignation and recommend to the Board the action to be taken. The Director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. The Board will take action within 90 days following certification of the stockholder vote unless such action would cause Regions to fail to comply with requirements of the NYSE or of the securities laws in which event Regions will take action as promptly as practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore in a Form 8-K filed with the SEC. If the resignation is not accepted, the Director will continue to serve until the next annual meeting and until the Director’s successor is duly elected and qualified.

•

Nonbinding stockholder approval of executive compensation (Proposal 2). Under our By-Laws, the nonbinding stockholder approval of executive compensation will be approved if the affirmative vote of a majority of the votes cast are voted “FOR” this proposal.

•

Approval of the Regions Financial Corporation Executive Incentive Plan (Proposal 3). Under our By-Laws and the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code, the executive incentive plan will be approved if the affirmative vote of a majority of the votes cast are voted “FOR” this proposal.

•

Ratification of the selection of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2013 (Proposal 4). Under our By-Laws, the ratification of Ernst & Young LLP will be approved if the affirmative vote of a majority of the votes cast are voted “FOR” this proposal.

•

Stockholder proposal regarding posting a report, updated semi-annually, of political contributions (Proposal 5). Under our By-Laws, the stockholder proposal will be approved if the affirmative vote of a majority of the votes cast are voted “FOR” this proposal.

Can I vote my shares in person at the meeting?

We recommend that you submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. You may vote in person at the annual meeting if you are a stockholder of record on the record date.

If your shares are held in street name, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares and bring that written proxy with you to the meeting.

Can I attend the meeting?

If you are a stockholder of record and plan to attend the meeting, please so indicate on your returned proxy card or electronic vote. Only record or beneficial owners of Regions common stock or their proxies may attend the annual meeting in person. Admission to the annual meeting will be on a first-come, first-served basis. When you arrive at the annual meeting, you may be requested to present photo identification, such as a driver license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account statement. Registration will begin one hour prior to the beginning of the meeting. The use of cell phones (including camera phones), pagers, computers, PDAs, cameras, video or recording equipment, or any other electronic device is not permitted in the Auditorium. Additional rules of conduct will be provided at the meeting. Failure to follow these rules can result in your removal from the meeting.

If you are not able to attend the meeting, you will still be able to access a replay of the management presentation given after the business items have been concluded. You can find instructions on how to access the replay of the presentation materials on the Investor Relations section of our website at www.regions.com.

How do I vote if my shares are held in the Regions 401(k) Plan or other plans?

If you are a participant in the Regions 401(k) Plan, the electronic voting instructions constitutes the voting instruction form and covers all shares you may vote under the plan. Under the terms of the plan, the trustee votes all shares held by the plan, but each participant may direct the trustee how to vote the shares of Regions common stock allocated to his or her plan account. If you own shares through the Regions 401(k) Plan and do not submit voting instructions, the plan trustee will vote the shares in favor of Proposals 1, 2, 3 and 4, against Proposal 5. The deadline for returning your 401(k) voting instructions is 11:59 P.M. Eastern Time on May 13, 2013.

If you are a participant in the Computershare Investment Plan for Regions Financial Corporation, the proxy card or electronic voting instructions covers all shares allocated to your account under that plan. If you do not return your proxy card, or vote by telephone or over the internet, your shares in that plan will not be voted. If you return your proxy card without indicating your voting instructions, the shares will be voted in favor of Proposals 1, 2, 3 and 4, against Proposal 5. The deadline for returning your voting instructions for that plan is 11:59 P.M. Eastern Time on May 15, 2013.

What is Notice and Access?

Notice and Access is a SEC rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about March 29, 2013, we will send to most stockholders by mail or e-mail a notice containing instructions on how to access our proxy materials over the internet and vote online.

This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

How can I receive my proxy materials electronically in the future?

Stockholders can elect to view future Regions proxy statements and annual reports through the internet instead of receiving paper copies in the mail and thus can save Regions the cost of producing and mailing these documents. If you already have internet access, there will be no additional charge for you to have electronic access through the internet to our proxy materials and annual report.

If you are a registered stockholder, you can choose to receive future annual reports and proxy statements electronically by following the prompt if you choose to vote through the internet. Stockholders who choose to view future proxy statements and annual reports through the internet will receive an e-mail with instructions containing the internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you enroll to view our future annual reports and proxy statements electronically and vote your proxy through the internet, your enrollment will remain in effect for all future stockholder meetings unless you cancel it. To cancel, registered stockholders should access http://enroll.icsdelivery.com/rf and follow the instructions to cancel your enrollment. If you hold your Regions stock in nominee name, check the information provided by your nominee for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203 or call us at 205-326-5807.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has issued rules regarding the delivery of proxy statements and information statements to households. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address (i.e., “householding”). To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Stockholders who participate in householding will receive separate proxy cards.

Because we are using the SEC’s notice and access rule, we will not household our proxy materials or notices to stockholders of record sharing an address. This means that stockholders of record who share an address will each be mailed a separate notice of the proxy materials. However, certain brokerage firms, banks, or similar entities holding our common stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our common stock are held in street name should contact their broker if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203 or call us at 205-326-5807.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 18, 2013, Regions had issued 1,454,462,482 shares of common stock, of which 1,413,429,806 shares were outstanding and 41,032,676 shares were held as treasury stock. Treasury stock cannot be voted. Stockholders are entitled to one vote for each share on all matters to come before the meeting. Only common stockholders of record at the close of business on March 18, 2013 (the “Record Date”), will be entitled to vote at the meeting or any adjournment or postponement thereof. Holders of the Depositary Shares are not entitled to vote at the annual meeting. As of March 18, 2013, 2,000,000 Depositary Shares were issued and outstanding.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock by any stockholder known to us, based on public filings made with the SEC, to own 5% or more of the outstanding shares of our common stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	No. of Common Shares	% of Class
BlackRock, Inc. (and subsidiaries) (1) 40 East 52nd Street New York, NY 10022	84,236,542	5.96%

The Vanguard Group, Inc. (2) Vanguard Fiduciary Trust Company 100 Vanguard Blvd. Malvern, PA 19355	84,154,756	5.95%

(1)	This information was derived from the Schedule 13G filed on January 30, 2013 by BlackRock, Inc. and subsidiaries, which states that BlackRock has sole voting and dispositive power over 84,236,542 shares.

(2)	This information was derived from the Schedule 13G filed February 11, 2013 by The Vanguard Group, Inc. and subsidiaries, which states that The Vanguard Group, Inc. has sole dispositive power over 81,842,789 shares.

Security Ownership of Directors and Management

The following table presents information about beneficial ownership of Regions equity securities as of the Record Date by the Directors and certain executive officers of Regions. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the Record Date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the Record Date. The shares of Regions common stock which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

Most of the Directors of Regions have elected to defer receipt of some or all of the cash compensation they are due for services on the Board of Directors in the Directors’ Deferred Stock Investment Plan. Each Director’s deferred amounts are credited as notional shares of Regions common stock as of the time of deferral and will be settled in actual shares of common stock at the end of the deferral period. Therefore, the ultimate value of the amounts deferred will be tied to the performance of Regions stock. As of March 18, 2013, the Directors as a group were credited with 679,607 notional shares of common stock, which are not included in the table below. The footnotes to the table indicate how many shares are allocated to each Director in the Plan.

		Amount and Nature of Beneficial Ownership as of March 18, 2013
Name of Beneficial Owner	Class of Securities	No. of Shares		% of Class
Current Directors including nominees for Director
Samuel W. Bartholomew, Jr.	Common Stock	95,447	(1)	*
George W. Bryan	Common Stock	145,406	(2)	*
Carolyn H. Byrd	Common Stock	30,760	(3)	*
David J. Cooper, Sr.	Common Stock	151,881	(4)	*
Earnest W. Deavenport, Jr.	Common Stock	153,833	(5)	*
Don DeFosset	Common Stock	68,679	(6)	*
Eric C. Fast	Common Stock	30,760	(7)	*
	Depositary Shares	16,000		*
O. B. Grayson Hall, Jr.	Common Stock	1,664,335	(8)	*
John D. Johns	Common Stock	24,249	(9)	*
Charles D. McCrary	Common Stock	105,138	(10)	*
James R. Malone	Common Stock	125,714	(11)	*
Ruth Ann Marshall	Common Stock	25,718	(12)	*
Susan W. Matlock	Common Stock	68,103	(13)	*
John E. Maupin, Jr.	Common Stock	61,003	(14)	*
John R. Roberts	Common Stock	86,118	(15)	*
Lee J. Styslinger III	Common Stock	76,028	(16)	*

Other named executive officers (See Summary Compensation Table)
David J. Turner, Jr.	Common Stock	342,687	(17)	*
David B. Edmonds	Common Stock	814,118	(18)	*
Fournier J. Gale, III	Common Stock	134,319	(19)	*
	Depositary Shares	8,000		*
John B. Owen	Common Stock	510,432	(20)	*

Directors and executive officers as a group (32 persons)	Common Stock	9,555,261		*
	Depositary Shares	25,000		*

*	Less than 1%.

(1)	Includes 717 shares held by affiliates of Mr. Bartholomew, 28,690 shares of restricted stock and 29,485 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 18,191 notional shares allocated to Mr. Bartholomew under the Regions Directors’ Deferred Stock Investment Plan. Includes 8,333 shares pledged by a family partnership as collateral for a loan.

(2)	Includes 18,580 shares held by Mr. Bryan’s spouse, 28,690 shares of restricted stock and 20,200 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 4,083 notional shares allocated to Mr. Bryan under the Regions Directors’ Deferred Stock Investment Plan. Includes 62,216 shares pledged as collateral for a loan.

(3)	Includes 20,391 shares of restricted stock. Excludes 13,732 notional shares allocated to Ms. Byrd under the Regions Directors’ Deferred Stock Investment Plan.

(4)	Includes 28,690 shares of restricted stock and 21,177 shares issuable to Mr. Cooper upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 17,564 notional shares allocated to Mr. Cooper under the Regions Directors’ Deferred Stock Investment Plan.

(5)	Includes 28,690 shares of restricted stock and 41,431 shares issuable to Mr. Deavenport upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 170,169 notional shares allocated to Mr. Deavenport under the Regions Directors’ Deferred Stock Investment Plan.

(6)	Includes 28,690 shares of restricted stock and 21,177 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 2,840 shares allocated to Mr. DeFosset under the Amended and Restated Regions Financial Corporation Deferred Compensation Plan for Former Directors of AmSouth Bancorporation and also excludes 11,262 notional shares allocated to Mr. DeFosset under the Regions Directors’ Deferred Stock Investment Plan.

(7)	Includes 20,391 shares of restricted stock. Excludes 43,825 notional shares allocated to Mr. Fast under the Regions Directors’ Deferred Stock Investment Plan. The Depositary Shares are held by a trust as to which Mr. Fast shares voting and investment power.

(8)	Includes 20,944 share equivalents held for Mr. Hall in the Regions 401(k) Plan, 398,314 shares of restricted stock, 80 shares held for a child and 1,000,692 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 221,878 restricted stock units, 221,878 performance stock units, and also excludes 78,061 share equivalents held for Mr. Hall in the Regions Supplemental 401(k) Plan.

(9)	Includes 12,719 shares of restricted stock, 384 shares held by Mr. Johns’ spouse and 1,661 shares held in an IRA. Excludes 17,260 notional shares allocated to Mr. Johns under the Regions Directors’ Deferred Stock Investment Plan.

(10)	Includes 28,690 shares of restricted stock and 41,431 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 14,753 shares allocated to Mr. McCrary under the Amended and Restated Regions Financial Corporation Deferred Compensation Plan for Former Directors of AmSouth Bancorporation and also excludes 84,511 notional shares allocated to Mr. McCrary under the Regions Directors’ Deferred Stock Investment Plan.

(11)	Includes 5,382 shares held by Mr. Malone’s spouse, 28,690 shares of restricted stock and 41,431 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 63,751 notional shares allocated to Mr. Malone under the Regions Directors’ Deferred Stock Investment Plan. Includes 27,537 shares pledged as collateral for a loan.

(12)	Includes 12,719 shares of restricted stock. Excludes 25,053 notional shares allocated to Ms. Marshall under the Regions Directors’ Deferred Stock Investment Plan.

(13)	Includes 3,459 shares jointly held with Ms. Matlock’s spouse, 28,690 shares of restricted stock and 14,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 56,956 notional shares allocated to Ms. Matlock under the Regions Directors’ Deferred Stock Investment Plan.

(14)	Includes 28,690 shares of restricted stock and 14,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 40,377 notional shares allocated to Dr. Maupin under the Regions Directors’ Deferred Stock Investment Plan.

(15)	Includes 28,690 shares of restricted stock and 20,200 shares issuable to Mr. Roberts upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013.

(16)	Includes 2,469 shares held by Altec/Styslinger Foundation, 28,690 shares of restricted stock and 14,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 95,280 notional shares allocated to Mr. Styslinger under the Regions Directors’ Deferred Stock Investment Plan.

(17)	Includes 1,625 shares held by Mr. Turner’s spouse and 575 shares held for Mr. Turner’s children. Includes 15,331 share equivalents held for Mr. Turner in the Regions 401(k) Plan, 129,875 shares of restricted stock, and 141,222 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 51,599 restricted stock units, 51,599 performance stock units, and also excludes 23,414 share equivalents held for Mr. Turner in the Regions Supplemental 401(k) Plan.

(18)	Includes 24,683 share equivalents held for Mr. Edmonds in the Regions 401(k) Plan, 117,685 shares of restricted stock, and 504,398 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 38,699 restricted stock units, 38,699 performance stock units, and also excludes 52,126 share equivalents held for Mr. Edmonds in the Regions Supplemental 401(k) Plan.

(19)	Includes 2,855 share equivalents held for Mr. Gale in the Regions 401(k) Plan, 38,021 shares of restricted stock, 7,400 shares held in an IRA and 76,043 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 38,699 restricted stock units, 38,699 performance stock units, and also excludes 2,907 share equivalents held for Mr. Gale in the Regions Supplemental 401(k) Plan.

(20)	Includes 6,000 shares held by Mr. Owen’s spouse, 12,826 share equivalents held for Mr. Owen in the Regions 401(k) Plan, 107,876 shares of restricted stock, and 299,789 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 18, 2013. Excludes 51,599 restricted stock units, 51,599 performance stock units, and also excludes 22,281 share equivalents held for Mr. Owen in the Regions Supplemental 401(k) Plan.

No change in control of Regions has occurred since January 1, 2012, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Regions through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Regions which may at a later date result in such a change in control of Regions.

In February 2013, the Board of Directors amended the Regions General Policy on Insider Trading to prohibit hedging transactions and future pledging of Company equity securities by our Directors and Executive Officers. Additionally, under amendments to the Director Stock Ownership Guidelines (the “Guidelines”) also approved by the Board in February 2013, Directors who currently have pledged Regions equity securities as collateral for a loan must reduce their pledged equity securities over time so as to eliminate all pledged Regions equity securities by the 2016 annual meeting of stockholders. Equity securities that are pledged will not be counted in determining stock ownership under the Guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Regions’ executive officers, Directors and persons who own more than 10% of a registered class of Regions equity securities, if any, to file reports of ownership and changes in ownership of Regions stock with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish Regions with copies of all Section 16(a) forms they file.

Based solely on a review of the forms filed during or with respect to fiscal year 2012 and written representations from the reporting persons, Regions believes that its officers and Directors filed all required reports on a timely basis, except for one Form 4 filed five days late on behalf of George W. Bryan reporting the purchase of 895 shares in a managed brokerage account.

PROPOSAL 1—ELECTION OF DIRECTORS

All Directors are elected on an annual basis. The Board has determined that following the annual meeting of stockholders, the Board will consist of 14 members, to be elected for a term of one year expiring at the next annual meeting of stockholders. The Board unanimously recommends the election of George W. Bryan, Carolyn H. Byrd, David J. Cooper, Sr., Don DeFosset, Eric C. Fast, O. B. Grayson Hall, Jr., John D. Johns, Charles D. McCrary, James R. Malone, Ruth Ann Marshall, Susan W. Matlock, John E. Maupin, Jr., John R. Roberts and Lee J. Styslinger III as Directors, to hold office for a term of one year expiring with the annual meeting of stockholders to be held in 2014, or until their successors are duly elected and qualified. Proxies will be voted FOR the nominees, unless otherwise directed. If any nominee is not available for election, in its discretion the Board may designate a substitute nominee. In that event the proxies will be voted for such substitute nominee. All of the nominees have indicated to us that they will be available to serve as Directors and therefore we do not anticipate that any substitute nominee or nominees will be required. The proxies will not be voted for more than 14 nominees.

Samuel W. Bartholomew, Jr. and Earnest W. Deavenport, Jr. have indicated their desire to retire from the Board when their current terms expire. Therefore, this year’s meeting will mark the retirement of Mr. Bartholomew and Mr. Deavenport as Directors. Mr. Bartholomew has served Regions with distinction as a member of the Board of Directors since 2001 when he joined the board of Union Planters Corporation, which merged with Regions in 2004. Mr. Deavenport joined the board of directors of First American Corporation in 1990, which later merged with AmSouth Bancorporation. When AmSouth merged into Regions in 2006, Mr. Deavenport joined the Company’s Board and served as Chair of the Risk Committee for two years. He has been Chairman of the Nominating and Corporate Governance Committee since July 2008 and has served as Non-Executive Chairman since April 1, 2010, playing a critical role in successfully guiding Regions through a period of significant challenges and transformational events. Mr. Bartholomew and Mr. Deavenport have served with distinction and have earned the admiration and respect of the Company and their colleagues.

Important: Brokers holding shares beneficially owned by their clients will not have the ability to cast votes with respect to the election of Directors unless they have received instructions from the beneficial owner of the shares. Therefore, in order for your vote to be counted regarding the election of Directors if your shares are held by a broker, you must provide instructions to your broker. Please instruct your broker how you want to vote by following the instructions contained in the notice or voting instruction form provided by your broker.

Information about Regions Directors and Nominees

The following biographies show the age and principal occupations during at least the past five years of each of the Directors, the date the Director was first elected to the Board of Regions, or companies merged with Regions, and the directorships they now hold and have held within at least the last five years with corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940. The Board believes that all the nominees named below are highly qualified and each Director’s specific experiences, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a Director are also described. There are no family relationships among our Directors and executive officers.

DIRECTOR NOMINEES

George W. Bryan

Mr. Bryan, 68, has been a Director since 1986. He is retired from Sara Lee Corporation, Food Division, a food processing and packaging company, where he served as Senior Vice President from 1983 to 2000. Since 2001, Mr. Bryan has been the Chief Executive Officer of Old Waverly Properties, LLC, a real estate firm. He also serves as a director of Buckeye Technologies Inc.

Mr. Bryan began his business career in 1964 at Bryan Foods, a family-owned meat products manufacturing business. Sara Lee Corporation acquired Bryan Foods in 1968. He became President of Bryan Foods in 1974 and Senior Vice President of Sara Lee in 1983. Mr. Bryan has developed residential and commercial real estate in Mississippi, Tennessee and Utah for over a decade. He earned a degree in business administration from Mississippi State University in 1966. At Buckeye Technologies Inc., Mr. Bryan serves as Chair of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee. As President of Bryan Foods, Senior Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Foods, Mr. Bryan was responsible for key managerial, strategic, financial and operational decisions, providing significant experience to draw upon in his capacity as a Director of Regions, and, together with his other experience, make him well qualified to be a member of Regions’ Board.

Carolyn H. Byrd

Ms. Byrd, 64, has been a Director since 2010. She is the Chairman and Chief Executive Officer of GlobalTech Financial, in Atlanta, Georgia, which she founded in 2000. GlobalTech specializes in loan and lease servicing, as well as information technology professional services and consulting. Ms. Byrd serves as a director of AFC Enterprises, Inc. and the Federal Home Loan Mortgage Corporation (Freddie Mac). She previously served as a director for Circuit City Stores, Inc., RARE Hospitality International, Inc., RealiStar Financial Corp. and The St. Paul Travelers Companies.

Prior to forming GlobalTech in 2000, Ms. Byrd had a long career with The Coca-Cola Company, where she was ultimately elected Vice President of the company, Chief of Internal Audits and Director of the Corporate Auditing Department. In this position, she provided leadership for the worldwide audits of The Coca-Cola Company. Before joining The Coca-Cola Company, Ms. Byrd was employed with Citibank, N.A. in New York where she served as a Senior Account Officer. Ms. Byrd earned her Bachelor of Science degree from Fisk University and a Masters in Finance and Business Administration from the University of Chicago Graduate School of Business. At AFC Enterprises, Inc., Ms. Byrd serves on the Audit Committee and People Services (Compensation) Committee. At Freddie Mac, she serves as Chair of the Audit Committee and serves as a member of the Nominating and Governance Committee and Coordinating Committee. She previously served on the Audit Committee at Circuit City Stores, Inc., RARE Hospitality International, Inc. and The St. Paul Travelers Companies. She serves on Regions’ Risk Committee and Audit Committee and has been determined to be an “audit committee financial expert.” Ms. Byrd has held many positions in which she was responsible for key managerial, strategic, financial and operational decisions, and such positions provide significant experience to draw upon in her capacity as a Director of Regions. Her service on the boards of directors of a variety of large public companies, including Freddie Mac, further augments her experience. All of this makes her well qualified to be a member of Regions’ Board.

David J. Cooper, Sr.

Mr. Cooper, 67, has been a Director since 2005. Mr. Cooper is currently the Vice Chairman and was previously the President of Cooper/T. Smith Corporation, a privately held corporation that is one of the largest stevedoring and maritime-related firms in the United States. He also serves as a director of Alabama Power Company, a wholly-owned subsidiary of The Southern Company. Alabama Power Company has no publicly traded common stock.

Mr. Cooper graduated from the University of Alabama School of Commerce and Business Administration and joined his family’s stevedoring company, Cooper/ T. Smith Corporation. Under the direction of Mr. Cooper and his brother, the company has grown and diversified and now operates in 37 ports on the East, West and Gulf Coasts of the United States, and has operations in South America. The company has also diversified its business interests, including warehousing, terminal operations, tugboats, push boats, barging and restaurants. Mr. Cooper served on the board of directors of SouthTrust Bank prior to joining the board of AmSouth Bancorporation, which merged with Regions in 2006. Mr. Cooper is active in civic and educational organizations. Mr. Cooper’s service on the board of Alabama Power Company provides him with insight in dealing with another regulated industry. He also brings to our Board extensive knowledge of how to effectively run a large business as evidenced by the diversification and growth of Cooper/T. Smith Corporation under Mr. Cooper’s direction. His experience makes him well qualified to be a member of Regions’ Board.

Don DeFosset

Mr. DeFosset, 64, has been a Director since 2005. He is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc. (now Walter Energy, Inc.) a diversified public company with businesses in water infrastructure products, metallurgical coal and natural gas, home building and mortgage financing. He served as Chairman from March 2002 to September 2005, and as President and Chief Executive Officer from November 2000 to September 2005. He also serves as a director of Terex Corporation, National Retail Properties and ITT Corporation. From January 2007 until August 2008 he served as Non-Executive Chairman and board member of the James Hardie NV Board of Directors. He previously served as a director of EnPro Industries, Inc. for several years and retired from that board in December 2011.

Over his career, Mr. DeFosset held significant leadership positions in major multinational corporations, including Dura Automotive Systems, Inc., Navistar International Corporation and AlliedSignal, Inc. Mr. DeFosset has an Industrial Engineering degree from Purdue University and a Master of Business Administration degree from Harvard University. Mr. DeFosset is active in civic and charitable affairs. He serves on Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” At Terex Corporation, Mr. DeFosset chairs the Audit Committee and serves on the Compensation Committee. At National Retail Properties, he serves on the Compensation Committee and chairs the Governance and Nominating Committee. At ITT Corporation, Mr. DeFosset serves on the Compensation and Personnel Committee and the Nominating and Governance Committee. He also served on the Audit and Risk Management, Compensation and Human Resources, and Nominating and Corporate Governance Committees of EnPro Industries, Inc. Having served as Chairman, Chief Executive Officer and President of Walter Industries, Inc., Mr. DeFosset brings extensive management and business experience to our Board as well as a deep understanding of complex issues concerning public companies. Mr. DeFosset is also able to draw upon his knowledge of the mortgage industry acquired during his tenure at Walter Industries, Inc. His service on the boards of directors of a variety of large public companies further augments his experience. All of this makes him well qualified to be a member of Regions’ Board.

Eric C. Fast

Mr. Fast, 63, has been a Director since 2010. He has served as the Chief
Executive Officer for Crane Co., a diversified manufacturer of engineered industrial products, since 2001, and served as President from 1999 through
January 28, 2013. Since 1999 he has served as a member of the board of directors of Crane Co. Mr. Fast also serves on the board of directors of Automatic Data
Processing, Inc. and the privately-held National Integrity Life Insurance
Company.

Prior to joining Crane, Mr. Fast worked for Salomon Brothers and later Salomon
Smith Barney, where he ultimately was co-head of Global Investment Banking and a member of the firm’s Management Committee. He previously served as
Treasurer of MacMillan Inc. and began his career as a commercial lending officer at Bank of New York. He earned a political science degree from the
University of North Carolina, Chapel Hill and received a Master of Business
Administration in Finance degree from the New York University Graduate
School of Business. He currently serves as Chair of the Audit Committee of
Automatic Data Processing, Inc. and a member of the Audit Committee at the privately-held National Integrity Life Insurance Company. Mr. Fast brings extensive management and business experience to our Board as well as a deep understanding of complex issues concerning public companies. His service as
President and Chief Executive Officer of a large public company further augments his experience. All of this makes him well qualified to be a member of
Regions’ Board.

O. B. Grayson Hall, Jr.

Mr. Hall, 55, has been a Director since 2008 and President and Chief Executive
Officer of Regions and Regions Bank since April 1, 2010. From October 2009 through March 2010, he served as President and Chief Operating Officer of
Regions and Regions Bank. From December 2008 to October 2009, he served as
Vice Chairman and Head of the General Banking Group of Regions and Regions
Bank. He was previously the Senior Executive Vice President, General Banking
Group of Regions and Regions Bank. Mr. Hall also serves as a director of Zep,
Inc.

Mr. Hall’s banking career started in 1980 as a participant in the management trainee program at AmSouth, which merged with Regions in 2006. He has served in roles of increasing responsibility including head of the Operations and
Technology Group from 1993 to 2004 and manager of all lines of business from
2005 to 2006. Mr. Hall was named head of the General Banking Group in 2006 and in 2008 was elected Vice Chairman and a member of the Board of Regions.
The General Banking Group included all banking offices across Regions’ 16-
state footprint. His responsibilities also included oversight of several key divisions of the Company. In October 2009 the Board named him President, and, in December 2009, the Board named him Chief Executive Officer effective
April 1, 2010. In addition to a Bachelor’s degree in Economics from The
University of the South and a Master’s degree in Business Administration from
The University of Alabama, Mr. Hall is a graduate of the Stonier School of
Banking. Mr. Hall is active in several civic and leadership organizations. At Zep,
Inc., Mr. Hall serves on the Compensation Committee and the Nominating and
Corporate Governance Committee. Mr. Hall’s knowledge of all areas of the
Company, together with his years of experience in banking, make him well qualified to be a member of Regions’ Board.

John D. Johns

Mr. Johns, 61, has been a Director since October 2011. Since 2003, Mr. Johns has served as the Chairman, President and Chief Executive Officer of Protective
Life Corporation, a holding company whose subsidiaries provide insurance and other financial services. Mr. Johns also serves as a director of Genuine Parts
Company and Alabama Power Company, a wholly-owned subsidiary of The
Southern Company. Alabama Power Company has no publicly traded common stock. Mr. Johns previously served as a director of Alabama National
Bancorporation and John Harland Corporation.

Mr. Johns graduated from the University of Alabama and received his Masters of
Business Administration degree and Juris Doctorate degree from Harvard
University. Prior to joining Protective in 1993, he was Executive Vice President and General Counsel at Sonat, Inc. from 1988 to 1993 and a founding partner of the Birmingham-based law firm of Maynard, Cooper & Gale from 1984 to 1988.
At Genuine Parts Company, Mr. Johns serves on the Compensation, Nominating and Governance Committee. Mr. Johns’ background and long experience as a senior executive of a large insurance corporation, his extensive exposure to complex financial issues at large public companies, his leadership in other business, economic development, civic, educational, and not-for-profit organizations, and his seasoned business judgment are valuable to the Company’s
Board and makes him well qualified to be a member of Regions’ Board.

Charles D. McCrary

Mr. McCrary, 61, has been a Director since 2001. He has served as the President and Chief Executive Officer of Alabama Power Company, a public utility providing electricity to over one million customers, since 2001. He also serves as a director of Protective Life Corporation and Alabama Power Company, a
wholly-owned subsidiary of The Southern Company. Alabama Power Company has no publicly traded common stock.

Mr. McCrary holds an engineering degree from Auburn University and a law degree. Since beginning his career with Alabama Power over 30 years ago, he has held various positions of increasing responsibility within Southern Company, the parent company of Alabama Power. Mr. McCrary is active in civic, educational and charitable affairs and currently serves as Chairman of the
Economic Development Partnership of Alabama. Mr. McCrary serves on
Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” In February 2013, the Board named Mr. McCrary as the new
Nominating and Corporate Governance Committee Chairperson, effective
May 16, 2013, and he will become Regions’ Lead Independent Director at that time. Mr. McCrary serves on the Corporate Governance and Nominating
Committee and Finance and Investments Committee at Protective Life
Corporation. He also serves on the board of privately-held Mercedes-Benz U.S.
International, Inc. As President and Chief Executive Officer of Alabama Power
Company and a director of Protective Life Corporation, Mr. McCrary brings a valuable understanding of issues that are unique to a company in a regulated industry. Mr. McCrary’s depth of knowledge and experience running a regulated company as well as his other experience make him well qualified to be a member of Regions’ Board.

James R. Malone

Mr. Malone, 70, has been a Director since 1994. He is the founding and Managing Partner of Qorval LLC, a financial and business restructuring, consulting and advisory firm. As such, he has been CEO of five Fortune 500 companies in as many different industries. Mr. Malone is also founder and partner in Boyne Capital Partners, LLC, a private equity investment firm. Mr. Malone also serves as a director of Ametek, Inc.

Mr. Malone earned his Bachelor of Science degree from Indiana University and attended Northwestern University’s Kellogg School of Management and its Institute in International Management in Burgenstock, Switzerland. He previously served as Chairman of the board of directors for the nation’s third largest underwriter of property insurance, Citizens Property Insurance Corporation, created by the Florida Legislature in 2002 as the state’s property insurer of last resort. Mr. Malone is also active in civic organizations. He now serves as Chairman of Regions’ Compensation Committee. He serves on the Audit, Compensation and Corporate Governance Committees at Ametek, Inc. Mr. Malone is an experienced leader whose numerous management positions have provided him with an abundance of skills in handling complex financial issues, all of which makes him well qualified to be a member of Regions’ Board.

Ruth Ann Marshall

Ms. Marshall, 58, has been a Director since August 2011. Ms. Marshall is retired from MasterCard where she served as President of The Americas, MasterCard International, Inc. from 2004 to 2006 and as President, MasterCard North America from 2000 to 2004. She also serves as a director of ConAgra Foods, Inc., Global Payments, Inc. and the privately-held Pella Corporation and Trustwave Holdings Inc.

Ms. Marshall earned her bachelor’s and master’s degrees from Southern Methodist University in Dallas. At MasterCard, she was responsible for building all aspects of MasterCard’s issuance and acceptance business in the United States, Canada, Latin America and the Caribbean. Prior to joining MasterCard International in 1999, Ms. Marshall served as Group Executive President of two electronic payment service companies, MAC Regional Network and Buypass Corporation. Upon acquisition of these companies by Concord EFS, she became Senior Executive Vice President of the combined companies, where she oversaw marketing, account management, customer service and product development. Ms. Marshall started her career at IBM, where, over 18 years, she served in managerial and executive positions. In 2004 and 2005, Ms. Marshall was selected by Forbes.com as one of the World’s 100 Most Powerful Women. At ConAgra Foods, Inc., Ms. Marshall serves on the Human Resources Committee and the Nominating, Corporate Governance and Public Affairs Committee. At Global Payments, Inc., she serves on the Compensation Committee and the Governance, Nominating and Risk Oversight Committee. She chairs the Human Resources and Compensation Committee at the privately-held Pella Corporation. Ms. Marshall’s background and broad marketing, account management, customer service and product development experience as well as significant domestic and international experience in growing business at MasterCard and her service as a director for other publicly traded companies all make her well qualified to be a member of Regions’ Board.

Susan W. Matlock

Ms. Matlock, 66, has been a Director since 2002. She is President and Chief Executive Officer of Innovation Depot, Inc., an emerging business incubation center in Birmingham, Alabama. Innovation Depot is a business incubation program that assists in the development of emerging biotechnology/life sciences, information technology and service businesses.

Ms. Matlock served for nine years on the board of managers of Ascension Health Ventures, a fund that invests in healthcare innovative businesses, and currently serves on the board of directors of Blue Cross/Blue Shield of Alabama. Ms. Matlock serves on the board of, and is active in, various civic, educational and leadership organizations and was past Chairman of the National Business Incubation Association and founding Chairman of the Alabama Business Incubation Network.

Ms. Matlock began her career as a banker, lending to small businesses and consumers. She has been recognized by the U.S. Small Business Administration as the Financial Services Advocate of the Year for the State of Alabama. Ms. Matlock earned a Masters in Public Administration degree from the University of Alabama at Birmingham and completed an Executive in Residence Program at Harvard Business School. She was named as one of the “Top 25 Most Influential People in the Southeast Technology Community” by TechJournal South in late 2007. Ms. Matlock’s expertise in technology and healthcare entrepreneurship and innovation, combined with her other experience, makes her well qualified to be a member of Regions’ Board.

John E. Maupin, Jr.

Dr. Maupin, 66, has been a Director since 2007. He has served as the President of Morehouse School of Medicine since 2006. Dr. Maupin also serves as a director for LifePoint Hospitals, Inc., VALIC Company I and II, a group retirement mutual fund complex, and HealthSouth Corporation.

Dr. Maupin attended San Jose State College and received his Doctor of Dental Surgery degree from Meharry Medical College in the School of Dentistry, and a Master of Business Administration degree from Loyola College. Dr. Maupin retired from the U.S. Army Reserves Dental Corps in 1997 with over 28 years of service with the rank of lieutenant colonel. Dr. Maupin has more than 30 years of experience in health-care administration, public health and academic medicine. Prior to becoming the President of Morehouse School of Medicine in 2006, he was the President of Meharry Medical College. His career includes over 15 years serving as a chief executive officer and five years as a chief operating officer. Dr. Maupin is a former director of Pinnacle Financial Partners, Inc., a bank holding company, and Monarch Dental Corporation, a dental care management company. He is past president of the National Dental Association and has participated as a member of numerous state and national healthcare task forces, scientific panels and advisory councils. Dr. Maupin is actively engaged in community service and has received numerous honors and awards. At HealthSouth Corporation, Dr. Maupin serves as Chair of the Nominating/Corporate Governance Committee and as a member of the Corporate Compliance and Quality of Care Committee. At Life Point Hospitals, Inc., he serves on the Audit and Compliance Committee, Compensation Committee, Quality Committee and as Chair of the Corporate Governance and Nominating Committee. At Valic Company I and II, Dr. Maupin serves on the Audit Committee and Governance Committee. Dr. Maupin’s extensive managerial responsibilities and insight gained from his broad range of experience make him well qualified to be a member of Regions’ Board.

John R. Roberts

Mr. Roberts, 71, has been a Director since 2001. He is the retired Managing Partner, Mid-South Region, of Arthur Andersen LLP, a certified public accounting firm, a position he held from 1993 through 1998. Mr. Roberts is currently a director of Energizer Holdings, Inc. and serves on Energizer’s Audit Committee and Nominating and Executive Compensation Committee. He is also currently a director of Centene Corporation where he serves on the Audit Committee.

Mr. Roberts received his Bachelor of Science in Accountancy from the University of Alabama and completed the executive education program of Washington University. He was a member of the Board of Directors of Union Planters Corporation which merged with Regions in 2004. His 35-year career at Arthur Andersen included management responsibilities and service as engagement partner on a number of large public companies, including, among others, ITT Financial Corporation, General Dynamics Corporation and Federal Express Corporation. Mr. Roberts is currently active in several civic and leadership groups. He serves as Chairman of Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” Mr. Roberts’ experience in management and public accounting during his 35 years at Arthur Andersen, as well as his service as a director and Chairman of the Audit Committee on the Boards of Energizer Holdings, Inc. and Centene Corporation, provide him with an abundance of experience in dealing with financial and accounting matters, and make him well qualified to be a member of Regions’ Board.

Lee J. Styslinger III

Mr. Styslinger, 52, has been a Director since 2003 and serves as the Chairman and Chief Executive Officer of Altec, Inc., a leading equipment and service provider for the electric utility, telecommunications and contractor markets. Altec provides products and services in over 100 countries. He also serves on the board of Vulcan Materials Company.

Mr. Styslinger received his Bachelor of Arts degree from Northwestern University and earned a Master of Business Administration degree from Harvard University. He actively serves on the boards of many educational, civic and leadership organizations, including Harvard Business School, National Association of Manufacturers and Northwestern University College of Arts and Sciences. He was appointed to the President’s Export Council advising the President of the United States on international trade policy from 2006-2008. Mr. Styslinger serves on Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” As Chairman and Chief Executive Officer of Altec, Inc., Mr. Styslinger brings a wealth of management and business experience running a large company in today’s global market. All of this makes him well qualified to be a member of Regions’ Board.

The Board of Directors

Board Structure and Committee Composition

The full Board met 14 times during 2012. As of the date of this proxy statement, our Board has 16 Directors and the following standing committees to assist it in carrying out its work: Audit, Compensation, Nominating and Corporate Governance, and Risk. Each of these committees has its own charter. Regions’ Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters for each of our standing Board committees are available on Regions website at www.regions.com in the Corporate Governance section of Investor Relations.

Board Leadership Structure

In accordance with NYSE listing standards and the Corporate Governance Principles, a majority of our directors are required to be independent from management. The Board is presently composed of 16 Directors, 14 of whom are independent. All Board committees are chaired by independent Directors. Additionally, all of the members of the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee are independent. Our Executive Officers benefit from the extensive leadership experience of the Board. In addition to extensive leadership experience managing large organizations, both public and private, many of our Directors have experience in areas such as corporate governance, strategic planning, information technology, business risk assessment and financial modeling.

In December 2009, the Board elected then President and Chief Operating Officer, O. B. Grayson Hall, Jr. as President and Chief Executive Officer and Earnest W. Deavenport, Jr., then Lead Independent Director of Regions, as Non-Executive Chairman of the Board, both to be effective April 1, 2010 to coincide with the retirement of the prior Chairman and Chief Executive Officer. The Board believed this was the appropriate leadership structure for Regions given the transition in executive management and the continuing challenges faced by financial services companies. Mr. Deavenport has served as Non-Executive Chairman of the Board since April 1, 2010. The Board determined that Mr. Deavenport should be asked to stand for re-election at each of the 2010, 2011 and 2012 annual meetings notwithstanding provisions regarding retirement at age 72 in the Corporate Governance Principles.

The Board periodically considers its leadership structure in conjunction with its Nominating and Corporate Governance Committee. Mr. Deavenport has indicated his desire to retire from the Board on the eve of the 2013 annual meeting. The Board believes that Regions will be well-served by combining the Chief Executive Officer and Chairman positions, complemented by an effective Lead Independent Director. The Board believes that Regions will benefit from having a single person setting the tone and direction for Regions, and having primary responsibility for managing its operations, while allowing the Board to carry out its oversight responsibilities with the full involvement of each independent Director. In February 2013, the Board elected Mr. Hall, our current President and Chief Executive Officer, to also be the Chairman of the Board, effective at the 2013 Annual Meeting.

The Board believes that combining the Chairman and CEO positions is the appropriate leadership structure for the Company at this time. This combination will effectively utilize Mr. Hall’s extensive experience and knowledge regarding the Company and provides for efficient leadership of our Board and Company. Mr. Hall has more than 30 years experience with the Company and has been CEO for almost three years, completing the transition in executive management. The Company is now profitable and has met a number of challenges over the last several years. Regions is a large financial institution and Mr. Hall, with over 32 years of banking experience, including service on the Board of Directors since 2008, and service as President since October 2009, has the knowledge, expertise and experience to understand and clearly articulate to the Board the opportunities and challenges facing Regions, as well as the leadership and management skills to promote and execute Regions’ values and strategies. Mr. Hall’s service as Chairman will provide clarity of leadership and will effectively allow the Company to present its vision and strategy in a unified voice.

Also in February 2013, the Board, in connection with Mr. Deavenport’s planned retirement from the Board at the eve of the 2013 Annual Meeting, named Director Charles D. McCrary as the new Nominating and Corporate Governance Committee Chairperson effective May 16, 2013. Mr. McCrary will also become the Lead Independent Director. Mr. McCrary has been a member of the Board of Directors since 2001 and has served as a member of Regions Nominating and Corporate Governance Committee since 2006. Under the Corporate Governance Principles, unless there is an Independent Non-Executive Chairman of the Board, the Chairperson of the Nominating and Corporate Governance Committee, who must be “independent” under the rules of the NYSE and elected by and from the independent Board members, serves as the Lead Independent Director for the Board. The Lead Independent Director’s responsibilities and duties include:

•	Presides at Board meetings when the Chairman is not present;

•	Establishes the agenda and presides at executive sessions of the non-management and independent Directors;

•

Acts as a liaison and facilitates communication between the Chairman of the Board and the non-management and independent Directors (provided, however, that each Director will also be afforded direct and complete access to the Chairman of the Board at any time as such Director deems necessary or appropriate);

•	Approves information sent to the Board;

•	Approves meeting agendas for the Board;

•	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Coordinates the activities of the non-management and independent Directors including the authority to call meetings of non-management and independent Directors;

•	If requested by major stockholders, ensures that he or she is available for consultation and direct communication;

•	Communicates, as appropriate, with our regulators;

•	Regularly communicates with our Chairman on a variety of issues including business strategy and succession planning;

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Maintains close contact with the Chairperson of each standing committee of the Board, i.e., Compensation, Audit and Risk, and serves as an ex-officio member of each committee where he/she is not a member;

•	Assists the Committee Chairpersons in the establishment of committee agendas and schedules;

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As Chairman of the Nominating and Corporate Governance Committee, provides input, as needed, into the assessment of the Board committees effectiveness, structure, organization and charters, and the evaluation of the need for changes; and

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With the Nominating and Corporate Governance Committee, coordinates the performance of the annual Board and Committees self-evaluation and the evaluation of the Chairman and Chief Executive Officer by the Compensation Committee.

Board’s Role in the Risk Management Process

The Board oversees the management of risk through the Risk Committee, with guidance from the Audit Committee on major financial risks, while the Compensation Committee oversees risk as it relates to compensation matters. The Board formally establishes the Risk Appetite Statement.

The Risk Committee oversees Regions’ general risk management with a focus on Regions’ major risks, including emerging risks. The Risk Committee consists of a minimum of three outside members of the Board. Members of the Risk Committee are appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and serve at the Board’s discretion. The categories of risk overseen by the

Risk Committee include legal risk, reputation risk, liquidity risk, credit risk, market risk, regulatory risk, compliance risk and operational risk, including emerging risks. In addition, the Risk Committee has primary responsibility for overseeing enterprise risk management. The Risk Committee is required to meet at least quarterly or more frequently if it deems necessary. The Risk Committee receives information from Regions Risk Management Group and others and recommends the actions or steps to be taken as it deems appropriate. The Risk Committee reports to the Board with respect to any notable risk management issues and coordinates with other Board and management level committees as necessary. In addition, the Risk Committee, along with the Chief Risk Officer, oversees the Risk Management Group’s responsibilities, budget and staffing. In carrying out its duties, the Risk Committee is authorized to select, retain, terminate and approve fees and other retention terms of independent legal, accounting or other advisors as it deems appropriate, without seeking approval of management or the Board.

The Audit Committee also reviews the guidelines and policies by which risk management and risk assessment are undertaken with respect to Regions major financial exposures. The Audit Committee discusses these major financial exposures, as well as steps taken to monitor and control such exposures, with Regions management.

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s employee and executive compensation programs, whether these programs encourage unnecessary or excessive risk taking that could threaten the value of or have a material adverse effect on Regions and has concluded that they do not. Like the Risk Committee, the Compensation Committee also receives information from Regions’ Risk Management Group and, in particular, Regions’ senior risk officers.

Board Committees

Regions has four standing Board committees that meet regularly and additionally as needed. Information about each committee follows.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “NCG Committee”), which held five meetings during 2012, currently consists of Earnest W. Deavenport, Jr., Chair, David J. Cooper, Sr., Ruth Ann Marshall, John E. Maupin, Jr. and Charles D. McCrary. As of the annual meeting, Mr. McCrary will become chairperson of the NCG Committee.

The role of the NCG Committee is to identify qualified individuals to become Directors and propose nominees for the Board including the current nominees for election at the annual meeting. The NCG Committee also is responsible for overseeing, reviewing, revising and maintaining the corporate governance policies and procedures of Regions, making recommendations to the Board regarding the size, structure and composition of the Board and for coordinating and overseeing the annual self-evaluation process of the Board and each standing committee. The members of the NCG Committee are independent in accordance with the applicable director independence requirements of the NYSE listing standards.

Risk Committee

The Risk Committee, which held six meetings during 2012, currently consists of George W. Bryan, Chair, Samuel W. Bartholomew, Jr., Carolyn H. Byrd, Eric C. Fast, John D. Johns, Susan W. Matlock and John E. Maupin, Jr.

The role of the Risk Committee is to assist the Board in overseeing, and receiving information regarding, our policies, procedures and practices relating to the various types of risks to which Regions is exposed. For more information, see “Board’s Role in the Risk Management Process” above.

Compensation Committee

The Compensation Committee, which held eight meetings during 2012, currently consists of James R. Malone, Chair, David J. Cooper, Sr., Don DeFosset, Eric C. Fast, Susan W. Matlock and Lee J. Styslinger III. The members of the Compensation Committee are independent in accordance with the applicable director independence requirements of the NYSE listing standards.

For a description of the organization and operation of the Compensation Committee, see the “Compensation Discussion and Analysis” section of this proxy statement.

Audit Committee

The Audit Committee, which held eight meetings in 2012, currently consists of John R. Roberts, Chair, Carolyn H. Byrd, Don DeFosset, Ruth Ann Marshall, Charles D. McCrary and Lee J. Styslinger III. Committee members satisfy the applicable independence requirements of the NYSE listing standards, rules of the SEC and Regions Audit Committee Charter.

The principal duties of the Audit Committee include engaging and monitoring the performance of Regions’ independent registered public accounting firm, reviewing with Regions’ independent public accounting firm the planning and results of the auditing engagement, reviewing the activities and recommendations of Regions’ internal auditors, reviewing the adequacy of internal accounting and financial reporting controls, reviewing Regions’ audited and unaudited financial reports and related public disclosures, and monitoring Regions’ compliance with legal and regulatory requirements. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting.

Audit Committee Financial Experts

The Board believes that all of the members of the Audit Committee have accounting or related financial management expertise under the rules of the NYSE and that the following members qualify as audit committee financial experts within the meaning of the rules of the SEC: Ms. Byrd and Messrs. DeFosset, McCrary, Roberts and Styslinger. In addition, all Audit Committee members are financially literate, as required by NYSE listing standards, and all members meet the additional criteria for independence of audit committee members as set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Accounting or Audit-Related Complaints

The Audit Committee has established procedures for the receipt, retention and evaluation of complaints and submissions concerning accounting and audit-related matters, the features of which include insulation from management, safeguards for protecting anonymity and confidentiality of associate submissions, alternative methods for submissions, dedication of resources for investigations and the recording and preservation of findings. The procedures are administered by the Audit Committee and a limited number of individuals in Regions’ corporate security, risk, legal and internal audit areas. Regions has effectively notified its associates that the procedures are in place and how to direct a complaint or submission. Any interested party may communicate concerns regarding accounting, internal accounting controls or auditing matters directly to the attention of the Audit Committee as follows:

Regions Financial Corporation

Attention: Audit Committee Chairman

c/o Office of the Corporate Secretary

1900 Fifth Avenue North

Birmingham, Alabama 35203

Director Nomination Process, Board Membership Criteria and Board Diversity

The NCG Committee is charged with identifying and reviewing individuals believed to be qualified to become board members for recommendation to the Board. The NCG Committee will consider and assess candidates consistent with criteria established by the Board and set forth in the Corporate Governance Principles. The NCG Committee will consider all pertinent issues and factors bearing on the qualifications of candidates in light of such criteria. The NCG Committee may from time to time use its authority under its charter to retain a professional search firm to identify candidates. The Committee did not engage a professional search firm to assist in compiling information concerning potential Director nominees during 2012.

The Corporate Governance Principles affirm that the Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity, such that the Board will maintain an appropriate mix of skills and characteristics to meet the needs of the Company. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the Board and management, regardless of gender or race. There is no formal process for implementing this policy. However, the Board performs an annual self-evaluation and board diversity is part of the evaluation about which each Director is asked to make an assessment. In addition to the items specified in the Corporate Governance Principles, the NCG Committee also considers the technical and professional skills that these leaders possessed while achieving their leadership roles. Such skills may include, but are not limited to, corporate governance, strategic planning, financial, information technology, business risk assessment, financial modeling, marketing, real estate, regulatory, international, human resources and legal.

Regions’ By-Laws provide that a stockholder may nominate a candidate for Director and establish the procedures and requirements for such a nomination. In general, a stockholder must submit to the Corporate Secretary a notice of the nomination not less than 120 days prior to the anniversary of the date of the previous year’s proxy statement. The notice must be accompanied by all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.

It is the current policy and practice of the Committee to evaluate any qualified candidate for Director under the applicable criteria without regard to the source of the recommendation of the candidate. A stockholder who desires to recommend a candidate for Director should follow the procedure set forth in our By-Laws as described above.

All of the nominees for Directors being voted upon at the annual meeting are Directors standing for re-election.

Director Election by Majority Vote

Under our By-Laws, each of the 14 nominees for Director will be elected if a majority of the votes cast at the annual meeting at which a quorum is present are voted in favor of the Director. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee. Shares voting “Abstain” and broker non-votes will have no effect on the election. Under the Corporate Governance Principles, an incumbent Director nominee who fails to receive a majority of the votes cast with respect to the election of the incumbent Director nominee must submit his or her resignation. The NCG Committee will consider the resignation and any factors they deem relevant in deciding whether to accept the resignation, and recommend to the Board the action to be taken. The Director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. The Board will take action within 90 days following certification of the stockholder vote unless such action would cause Regions to fail to comply with requirements of the NYSE or of the securities laws in which event Regions will take action as promptly as practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore in a Form 8-K filed with the SEC. If the resignation is not accepted, the Director will continue to serve until the next annual meeting and until the Director’s successor is duly elected and qualified.

Director Attendance

In 2012, all incumbent Directors attended at least 75% of the aggregate of the meetings held by the Board and by Committees of which they were members. In addition, in 2012, Mr. Deavenport attended a majority of the meetings of the Board Committees of which he was not a member.

Director Attendance at the Annual Meeting

It is our policy that Directors attend the annual meeting of stockholders. Thirteen Directors attended the Regions 2012 annual meeting in person and the remaining three Directors participated telephonically.

Meetings of Independent Directors

All Directors and then the independent Directors meet in executive sessions at each regular meeting of the Board, and are offered the opportunity to meet in executive sessions at regularly scheduled update conference call meetings held by the Board. These executive sessions provide the opportunity for discussion of compensation, succession planning and other sensitive topics. Typically, the Board will meet in full executive session, followed by an executive session of independent Directors. Regions’ independent Directors met five times in 2012 in executive session without any management Directors present. The non-management Directors met in executive session 12 times in 2012. As the Non-Executive Chairman of the Board, Mr. Deavenport presided over these executive sessions.

Director Independence

The Board has reviewed the relationships between Directors and Regions in light of the applicable independence standards of the NYSE and the description of relationships and transactions contained in the Corporate Governance Principles that would not be considered to impair a Directors’ exercise of independent judgment or compromise the oversight role that an independent Director of Regions is expected to perform, and therefore presumptively are not material. The purpose of the review was to determine whether any Director, either directly or indirectly, has a material relationship with Regions that would preclude the Director from being independent. As a result of the review, the Board has affirmatively determined that each Director is an independent Director, other than O. B. Grayson Hall, Jr., President and Chief Executive Officer, and Samuel W. Bartholomew, Jr., who is Of Counsel at the law firm of Adams and Reese LLP, which Regions engages for the performance of legal services and proposes to engage in the future. Mr. Bartholomew retires at the eve of the 2013 Annual Meeting and is not standing for re-election.

The following-named current Directors have been determined by the Board to be independent:

George W. Bryan	Charles D. McCrary
Carolyn H. Byrd	James R. Malone
David J. Cooper, Sr.	Ruth Ann Marshall
Earnest W. Deavenport, Jr.	Susan W. Matlock
Don DeFosset	John E. Maupin, Jr.
Eric C. Fast	John R. Roberts
John D. Johns	Lee J. Styslinger III

Mr. Deavenport is retiring at the eve of the 2013 Annual Meeting and is not standing for re-election.

In the process and at the time of evaluating the independence of Directors, the Board considered all relevant transactions, relationships and arrangements. Specifically, the Board considered transactions and relationships of the following categories or types:

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All of the Directors except Ms. Byrd, Mr. DeFosset and Mr. Fast, either individually or through an affiliated entity, having a customer relationship with Regions, such as a deposit, brokerage, trust or other financial services relationships in the ordinary course of Regions banking and/or brokerage business, on terms and conditions not more favorable than those afforded by Regions or its subsidiaries to other similarly situated customers.

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Directors Bryan, Cooper, Deavenport, Johns, McCrary, Malone, Matlock, Roberts and Styslinger, either individually or through an affiliated entity, having bank loans from Regions or its subsidiaries on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans by Regions or its subsidiaries to unrelated persons, and involving no more than the normal risk of collectibility and no other unfavorable features.

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Directors Bryan, Byrd, Cooper, Deavenport, DeFosset, Johns, McCrary, Malone, Matlock, Maupin and Styslinger serving solely as a member of the Board of Directors of a charitable organization to which Regions or its subsidiaries made charitable contributions of less than the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues in any of 2010, 2011 or 2012.

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Ms. Byrd serving as an outside Director of Freddie Mac. The revenue Regions or its subsidiaries receives from servicing loans for Freddie Mac is not a material portion of Regions total revenues. Additionally, Regions or its subsidiaries are not dependent solely on Freddie Mac as a purchaser of loans.

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During a portion of 2012, Mr. Cooper’s son-in-law being a non-executive employee of Morgan Keegan & Company, Inc. On April 2, 2012, Regions finalized the sale of Morgan Keegan & Company, Inc. and related affiliates, to Raymond James International, Inc.

•	Mr. Deavenport’s son being a non-executive employee of Regions Bank in the capacity of community banker.

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Dr. Maupin serving as Chairman of the Board of Directors of Regions Community Development Corporation, a non-profit corporation sponsored by Regions dedicated to providing technical assistance for affordable housing, small business and community development initiatives.

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Mr. Johns serving as Chairman, President and Chief Executive Officer of Protective Life Corporation, a publicly traded life insurance company located in Birmingham, Alabama. The Nominating and Corporate Governance Committee and the Board of Directors have determined that the relationships between Regions and Protective Life Corporation would not impair Mr. Johns’ independence given that the transactions are deemed not material to Protective in light of its annual income or gross revenues, being less than 0.05% in 2012, and well below 2% of Protective’s consolidated gross revenues, the transactions are deemed not material to Regions in light of its annual income or gross revenues, the transactions were conducted at arms’ length in the ordinary course of business of each party to the transactions, the relationship is deemed not material to Mr. Johns as Chairman, President and Chief Executive Officer of Protective, Mr. Johns is deemed not to have a personal stake in the transactions, Mr. Johns was not involved in the negotiations or discussions leading to the transactions, and the transactions are typical of transactions that Protective conducts with other financial institutions.

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Mr. Cooper, Mr. Johns and Mr. McCrary also serve on the board of directors of Alabama Power Company (a subsidiary of The Southern Company), where Mr. McCrary is the President and Chief Executive Officer. Mr. Johns and Mr. McCrary also serve on the board of directors of Protective Life Corporation, where Mr. Johns is the Chairman, President and Chief Executive Officer. Mr. C. Dowd Ritter, the father of Regions Executive Officer William D. Ritter, serves on the board of directors of Alabama Power Company and Protective Life Corporation.

In each case the Board concluded, in light of the applicable independence standards of the NYSE and the description of relationships and transactions contained in the Corporate Governance Principles that would not be considered to impair a Directors’ exercise of independent judgment or compromise the oversight role that an independent Director of Regions is expected to perform, and therefore presumptively are not material, that the transaction or relationship does not rise to the level such that it could reasonably be deemed to impair the Director’s exercise of independent judgment and autonomy in carrying out the duties and responsibilities of a Director.

Relationship of Compensation Policies and Practices to Risk Management

Regions has long adhered to compensation policies and practices that are designed to support a strong risk management culture.

While we cannot avoid risk, the successful execution of our strategy requires effective management of the risks we decide to take. Our risks may be generated from external or internal sources, and may or may not be within our control. We do not attempt to eliminate all risk, but rather understand, assess and manage the risk. We want our decisions to reflect a defined risk appetite and a moderate risk profile. It is our responsibility to establish an enterprise risk management framework that facilitates risk management for the benefit of our stockholders.

As we describe in our Compensation Discussion and Analysis, we attempt to align how we manage risk with how we compensate associates. The process of limiting risk starts with the Board in setting the risk appetite for the Company and establishing policies and implementing appropriate limits. Strategic business plans are developed for each line of business and division of the Company, and these plans recognize and account for the risk tolerances supported by the Board. Compensation policies and plans are then designed and periodically reviewed and revised to ensure that they continue to support the strategic direction for the Company.

Consistent with effective risk management principles, base salaries of associates are competitive and represent a significant portion of the compensation of all associates and, therefore, do not encourage excessive risk taking in order to increase compensation levels. Variable compensation payments are made to many, if not most, associates within the Company, and provide an important tool to motivate associates to excel at executing our business plans. However, variable incentive policies and plans by design are aimed at aligning long-term associate and stockholder interests and overall represent a small percentage of total revenue. Compensation decisions also rely on discretion to consider other factors, such as effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.

As further discussed in our Compensation Discussion and Analysis, our Compensation Committee continues to monitor the effect changes in the economic environment have on our existing risk management practices and during 2012 made changes to our policies and programs that further support effective risk management. In addition to other controls, the Compensation Committee has recently introduced changes that:

•	Strengthen clawback provisions,

•	Prohibit hedging strategies related to the ownership stakes our key associates have in Regions,

•	Ensure that long-term compensation awards are subject to substantial future performance requirements, and

•	Strengthen our governance process surrounding the administration of our incentive compensation programs.

As more fully described immediately following the Compensation Discussion and Analysis, Regions’ Compensation Committee oversees our compensation practices, and meets on a periodic and regular basis with Regions’ senior risk officers to review incentive compensation arrangements for employee compensation plans in order to identify any features that might encourage unnecessary and excessive risk-taking or manipulation of earnings. Based on our approach to enterprise risk management, including the comprehensive risk review of our incentive compensation plans, our risk assessments for significant businesses and staff functions, and the continued emphasis on incorporating risk mitigating practices and performance requirements within our compensation programs, we believe that the risks arising from our compensation plans, policies, and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Consultant Disclosure

During 2012, the Compensation Committee of the Board retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) to provide advice and information regarding the design and implementation of our executive compensation programs. Cook is a nationally recognized compensation consulting firm that works exclusively for the Compensation Committee. The duties and services provided by Cook are more fully described in the Compensation Discussion and Analysis section of this proxy statement.

It is the Compensation Committee’s view that its compensation consultant and any other advisors should be able to render candid and direct advice independent of management’s influence, and numerous steps have been taken to satisfy this objective. In December 2012, the Compensation Committee considered the independence of Cook & Co. in light of new SEC rules and NYSE listing standards. The Compensation Committee requested and received a letter from Cook & Co. addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy called the “Related Person Transactions Policy”. This policy provides a mechanism for the identification, evaluation, and approval or disapproval of significant transactions involving Regions and persons related to Regions as described below.

For purposes of the policy, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Regions was, is or will be a participant and the amount involved exceeds $120,000 in any fiscal year, and in which any related person had, has or will have a direct or indirect material interest. The category of related persons consists generally of Regions’ Directors, Director nominees and executive officers, any person or entity who is known to be the beneficial owner of more than 5% of any class of Regions voting securities, and immediate family members of any of the foregoing persons, and “associated entities” of the foregoing persons. For the purpose of evaluating under the policy whether a related person has an indirect material interest in a transaction, an “associated entity” of a related person means a firm, corporation, or other organization in which the related person holds an executive officer or other executive managerial position, in which the related person owns a 10% or greater equity interest or that engages in a transaction or series of transactions with Regions and the related person receives a measurable financial benefit resulting from the transaction(s). Certain types of transactions are excluded from the category of related persons transactions and are not subject to the policy even if the amount exceeds $120,000. For example, a related person transaction does not include any transaction that involves services of a public utility at rates or charges fixed in conformity with law or governmental authority.

Each Director and executive officer is required to provide the General Counsel, and periodically update, the identification of his or her immediate family members, the affiliated entities of his or her immediate family members, and additional information elicited for administration of the policy. The General Counsel maintains a master list of related persons and affiliated entities, and distributes it to the heads of various units within Regions and to the areas of accounts payable and accounts receivable, who will use the information to identify potential related person transactions and to effectuate the policy.

Any related person transaction is subject to either advance notification procedures (if identified in advance) or ratification procedures. In either case, the related person must provide to the General Counsel notice of the facts and circumstances of the transaction, including: (1) the related person’s relationship to Regions and the person’s interest in the transaction; (2) the significant facts of the potential transaction, including the proposed aggregate value of the transaction without regard to the amount of any profit or loss; (3) the purpose of, and the benefits to Regions of the potential transaction; (4) if applicable, the availability of other sources of comparable products or services; (5) an assessment of whether the potential transaction is on terms that are no less favorable to Regions or are comparable to the terms available to an unrelated third party or to associates generally; and (6) an assessment of whether the potential related person transaction is consistent with the Code of Business Conduct and Ethics. The General Counsel will assess whether the transaction is subject to the policy. If it is determined that the transaction is a related person transaction, it will be submitted to the NCG Committee for consideration at the next NCG Committee meeting or, if it is not practicable to wait until the next NCG Committee meeting, to the NCG Committee’s Chairman for prompt consideration.

The NCG Committee, or the Chairman, will consider the relevant facts and circumstances of the related party transaction, including but not limited to: (1) the benefits to Regions; (2) the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or executive officer; (3) the availability of other sources for comparable products or services; (4) the terms of the transaction; (5) the terms available to unrelated third parties or to associates generally; and (6) whether the potential related person transaction is consistent with the Code of Business Conduct and Ethics. Any Director or executive officer who is or whose family members or affiliated entities are the subject of the related person transaction is not permitted to participate in the review, consideration or approval of the related person transaction.

The NCG Committee, or its Chairman, is authorized to approve or ratify those related person transactions that are in, or are not inconsistent with, the best interests of Regions and its stockholders, and that are consistent with the Code of Business Conduct and Ethics, as the NCG Committee or its Chairman determines in good faith. Other related person transactions should be disapproved by the NCG Committee, or its Chairman, and should not be entered into or continued by Regions. The NCG Committee or its Chairman will report the decision to the General Counsel, who will report the decision to the appropriate Regions personnel.

The policy also grants the NCG Committee the authority to address situations in which a related person transaction subject to the policy is initiated and is disapproved.

The NCG Committee will annually review and consider any previously approved or ratified related person transaction that remains ongoing.

Communications between Stockholders and Other Interested Parties and the Board

The Board has adopted Corporate Governance Principles that address key governance matters of importance, such as Director qualifications and responsibilities, Board committees, Board operations and Director compensation. The Corporate Governance Principles include a mechanism for stockholders and other interested parties to communicate with the Directors. In particular, any interested party who desires to communicate with nonmanagement Directors of Regions may do so by following the instructions provided on the Regions website (www.regions.com) in the Corporate Governance Section of Investor Relations.

Code of Ethics for Senior Financial Officers

The Board has adopted a Code of Ethics for Senior Financial Officers that applies to Regions’ chief executive officer, chief financial officer, principal accounting officer and controller. It may be found on the Regions website (www.regions.com) in the Corporate Governance section of Investor Relations. Regions intends to disclose any amendments or waivers with respect to its Code of Ethics for Senior Financial Officers on its website.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s Directors and associates, including our chief executive officer, chief financial officer, principal accounting officer and controller. It may be found on the Regions website (www.regions.com) in the Corporate Governance section of Investor Relations.

Compensation Committee Interlocks and Insider Participation

Directors who served on Regions Compensation Committee at any time during 2012 were:

James R. Malone, Chairman

David J. Cooper, Sr.

Don DeFosset

Eric C. Fast

John D. Johns

Susan W. Matlock

Lee J. Styslinger III

During 2012, there were no relationships that would create a Compensation Committee interlock as defined under applicable SEC regulations.

Other Transactions

Directors and officers of Regions and beneficial owners of more than 5% of Regions common stock and their associates were customers of, and had transactions with, Regions and our subsidiaries in the ordinary course of business during 2012 and additional transactions may be expected to take place in the ordinary course of business. Included in such transactions are outstanding loans and commitments from Regions Bank, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Director James R. Malone is and has been a principal of financial and business restructuring and consulting firms. Through his association with these firms, Mr. Malone has occasionally served as an executive officer of companies that retain the firm to assist in their financial restructuring, and as part of the restructuring strategy some of these companies file for bankruptcy. Regions does not believe that Mr. Malone’s service as an executive officer with such companies, which arises solely because of his affiliation with the consulting firms, is material to an evaluation of the ability or integrity of Mr. Malone to serve as a Director of Regions.

C. Dowd Ritter is the father of Regions executive officer, William D. Ritter. At the request of Regions on February 22, 2010, C. Dowd Ritter agreed to provide consulting services to Regions for up to five years following his March 31, 2010 retirement as Chief Executive Officer and as a member of Regions’ Board of Directors. In addition to providing the consulting services, Mr. Ritter agreed not to compete with Regions or to solicit any employees of Regions for the duration of the consulting term. Under the consulting agreement, Regions agreed to pay Mr. Ritter fees in the amount of $475,000 for the first year of the consulting term, with fees being reduced annually over the consulting term to $100,000 for the final year of the term.

BlackRock, Inc. and subsidiaries (“BlackRock”) are the beneficial owner of more than 5% of our common stock. In October 2011, Regions entered into an amended and restated agreement (the “BlackRock Agreement”) with BlackRock Financial Management, Inc., a subsidiary of BlackRock, for BlackRock to provide risk management and advisory services for Regions mortgage servicing rights portfolio and their proprietary trading, portfolio management and risk reporting system for Regions investment portfolio. The BlackRock Agreement provides that Regions will pay BlackRock Financial a fee of $2,250,000 per year plus an additional fee depending on the size of the portfolio. Regions paid BlackRock Financial $2,433,476 in 2012. The Regions Financial Corporation Retirement Plan had invested $208 million in BlackRock Funds as of December 31, 2012 and paid investment management fees of $192,601 in 2012. Trust accounts held at Regions Bank have invested approximately $288.6 million in BlackRock sponsored securities. Additionally, in 2012, affiliates of BlackRock paid Regions fees and interest on credit facilities of approximately $683,770. These relationships began before BlackRock became the beneficial owner of more than 5% of Regions’ common stock and are expected to continue.

The Vanguard Group, Inc. and subsidiaries (“Vanguard”) are the beneficial owner of more than 5% of our common stock. Trust accounts held at Regions Bank have invested approximately $608 million in mutual funds offered by Vanguard Group entities. Regions does not receive any revenue share, fees or commissions for client accounts invested in these funds. This relationship began before Vanguard became the beneficial owner of more than 5% of Regions’ common stock and is expected to continue.

AUDIT COMMITTEE REPORT

Regions’ audited financial statements as of and for each of the three years in the period ended December 31, 2012, are included in Regions Annual Report on Form 10-K for the 2012 fiscal year. Regions, acting through its management and Board of Directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for planning and conducting the annual audit, for expressing an opinion on the conformity of Regions’ audited financial statements with U.S. generally accepted accounting principles and for annually auditing the effectiveness of Regions’ internal controls over financial reporting.

The Audit Committee oversees Regions’ financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the audited financial statements with Regions management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of Regions accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence in relation to Regions.

The Audit Committee has discussed with Regions’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee regularly meets with Regions’ internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Committee approved including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Submitted by the Audit Committee:

John R. Roberts, Chairman

Carolyn H. Byrd

Don DeFosset

Ruth Ann Marshall

Charles D. McCrary

Lee J. Styslinger III

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary of Company Performance

2012 was a year of transformation for Regions as we achieved a number of milestones through the successful execution of our capital and business plans. Most importantly we returned to sustainable profitability along with several other key initiatives. We completed the divesture of Morgan Keegan, raised $900 million in new equity capital and $500 million in preferred stock, redeemed the preferred stock issued to the U.S. Treasury and repurchased the related warrants. These actions further strengthened our capital position and allowed us to continue to focus on the fundamentals of the business and the earning power of the franchise. As a result, we continued to carry out our three year strategic plan, simplifying and streamlining the Company, focusing on rebuilding long-term sustainable profitability, and executing our customer-driven strategy.

Recognizing that maintaining a strong franchise capable of sustained profitability and continued growth requires a focused and committed team of associates, we also added a new important element to our priorities. We want to build the best team in the industry and are committed to ensuring that we recruit and retain talented and engaged associates across our footprint. Incorporating a new strategic priority to “Build the Best Team” is a way to formalize what we have always considered a top priority and is an integrated approach to our organizational development.

Achievements with respect to our strategic initiatives in 2012 both reaffirm our positive momentum and provide a solid foundation for future growth:

•	Strengthen Financial Performance

•

Net income from continuing operations available to common stockholders increased to $1.05 billion for 2012 as compared to $211 million (excluding goodwill impairment and regulatory charge-related income tax benefit) in 2011.[1]

[1]	Non-GAAP measure for 2011; See Regions’ Annual Report on Form 10-K for the year ended December 31, 2012 at page 55 (Table 2) for GAAP to non-GAAP reconciliation.

•	Earnings per common share (EPS) increased by 347% to $0.76 in 2012 from $0.17 in 2011.[2]

•	Our stock price increased from $4.30 per share as of December 31, 2011 to $7.13 per share as of December 31, 2012, an increase of 66%.

•	An upgrade to investment grade was received from Standard & Poor’s for the Company and from Moody’s for Regions Bank.

•	We repaid our TARP investment on April 4, 2012.

•	Adjusted Non-interest expense (non-GAAP) decreased $61 million or 2% over the prior period.[3]

•	Focus on the Customer

•	Retail customer service performance as measured by Gallup was reported in the 88th percentile while our brand loyalty was reported in the top decile of all companies included.

•	Regions placed in the top five among large peer banks in the 2012 J.D. Power and Associates Retail Satisfaction study.

•	The J.D. Power and Associates U.S. Mortgage Primary Mortgage Servicer Satisfaction study ranked Regions as second among all mortgage service providers in 2012.

[2]	Non-GAAP measure for 2011; See attached Appendix B to this proxy statement for a GAAP to non-GAAP reconciliation.
[3]	Non-GAAP measure; See Regions’ Annual Report on Form 10-K for the year ended December 31, 2012 at page 55 (Table 2) for GAAP to non-GAAP reconciliation.

•	Enhance Risk Management

•	Criticized loans[4] declined 26% in 2012 from $7.5 billion to $5.5 billion.

•	Non-performing assets (“NPAs”) declined by $1.1 billion or 36% in 2012.

•	Regions’ allowance to loans ratio was 2.59% at year-end and was the strongest in our peer group.

•	Build the Best Team

•	Made strategic hires enabling the Company to execute on our strategy to re-enter several key product areas including credit card, indirect lending and brokerage services.

•

All associates were asked to tell us how they feel about working at Regions. Associates responded and every manager received training on how to measure, understand, and drive associate engagement with their teams.

•

Leadership development programs were refined to create a tighter alignment with annual talent reviews and development plans. We now have an integrated approach to leadership development that enables us to provide development experience for leaders at all levels—from emerging leaders to our most senior leaders in the bank.

•

Compensation programs were redesigned to better align rewards with superior performance in keeping with our strategy of attracting, retaining, and motivating a highly qualified and performance-driven workforce.

In summary, we believe Regions is a much stronger franchise at the end of 2012 as a result of strong leadership and a clear path to building sustainable performance. Although recovery and rebuilding do take time, our strategies and business plans are working as demonstrated by the progress we have made in sustaining profitability moving forward.

[4]	See attached Appendix B to this proxy statement for detail.

Compensation Philosophy and Decision Highlights

As noted in the “Executive Summary of Company Performance”, substantial improvements were seen in 2012, and the compensation of our executive team reflects those improvements. One of the key messages of the decisions made in 2012 is a return to a more performance-based compensation program for the Named Executive Officers (“NEOs”). The following pages provide a detailed description of our executive compensation philosophy and programs, the compensation decisions made under those programs, and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs for 2012 who were:

Name	Principal Position
O. B. Grayson Hall, Jr.	Chief Executive Officer
David J. Turner, Jr.	Chief Financial Officer
John B. Owen	Head of Lines of Business
David B. Edmonds	Chief Administrative Officer
Fournier J. Gale, III	General Counsel

The Compensation Committee (the “Committee”) believes that the primary purpose of a well-designed compensation program is to attract, motivate and retain talented executives who can lead the Company in achieving strategic objectives that increase stockholder value as well as protect the safety and soundness of the Company. The compensation philosophies adopted by the Committee and how our pay decisions relate to these philosophies are reflected in the following highlights:

1.

Compensation targets should be set at competitive levels—In order to attract, motivate and retain highly capable individuals at Regions, we strive to design our compensation programs so that they are competitive with other financial institutions in both their design and in the total compensation opportunity they offer. We have generally targeted compensation levels to approximately the 50th percentile level of regional bank peers and other nationwide financial institution comparisons, with variations to those targets being determined based on Regions unique need for talent from time to time as well as individual and institutional performance, experience and other individual factors. Although our philosophy is to target the 50th percentile, during the period of our TARP participation, the Committee purposely set the pay levels for our NEOs below the 50th percentile. After our repayment of TARP, the Committee evaluated the targets and adjustments were made. After adjustments, the resulting target levels of total compensation are again within a competitive range of the 50th percentile level as reported by peers and other industry competitors.

2.	Actual compensation levels should be related to performance with incentive or “at risk” compensation playing a greater role in the total compensation for more senior and/or more highly compensated associates—Regions is committed to providing superior compensation in return for superior performance and will provide below market compensation for below market or unjustifiably risky performance. While our programs were still subject to the restraints of TARP, our ability to base our compensation decisions on performance were limited. After our repayment of TARP, the Committee took the following actions to return to a more robust and “at risk” compensation program:

•	We eliminated the TARP-related form of fixed compensation referred to as salary stock which reduced the level of compensation that is fixed, fully vested and not subject to operational performance;

•	We re-established a short-term cash incentive program providing robust performance requirements for the portion of the year not covered by the TARP limitations on compensation; and

•	We reintroduced performance-based grants under our long-term incentive plan, including robust targets on both an absolute and relative basis.

The changes to our programs in 2012 result in over 64% of the total compensation target for our CEO being variable based on performance and over 63% deferred and vested in the future subject to the long-term performance of the Company as reflected in the following chart:

3.	Compensation should be aligned with the long-term interests of stockholders and consistent with the safety and soundness of the Company—Recognizing that the ultimate success of Regions is measured by the long-term value created for our stockholders, compensation programs are intended to be aligned with these interests and consistent with the safety and soundness of the Company. Goals and performance metrics are set so that no compensation plan inappropriately encourages short-term results at the expense of the long-term success of the Company, and improvements in our plans, policies and processes continue to be made. In accordance with these goals, we have recently:

•

Made long-term grants to each of our executive officers which make up a substantial portion of target compensation. These grants consist of an equal mix of Restricted Stock Units, Performance Stock Units and Performance Units payable in cash;

•

Amended the stock ownership guidelines to provide mandatory retention requirements for stock received as a part of compensation plans until such time the required minimum stock ownership levels are met; and

•

Strengthened our policies with respect to trading practices barring executives from employing investment hedging strategies with respect to Regions stock that they own, and also prohibiting future pledging of Regions stock as collateral for any loan.

4.

Compensation programs and levels should not encourage associates to take unreasonable risks that may damage the long-term value of the Company—Providing for the safety and soundness of the Company is a key principle of Regions’ compensation philosophy. Incentive compensation arrangements should discourage associates from taking imprudent risks that are inconsistent with safety and soundness. Compensation plan design should appropriately balance financial results and risks, taking into account the full range of risks including credit, market, liquidity, operational, legal, reputational, regulatory and compliance risks as well as the likelihood and timeliness of earnings or profits. In furtherance of this principle, the Committee took several steps to enhance our emphasis on strong risk management principles including:

•	The introduction of risk modifiers in our short-term incentive plan;

•	The adoption of strengthened clawback policies relating to the recoupment of incentive compensation in the event of materially inaccurate financial results and/or misconduct;

•	The incorporation in our plans of performance metrics that allow for sound business judgment and discretion on behalf of the Committee when evaluating performance; and

•	The inclusion in both our short-term and long-term incentive plans of an appropriate mix of both absolute and relative performance measures.

5.	Compensation programs should align with our corporate values—The design and administration of Regions’ compensation plans and programs will be guided by and supportive of the Company’s values and commitment to integrity and accountability. We strive for clarity and transparency in our structure, and we share the concerns of those who believe that today’s compensation programs are complex and can be difficult to understand.

We also try to understand the compensation concerns of all of our constituents including proxy advisory firms, as many of our stockholders consider their recommendations when evaluating the decision to invest in Regions. Additionally, as a bank holding company, we also comply with various regulatory requirements. In support of these principles, we note the following:

•	Stockholders voiced substantial support for our executive compensation in 2012, with more than 96% of votes cast voting to approve the advisory “Say on Pay” vote;

•	The Board of Directors elected to include this advisory “Say on Pay” vote on an annual basis as recommended by stockholders;

•

Communication materials to associates participating in our management incentive plans have been enhanced with participants receiving multiple forms of communications, and our policies and procedures with respect to incentive plan management have been strengthened; and

•

We have continued to participate with the Federal Reserve as they have conducted a horizontal review of the incentive compensation practices of all Large Banking Organizations under their authority. The Committee will continue to seek and consider the guidance offered by the Federal Reserve as compensation plans are designed so that our programs continue to appropriately balance risk, do not jeopardize the safety and soundness of Regions, and reflect best practices for compensation management.

The following chart illustrates the post-TARP structure of our compensation program and provides an at-a-glance picture of many of the principles outlined above:

Impact of TARP on 2012 Compensation

As previously noted, because of Regions’ continued participation in TARP through April 4, 2012, our NEOs were still subject to the executive compensation limitations of TARP for a portion of the year. Decisions made in late 2011 and early 2012 with respect to 2012 pay elements reflect this fact and are summarized below.

•

Base Salary—Throughout the time the Company was subject to TARP limitations, the Committee has limited the cash base salary increases it has awarded to NEOs. Decisions made in the beginning of 2012 were no different, as the Company elected to keep base salaries at their 2011 levels for each of our NEOs until our repayment of TARP.

•

Salary Stock—During the portion of the year we continued to participate in TARP, Salary Stock was utilized as a form of compensation suggested by the Treasury Department through the TARP Compensation Standards. Salary stock grants provide for periodic awards of compensation at a fixed amount much like salary. Although fixed in value and fully vested, these awards were suggested by Treasury as a type of compensation that linked to stockholder interests because payment is deferred and the ultimate value of the award when paid is tied to the stock price of the Company at the time of payment.

The Committee decided at the beginning of 2012 to continue its practice of awarding salary stock as a part of our compensation program for a number of reasons. First and foremost, the TARP Compensation Standards prohibit the payment of annual cash incentive compensation. In addition, any equity compensation issued during TARP participation is limited to a restricted stock grant that cannot exceed one-third of total compensation. Due to these limitations, we could not reach competitive compensation goals for our NEOs before repaying our TARP obligation without the issuance of salary stock or significant increases in cash base salaries.

Annual Salary Stock levels for each of our NEOs were determined at the beginning of 2012 by the Committee together with its independent consultant and are summarized below:

Name	Principal Position	2012 Decision	2011 Salary Stock Award (annualized)	2012 Salary Stock Award (annualized)

O. B. Grayson Hall, Jr.	Chief Executive Officer	No Change	$2,450,000	$2,450,000

David J. Turner, Jr.	Chief Financial Officer	Increased	$500,000	$650,000

John B. Owen	Head of Lines of Business	No Change	$630,000	$630,000

David B. Edmonds	Chief Administrative Officer	Eliminated—Not subject to TARP in 2012	$550,000	No Grant

Fournier J. Gale, III	General Counsel	First subject to TARP in 2012	No Grant	$500,000

The Committee established holding periods for the salary stock granted in 2012 providing for distribution in January 2013, one year from the date of grant. When released, salary stock units are valued based on the closing price of Regions stock as of the release date and paid in cash on the immediately following payroll date. As a result, this portion of NEO pay is linked to the value of our stock price until the salary stock unit is settled.

Although Salary Stock was awarded at the beginning of the year, after our repayment of TARP, all of our Salary Stock arrangements were terminated by the Committee. Early termination of the grants caused each NEO to receive only 29% (7 out of 24 pay periods) of the annualized award as it was originally made. As a result, following the early termination, we were able to reinstitute a more robust pay-for-performance strategy for the remainder of the year.

•

TARP-Compliant Restricted Stock—Under the TARP Compensation Standards, the only type of performance-based incentive compensation that the Committee could award was restricted stock with a value of up to one-third of the total value of annual compensation. Although eligible, the Committee did not issue any TARP-Compliant Restricted Stock to any NEO for the portion of 2012 that the Company participated in TARP.

From the standpoint of understanding the compensation reported in the Summary Compensation Table on pages 60 and 61 as well as the Grants of Plan-Based Awards tables on pages 62 and 63, it is important to note that although no TARP-Compliant Restricted Stock awards were issued for 2012 performance, the Summary Compensation Table and the Grants of Plan-Based Awards table reflect awards that were made in early 2012 for 2011 performance. Both of these tables reflect compensation decisions as required by SEC regulations and many readers will understandably focus on them. However, in reviewing the tables, it is important to note that the TARP-compliant grants made in early 2012 and highlighted in the footnotes to the table are considered 2011 compensation by both the Committee and under the TARP Compensation Standards. As such, the rationale and conditions surrounding these grants were discussed in the 2011 Compensation Discussion and Analysis contained in the proxy statement for last year’s annual meeting.

2012 Compensation Decisions

Following our repayment of TARP, with the assistance of its independent compensation consultant, the Committee undertook a complete review of our compensation programs and levels of pay. In the second quarter of 2012, the Committee re-established a pay-for-performance structure more consistent with our principles and long-term strategy which we applied for the portion of 2012 after TARP repayment.

In mid year 2012, the Committee met and individual base compensation levels and incentive compensation targets were set for each NEO as outlined below. Base compensation changes were effective June 1, 2012 and incentive compensation participation was prorated to begin as of the payroll period following TARP repayment for any NEO subject to TARP:

Name	Principal Position	Base Salary	Annual Incentive Target (full year annualized basis)	Long-Term Incentive Target	Total Target Compensation

O. B. Grayson Hall, Jr.	Chief Executive Officer	$975,000	$1,462,500	$4,300,000	$6,737,500

David J. Turner, Jr.	Chief Financial Officer	$590,000	$649,000	$1,000,000	$2,239,000

John B. Owen*	Head of Lines of Business	$600,000	$660,000	$1,000,000	$2,260,000

David B. Edmonds*	Chief Administrative Officer	$580,000	$580,000	$750,000	$1,910,000

Fournier J. Gale, III	General Counsel	$515,000	$515,000	$750,000	$1,780,000

*	Mr. Owen and Mr. Edmonds were not subject to TARP in 2012 and were, therefore, eligible for a full-year bonus.

Establishment of Compensation Targets—With the assistance of its independent compensation consultant, the Committee regularly reviews the compensation of Regions’ executives against that of the Company’s compensation peer group as well as the financial services industry in general. In making its determinations, the Committee begins by evaluating the total direct compensation of executives as well as each component of pay. Since compensation structures had changed during TARP, we also reviewed the pay structures and ranges that were in place prior to our participation in TARP as a part of the analysis. Results of the analysis indicated that the pay levels for the CEO and the CFO were well below the 50th percentile of our peers, and appropriate adjustments were made to increase the target levels for each.

Cash Base Salary—Base salaries are paid primarily to attract the level of talent we need and should be paid at a competitive level sufficient to meet the ongoing financial needs of the executive. After reviewing the total compensation targets for our NEOs against industry and specific peer values, the Committee first establishes a base salary for each individual, reviewing a number of criteria including the position, responsibilities, experience and contribution of the individual executive, as well as market competitiveness and internal equity. As adjusted in 2012, the base salaries for our NEOs were determined to be within a competitive range to market midpoints.

The establishment of cash base salaries is important for other reasons as well, as salaries have traditionally impacted other elements of our compensation program including annual cash incentives and many employee benefits. Annual cash bonus target opportunities are expressed as a percentage of base salary for our NEOs as well as many other management associates. In addition, the value of many employee benefits including pension benefits as well as life and disability insurance protection are based on individual base pay.

Annual Cash Incentive Payments—As we have previously noted, most of the executives included in this year’s proxy statement were covered by the compensation limitations of TARP through early April 2012, and therefore were not eligible for any cash bonus for that time period. However, all of our NEOs again became eligible to be considered for annual cash bonuses after TARP repayment. Throughout the time period we have been covered by TARP, the Company has maintained an annual cash bonus plan for management associates who were not subject to the TARP restrictions, and has set goals to govern the payment of bonuses in the first quarter of the following year.

During early 2012, the Committee undertook a significant redesign of the Management Incentive Plan to strengthen the connection of rewards to overall company performance, safety and soundness. The new plan shifts emphasis from individual goals towards a more balanced approach including total company performance, business unit performance and individual goal achievement. Upon the repayment of TARP, the Committee elected to include all of our TARP-impacted NEOs in the bonus plan for the year on a prorated basis as noted in the previous table.

Corporate performance under the plan is evaluated by the Committee based on the achievement of goals in the areas of profitability, credit management, and customer service. Performance is evaluated based on both internal targets which were set based on the plan and budget approved by the Board of Directors as well as the relative performance of Regions compared to the performance of individual banks within the S&P Banks Index. Although a portion of the evaluation is based on relative performance against the banks within the index, the large majority is based on our performance against goals set by the Committee that are specific to Regions’ 2012 financial and strategic initiatives. Additionally, while internal targets have been set, it is important to note that the evaluation of performance is not strictly formulaic. The Committee believes that the successful application of these principles requires a thoughtful program design, blending the clarity provided by predetermined financial goals with the thoughtful application of discretion. Discretion, flexibility and judgment are critical to the Committee’s ability to deliver incentive compensation that reflects near-term performance results and progress towards longer-term objectives and risk management that enhance our ability to continue to create value for our stockholders. The plan provides the Committee latitude in assessing performance based on informed judgment, allowing for consideration of unanticipated matters that may impact operating performance. We believe that this latitude is an important risk mitigant as it lessens the risk that our executives will be encouraged to take actions with respect to unanticipated items based on the effect the actions might have on their incentive compensation, rather than based on the merits and impact that the actions may have on achieving our long-term goals and objectives.

Compensation guidance issued by the Federal Reserve to all banking institutions instructs companies that compensation plans should consider the “full range of current and potential risks including the cost and amount of capital and liquidity needed to support risks”. To address this principle, the Committee included two modifiers into the plan design that can reduce bonus payments in the event important safety and soundness measures are not achieved for the year. In the event Regions does not maintain liquidity and capital at the levels determined to be important to the safety and soundness of the organization, deductions (20% for each measurement) will be applied to the measured achievement of goals in the corporate factor performance component of the plan. In other words, even if overall corporate performance meets the financial goals set by the Board of Directors, if that performance comes at the expense of capital and/or liquidity requirements, the portion of incentive compensation based on corporate performance may be reduced by up to 40%.

For our NEOs, 80% of the annual bonus is based on corporate performance results. The remaining 20% is based on a qualitative evaluation of the individual’s performance with respect to our four main strategic pillars: Strengthen Financial Performance, Focus on the Customer, Enhance Risk Management, and Build the Best Team.

Following the end of 2012, the Committee met with members of executive management and its independent consultant to review corporate and individual performance results for the year. The following table outlines performance metrics and goals that were set at the beginning of 2012 as well as the results achieved:

Performance Metrics and Weightings				Absolute Performance Scores				Relative Performance Scores
Performance Metric	Metric Weight	Weighting for Absolute Performance	Weight for Performance vs. Peers	2012 Target	2012 Performance Achieved			2012 Performance Achieved
					Attainment	% of Goal		S&P 500 Banks Index Rank		% of Goal

Profitability Metrics (1)	50%	75%	25%
Return on Average Assets				0.41%	0.86%	210%		11/15
Return on Average Tangible Common Equity (2)				5.62%	11.33%	202%		8/15
Adjusted PPI/Risk Weighted Assets (2)				2.07%	2.01%	97%}	163%	8/15	}	90%
Net Income ($millions)				$509	$1,050	206%
Efficiency Ratio (3)				64.8%	64.4%	99%		9/15
Credit Metrics	25%	75%	25%
Criticized Loans/Loans (2)				8.69%	7.48%	116%		13/15
Net Charge Offs/Average Loans				2.05%	1.37%	150%}	119%	15/15	}	43%
NPA’s/Loans + OREO + NPLs Held For Sale				2.35%	2.59%	91%		10/15
Customer Service Metrics	25%	100%	0%
Gallup KDS Score (50% Score)				75th Percentile	88th Percentile	}	156%	N/A
Gallup Loyalty Score (50% Weight)				75th Percentile	90th Percentile			N/A

Modifiers	Goal			Result			No negative modifier indicated
Primary Liquidity Risk Factor	Low Risk			Low Risk
Capital Action Status	Monitoring or Better			Monitoring

(1)	From continuing operations.

(2)	Non-GAAP measure—see Appendix B to this proxy statement for a GAAP to non-GAAP reconciliation.

(3)	Non-GAAP measure—see Regions’ Annual Report on Form 10-K for the year ended December 31, 2012 at page 55 (Table 2) for a GAAP to non-GAAP reconciliation.

Based on the results of Company performance compared to the targets set at the beginning of the year, the plan provides that the Committee assess performance against the following scale:

• Unacceptable	- 0% of bonus opportunity
• Threshold	- 50% of bonus opportunity
• Making Progress	- 75% of bonus opportunity
• Target	- 100% of bonus opportunity
• Outperforming	- 150% of bonus opportunity
• Superior	- 200% of bonus opportunity

In making its assessment, the Committee considered the formulaic calculations in the table above, but applied its discretion in viewing both the importance (or weight) and the measure of performance for many of the metrics. The Committee ultimately decided that the Company achieved a level of performance equal to 140% of target for the 2012 year.

As previously noted, our NEO annual bonuses are based 80% on corporate performance and 20% on a more qualitative assessment of individual performance. In its performance deliberations, the Committee independently assessed the CEO’s performance for 2012 and determined that his individual performance achievement was at 150% of target. In making this determination, the Committee made particular note of the full Board’s assessment of Mr. Hall’s performance on a number of metrics including leadership, strategic planning, customer relations, regulatory compliance, board relations and associate management skills. The Board and Committee particularly noted Mr. Hall’s leadership skills in managing Regions’ transition out of the financial crisis. Using the evaluation scale noted above, the Committee concluded that an “outperforming” score was appropriate as Mr. Hall demonstrated extraordinary leadership skills, setting and communicating a compelling vision and direction that is well understood, widely supported, and consistently applied as well as effectively implemented.

With respect to other NEOs, the Committee conferred with the CEO regarding his assessment of performance and determined that the individual level of achievement for each was as follows:

Name	Individual Performance Rating	Comments
David J. Turner, Jr.	140%

In assessing Mr. Turner’s performance, Mr. Hall and the Committee noted that financial performance of the Company improved significantly during the year. Mr. Turner’s leadership in connection with the following accomplishments was noted:

•   Negotiation and leadership in connection with the sale of Morgan Keegan.

•   Leadership in connection with the repayment of the Treasury’s TARP investment.

•   Execution on both a common stock and preferred stock offering.

•   Leadership demonstrated as Regions received upgrades of credit ratings from Standard & Poor’s and Moody’s.

John B. Owen	135%

Mr. Hall and the Committee noted that during the year, Mr. Owen was given responsibility for running all of the Company’s lines of business. Notable accomplishments in connection with his leadership include:

•   Growth in low-cost deposits along with reductions in time deposits that reduced overall deposit costs for the Company by 19 basis points.

•   Overall year-over-year new loan production increase of approximately 15%.

•   Leadership in navigating the Company through the impact of new regulations under the Durbin amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, minimizing the adverse impact of the amendment on revenue.

•   Demonstrated leadership as the Company reorganized its lines of business including the reintroduction of services including indirect auto, credit card and brokerage services and the expansion of lending within specialized segments of commercial and industrial lending.

Name	Individual Performance Rating	Comments
David B. Edmonds	135%

Given the responsibility as the Chief Administrative Officer of the Company, Mr. Hall and the Committee noted that Mr. Edmonds contributions to Regions’ success in 2012 included:

•     Leadership in the creation of a new strategic planning function within the organization including emphasis on a new and deliberate initiative and plan to maximize cross company needs- based customer interaction.

•     Successful completion and execution of strategic initiatives within the information technology division improving cost structures and enhancing risk management initiatives.

•     Successful implementation of an associate engagement initiative with the Gallup organization towards sustaining the Build the Best Team strategic initiative.

•     Execution of other successful expense initiatives across the footprint.

Fournier J. Gale, III	150%

In assessing Mr. Gale’s performance for the year, Mr. Hall and the Committee noted that Mr. Gale had:

•     Played a pivotal and integral role in the dismissal or settlement of a number of legal actions arising from the industry financial crisis.

•     Participated with the Board of Directors in ensuring Regions has a best-in-class corporate governance structure.

•     Significantly reduced Regions’ legal expenses by employing a number of best practices which include but are not limited to: (1) the successful utilization of internal and/or less expensive external legal resources; (2) more effective management of external relationships through proactive review of resource utilization and the implementation of a preferred provider program; and (3) leveraging technology to reduce the cost of document production.

In determining the amount of cash bonus payable for the 2012 year, Mr. Hall, Mr. Turner and Mr. Gale were impacted by the compensation limitations of TARP. As required by TARP, bonuses for these individuals were prorated and were calculated by applying the plan formulas only to the compensation earned after the Company’s emergence from TARP. Mr. Edmonds was not covered by the TARP compensation limitations in 2012, and therefore received a bonus representing full year participation. Mr. Owen was not covered by the limitations of TARP, but like the NEOs subject to TARP, he continued to receive salary stock for the first 3 1/2 months of the year. In determining his bonus, the Committee elected to calculate the gross amount based on his full annual earnings but then determined to reduce the amount actually paid by the amount of salary stock he received in order to ensure that he was not inappropriately rewarded by receiving both a bonus for the full year and a partial year’s salary stock award. In connection with all of the decisions discussed above, the following cash bonuses for our CEO and each of our other NEOs were certified by the Committee and paid in early 2013:

Name	Principal Position	2012 Target Bonus (as prorated for TARP, if applicable)	Total Cash Bonus actually Received

O. B. Grayson Hall, Jr.	Chief Executive Officer	$1,012,500	$1,437,750

David J. Turner, Jr.	Chief Financial Officer	$457,646	$640,705

John B. Owen	Head of Lines of Business	$639,375	$666,586

David B. Edmonds	Chief Administrative Officer	$567,500	$788,825

Fournier J. Gale, III	General Counsel	$362,917	$515,342

Long Term Incentive Plan Grants—After our repayment of TARP, in June of 2012 the Committee determined to again include our NEOs in the group of employees eligible for participation in our annual long-term incentive plan grants. The Committee understands that subjecting a large part of compensation to deferral plays an important role in making associate incentives sensitive to aspects of risk outcomes or aspects of performance that become more clear only with the passage of time. The responsibilities of our NEOs are largely strategic in nature and risk outcomes are not known for extended periods. Therefore, when making the decision to grant long-term incentive compensation to our NEOs, the Committee also elected to subject these awards to future performance-based and time-based vesting requirements.

The changed approach is simple and balanced in order to drive long-term performance, enhance retention, create alignment with stockholders and address longer-term risk concerns. A key difference from prior years (pre-TARP) is the exclusion of stock options. In previous years, our long-term award design had a significant emphasis on stock options. While the Committee has not ruled out the possibility that stock options may have a place in future compensation design, the use of stock options was excluded from the 2012 design for a number of reasons, including the Committee’s view that there was an insufficient specific, direct correlation to operating results of the Company which would include risk outcomes from decisions made in previous years.

The revised approach includes restricted stock units that vest based on service conditions (“time-vested RSUs”) as well as performance-based restricted stock units (“PSUs”), and performance-based cash awards, which collectively we refer to as “performance-based awards”. The time-vested restricted stock awards granted represent one-third of the entire award and include a three-year time-based vesting requirement, which means that the awards will generally not vest unless the executive remains employed until the third year anniversary of the grant, in June of 2015.

The remaining two-thirds of the award is represented by performance-based awards which also include a three-year time-based vesting requirement and are additionally subject to specific performance criteria to determine the ultimate value. The performance-based awards are split equally between PSU’s and a performance-based cash award. The Committee chose to make the majority of the long-term incentive grant to executives performance-based, believing that firm-wide performance measures are helpful in balancing the risk-taking incentives of senior executive managers of the Company whose actions and responsibilities are primarily focused on the Company as a whole.

As previously noted, the Committee determined to issue the grants split equally between RSUs, PSUs and Performance Based Cash. The following table presents the total economic value of the grant (at target) and the division of the grant between each long-term vehicle. These values differ from the values listed in the Summary Compensation Table on pages 60 and 61 and the Grants of Plan-Based Awards on pages 62 and 63 due to the way we determine the number of shares each executive will receive. To determine the number of PSUs and the number of time-vested RSUs, we take the target value and divide it by the 30-day average closing price of Regions stock for the 30 calendar days preceding the grant date. This value for 2012 was $6.46. The Summary Compensation Table and the Grants of Plan-Based Awards table requires us to report the grant date value of shares, which is the closing price of Regions stock on the date of the grant. For 2012, the grant date value of shares was $5.88 per share, resulting in a lower value being reported in the tables than as considered by the Committee.

Name	Total LTIP Economic Value	Value of Performance- Based Stock Units	Value of Performance- Based Cash	Value of Time-vested Restricted Stock Units

O. B. Grayson Hall, Jr.	$4,300,000	$1,433,334	$1,433,333	$1,433,333

David J. Turner, Jr.	$1,000,000	$333,334	$333,333	$333,333

John B. Owen	$1,000,000	$333,334	$333,333	$333,333

David B. Edmonds	$750,000	$250,000	$250,000	$250,000

Fournier J. Gale, III	$750,000	$250,000	$250,000	$250,000

In evaluating performance, awards utilize two measures: cumulative compounded Earnings Per Share (“EPS”) growth; and Average Return on Average Tangible Common Equity (“ROATCE”). Each measure will carry a 50% weight in determining the final value of the performance award. These operating measures were chosen for a number of reasons: (i) they are critical to the long-term success of the Company; (ii) are transparent to stockholders and participants; and (iii) when used together, create healthy tension between profitability and the quality of earnings which is important in protecting the safety and soundness of the organization.

Each metric is weighted equally and is measured based upon both absolute performance against Company goals over the next three years as well as evaluating our performance relative to our peers. We do this through the use of the matrix where the “X” axis represents our performance against the absolute goals we set for ourselves over the next three years and the “Y” axis represents our performance against banks within the S&P 500 Banks Index on these same measures. The rationale for this approach is to have a balanced look at performance.

Absolute goals provide participants with a goal to strive for, but given ongoing marketplace volatility and a changing regulatory environment, establishing absolute goals and targets for a multi-year time period proved challenging. We set the goals for the absolute portion of the matrix measurement by measuring our goals and expectations over the performance period. These ranges were established based on our goals and expectations for the time period from January 1, 2012 to December 31, 2015 and represent challenging yet achievable levels of performance.

In addition to absolute performance, we also want to consider relative performance to other banking competitors. Relative measurement mitigates the problems inherent with setting long-term goals in a volatile and uncertain environment, but if used as the single measurement could allow for the outcome of being the “best of the worst”. By establishing absolute goals within a range of outcomes, coupled with performance against banks within the S&P Banks Index, a matrix mitigates some of the challenges associated with setting precise goals that could incent imprudent risk taking on behalf of executives and avoids the “best of the worst” outcome that is possible with the exclusive use of relative measurement. The following chart sets forth the matrices used for measuring performance and the ultimate payout level of these awards:

Earnings Per Share Growth Metric—50% Weight						Return on Average Tangible Common Equity Metric—50% Weight
		Payout Opportunity for EPS Goal						Payout Opportunity for ROATCE Goal
Relative EPS Growth (percentile)	Above 75th	75%	100%	150%	200%	Relative ROATCE Growth (percentile)	Above 75th	75%	100%	150%	200%
	50th - 75th	50%	75%	100%	150%		50th - 75th	50%	75%	100%	150%
	25th - 50th	25%	50%	75%	100%		25th - 50th	25%	50%	75%	100%
	Below 25th	0%	25%	50%	75%		Below 25th	0%	25%	50%	75%
		Below 93% of Target Range	93% of Target Range to Target	Regions’ Target Range	Above Target Range			Below 88% of Target Range	88% of Target Range to Target	Regions’ Target Range	Above Target Range
		RF’s Absolute EPS Growth (3 year cumulative compounded growth rate [CAGR])						RF’s Absolute ROATCE (3 year average)

We do not disclose the internal targets set for the three-year performance period in the above matrix as such disclosure could be construed as forward-looking earnings guidance. As previously noted, we believe the target levels set represent challenging yet achievable levels of performance. Additionally, however, because the matrix combines both absolute and relative measures for our performance-based payouts, achievement of our internal targets will produce a payout that ranges from 50% of target compensation to 100% of target depending upon our ranking in the S&P Banks Index. As such, explicit disclosure of the internal target is not material to understanding the compensation decisions made with respect to our NEOs.

Other Benefits and Perquisites

In addition to the compensation elements described above, we also provide our executives with retirement benefits and certain perquisites.

Regions Retirement Plans. Regions sponsors both a defined benefit and a defined contribution (401(k)) retirement program. In addition to the descriptions below, the operation of these benefit plans and the value of the benefits that executives accrue under these plans are more fully described in the descriptions of the plans that accompany the Pension Benefits and Nonqualified Deferred Compensation tables on pages 68 through 72 of this proxy statement as well as in the Summary Compensation Table on pages 60 and 61.

(1) Regions Financial Corporation Retirement Plan and Supplemental Executive Retirement Plan (SERP). These plans are traditional defined benefit plans. The Regions Financial Corporation Retirement Plan (the “Retirement Plan”) represents the merger of the tax-qualified retirement plans previously operated by predecessor employers. The Regions SERP is a nonqualified plan that provides for benefits using the same general formula for benefit determination as is used in the qualified plan with three main differences. The definition of eligible compensation counts compensation that exceeds qualified plan limits but is also different from the qualified plan in that it includes annual cash bonus payments that are not included in the qualified plan. The SERP also averages compensation over a consecutive three-year period rather than the consecutive five-year period utilized in the qualified plan. Finally, the SERP counts service up to 35 years while the qualified plan counts service to only 30 years.

While participation requirements were impacted over time due to these mergers, these plans were ultimately closed to new participants after the Company’s last merger with AmSouth in November of 2006. Several of our executives participated in these plans prior to being closed to new participants, and therefore, continue to accrue benefits under the plans.

In addition to participation in the Retirement Plan and the SERP, a limited number of officers are eligible for an alternative target retirement formula as a result of a previously grandfathered arrangement. The alternative target benefit includes a more generous formula for determining retirement benefits, but was designed to be highly retentive since it includes significant vesting requirements. An executive must work for the Company for a minimum of 10 years and must also reach age 60 before the alternative target benefits vest. Any termination of employment (except in the case of death, disability or a change in control) prior to reaching age 60 with a minimum of 10 years of service will result in a forfeiture of the entire alternative target benefit.

As noted in the Pension Benefits table on pages 68 and 69, all of our NEOs with the exception of Mr. Gale are eligible for a pension benefit. Mr. Hall, Mr. Edmonds, and Mr. Owen are entitled to receive the alternative target formula under the SERP, however, none are currently vested in the benefit. Mr. Hall and Mr. Edmonds have accrued the minimum years of service required to vest in the benefit, but are not yet age 60. Mr. Owen has neither accrued the minimum number of years of service nor reached the minimum vesting age at this time. Although Mr. Hall and Mr. Edmonds are not vested in the alternative target formula, they have accrued vested benefits in the qualified plan and the SERP utilizing the regular formula. Mr. Owen is only entitled to the alternative target benefit, and receives no pension type benefits from the Company unless he meets the vesting requirements for the alternative target benefit.

Mr. Turner participates in both the qualified plan and the SERP, but is not eligible for the alternative target formula and his benefits are determined using the qualified plan benefit formula applied to his average monthly earnings (which includes both base salary and cash bonus as averaged over three years). Mr. Gale was hired after the plans were closed to new associates and therefore does not receive any pension type benefits from the Company as he does not participate in either the qualified plan or the SERP.

The Pension Benefits description and table on pages 68 and 69 include a more detailed description of retirement benefits and a calculation of the value of pension benefits for each NEO. In addition, the Summary Compensation Table on pages 60 and 61 provide a figure that represents the change in the lump sum value of pension benefits from 2011 to 2012. Several factors influence the calculation of this change. First, as a result of the limitations of TARP on base and bonus opportunity, average pay as utilized in the formula has been low over the past three to four years. After returning to profitability and returning to more normalized pay practices, average pay as calculated for plan benefit purposes increased in 2012. In addition, additional years of service towards the benefit, the passage of time and lower discount rates used to value lump sums have all played a role in producing a higher than normal change in pension benefit.

(2) Regions Financial Corporation 401(k) Plan and Supplemental 401(k) Plan. These plans are defined contribution plans and generally allow eligible associates to contribute on a pre-tax basis a portion of their total base and annual incentive compensation into investment accounts that are held and invested on a tax-deferred basis until termination of employment or retirement age. The Regions 401(k) Plan is a tax-qualified 401(k) savings plan in which all eligible associates can participate, while the Regions Supplemental 401(k) Plan is a nonqualified plan for associates whose participation in the 401(k) Plan is generally limited due to tax-qualified plan wage and contribution limits. The Company makes a contribution to the plans equal to the deferral rate elected by the participant up to a maximum of 4% of pay. In addition to the Company matching contribution, the Company also provides a non-contributory allocation to the plan for any associate who does not participate in the Retirement Plans described above. In 2012, all of our NEOs participated in these plans and received the

Company matching contribution of 4% of pay. In addition, as Mr. Gale is not a participant in the Retirement Plans described above, he was also eligible for and received the additional non-contributory 2% allocation.

Perquisites. Our NEOs are eligible to participate in employee benefit programs generally available to all associates. While we do not offer a broad range of perquisites (“perks”) to our executive officers, we have provided certain personal benefits that are not generally available to the rest of our associates. The Committee periodically reviews the perks available to executive officers to determine whether these programs continue to serve the purpose of providing benefit to the Company. The Committee has historically discontinued any program that it determines no longer serves a valid purpose.

In General. In 2012, NEOs continued to be eligible for financial planning services, Company-provided security coverage for private residences, certain relocation benefits and enhanced coverage for annual physicals. Any special benefits our NEOs received are included in the Summary Compensation Table on pages 60 and 61 of this proxy statement. However, no associate of the Company, including the NEOs or any one of the next 20 most highly compensated associates, as determined under the TARP Compensation Standards, received perks during the portion of the year we were covered by TARP that were valued in excess of $25,000 in the aggregate.

Use of Corporate Aircraft. The Company adopted a luxury expenditure policy as required by the TARP Compensation Standards. Because the normal policies and procedures we operated under prior to TARP covered the majority of what was covered by the TARP-required luxury policy, in 2012 following our repayment of TARP, the luxury policy was retired and we resumed covering each of these items under our pre-TARP policies. In connection with retiring the luxury policy, however, we found it necessary to adopt a new policy governing the use of the corporate aircraft. It has always been our policy to require that our CEO use Company-owned or other non-commercial aircraft for all business travel; however, in 2012, we changed the policy for personal use so that the CEO may now travel on Company-owned aircraft for personal reasons up to a maximum of $100,000 per year. In the event the value of personal use (as measured based on the incremental cost of operating the aircraft) exceeds $100,000 in any year, the policy requires the CEO to reimburse the Company the full incremental cost of operating the aircraft.

Mr. Hall is subject to an Aircraft Time Sharing Agreement with the Company that governs the terms and conditions of personal use of the aircraft related to this policy. Although the policy and the agreement allow for personal use without cost up to $100,000 per year, Mr. Hall’s use in 2012 represented incremental cost to the Company of less than $2,000. The Board has also authorized the CEO to make corporate-owned aircraft available for the personal travel of other Company associates on a limited basis such as in the event of emergency or when personal use may be in the best interest of the Company due to efficiency and/or safety concerns.

Compensation Framework, Policies, Processes and Risk Considerations

Our compensation and benefit programs operate under the guidance and oversight of the Compensation Committee of the Board of Directors. The Committee is responsible to the Board for approving Regions’ executive compensation objectives and ensuring that the compensation programs and policies of the Company support the business goals and strategic plans approved by the Board. The Committee operates under a written charter adopted by the Board. A copy of the charter is available at www.regions.com under Investor Relations/ Corporate Governance.

At the start of each year, the Board members meet with members of executive management to discuss the business plans and goals for the Company for the coming year. Members of the executive management team advise the Board regarding business plans, business risks, expected financial results and stockholder return expectations. Subsequently, there are a series of Committee meetings, including an executive session, to review and approve all of the compensation plans and performance measures to be used to evaluate the CEO’s and other members of executive management’s performance for the coming year. The Committee consults with executive management on business plans and budgets in establishing performance targets and objectives. The Committee also consults with its independent compensation consultant (described below) and then sets the base pay amount and incentive opportunities for the CEO. For executive officers, the CEO reviews the performance of each officer and makes recommendations on base pay and annual and long-term incentive opportunities considering job performance, scope of responsibilities, and influence as well as internal equity considerations and the competitive market information provided by the consultant. The Committee discusses the CEO’s recommendations, usually in executive session, and approves the agreed upon results. Beginning in December 2008, as required in conjunction with the Company’s participation in the U. S. Treasury Department’s Capital Purchase Program, which is part of TARP, the Committee also began meeting with the Senior Risk Officer (“SRO”) of the Company to review the Company’s incentive compensation programs in order to ensure that these programs do not encourage our Senior Executive Officers as defined under the TARP rules (“SEOs”) to take unnecessary and excessive risks that may threaten the value of Regions and to ensure that the employee compensation plans do not pose unnecessary risks to Regions. Since that time, the risk assessments performed by the SRO and his team have expanded to meet risk assessment guidance provided by the Federal Reserve.

Composition. The Committee is composed of independent Directors who are not eligible to participate in any of the management compensation programs or other employee benefit or compensation plans of the Company, except for grants of equity compensation under the 2010 Long Term Incentive Plan. Board members who served as members of the Committee for all of 2012 include: James R. Malone—Chairman, David J. Cooper, Sr., Don DeFosset, Eric C. Fast, John D. Johns, Susan W. Matlock, and Lee J. Styslinger III. Each of these members has been determined to be independent as defined by NYSE rules and applicable SEC rules and regulations. Although Mr. Johns was a member of the Committee for all of 2012, he resigned from service as a member of the Committee in early 2013.

Committee Meetings. Committee meetings are held as often as necessary to allow the Committee to perform its duties and responsibilities. Although many compensation decisions are made in the first quarter of the year, the decision-making process is continuous and neither ends nor begins with any one meeting. During 2012, due to exceptional circumstances including the repayment of TARP and the adoption of a new compensation structure, the Committee met eight times to review, discuss and approve compensation decisions for the Company.

The Committee asks its independent compensation consultant to attend all regularly scheduled meetings, as well as some of the Committee’s special meetings. Other outside advisors, including legal counsel, may also attend meetings when the members feel additional guidance on specialized topics is needed. Meetings are typically attended by the Chairman of the Board, the CEO, the Chief Administrative Officer and representatives of the human resources function. The Chief Financial Officer attends meetings at which Company budget and performance information is presented and representatives from the risk management function, including the Company’s SRO, attend meetings on a regular basis and at least once a year to review risk assessments of the Company’s incentive plans. From time to time, the Committee may also ask to hear presentations from other executive officers about various parts of the Company’s business lines or to provide in depth discussion of one of more of the various incentive plans in effect throughout our lines of business. Every Compensation Committee meeting, however, is concluded with an executive session without the participation of any member of the executive management team. The independent consultant typically participates in a portion of these executive sessions.

Independent Compensation Consultants. During 2012, the Committee engaged the firm of Frederic W. Cook & Co., Inc. (“Cook & Co.”) as the independent consultant to the Committee for advice relating to Regions’ executive compensation programs and practices.

As one of the largest independent compensation consulting firms in the country serving as a consultant to a large number of Fortune 500 companies, the Committee believes that the consultants at Cook & Co. can advise the Committee about best practices for compensation governance, including practices outside of the financial services industry. The Committee has reviewed the independence of Cook & Co. as required under standards recently adopted by the NYSE as required by the SEC under Dodd-Frank. The Compensation Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest.

While the independent compensation consultant reports directly to the Committee, the Committee has instructed the consultant to work together with Regions’ management to obtain information and further the goals of the Committee. Cook & Co. performs no work for executive management and provides no other services to Regions.

The scope of services provided by the independent consultant for the Committee during 2012 included:

•	Attending all Committee meetings;

•

Providing the Committee with competitive market data to assist in establishing appropriate levels of compensation components, such as base salary levels, salary stock awards, and annual and long-term performance incentive awards, as well as benefit levels for executive management;

•	Assisting the Committee with the review and establishment of a new annual incentive and long-term incentive program;

•	Advising the Committee in connection with compensation decisions as the Company emerged from TARP as well as with year-end compensation decisions;

•

Advising the Committee with respect to regulatory and compliance issues and on the development of new best practices and market competitive information with respect to compensation guidelines established by the Federal Reserve and other banking regulatory bodies; and

•	Providing current trend information on industry and executive compensation issues.

Other Policies and Practices Impacting Compensation Decisions

The use of peer groups for benchmarking purposes—In determining market competitiveness for compensation, the Committee, with the assistance of its independent compensation consultant, regularly reviews the compensation of Regions’ executives against that of the Company’s compensation peer group as well as the financial services industry in general. The compensation peer group we use for reviewing pay levels is not the same as the group of companies that make up the S&P Banks Index which is the index we use for measuring performance and is also the peer group included in the stock performance chart presented in Regions’ Annual Report on Form 10-K. The Committee believes that the S&P Banks Index is an appropriate peer group for the measurement of our performance. However, because it represents a larger sample of financial institutions including some significantly smaller and larger than Regions, the Committee believes that a smaller customized peer group is more appropriate for benchmarking levels of pay. Our compensation peer group represents a smaller group of financial institutions tailored primarily by asset size and core business services. The Committee believes that the companies listed below have executive positions that are most similar in breadth and scope to Regions and represent the financial institutions that primarily compete with us for our top executive talent. Included in our compensation peer group are the following financial institutions:

BB&T Corporation	Huntington Bancshares	SunTrust Banks, Inc.

Capital One Financial Corp.	KeyCorp	U.S. Bancorp

Comerica Inc.	M&T Bank Corp

Fifth Third Bancorp	PNC Financial Services Group Incorporated

In addition to annually reviewing specific information with respect to the selected peer group, our independent compensation consultant also periodically reviews the Company’s total compensation program against broader financial services industry survey data compiled by other sources (including compensation surveys prepared for the financial services industry by the human resource consulting firms of McLagan, Towers Watson, Mercer and Hewitt).

Say on Pay. Regions understands that investors, regulators and other interested parties have a strong interest in executive compensation and attempts to balance the interests of these constituencies. In accordance with the vote of our stockholders in 2012, we provide an annual “say on pay” advisory vote regarding executive compensation. This year’s proposal is included as Proposal 2 on page 79 of this proxy statement.

In last year’s “say on pay” vote, we received majority approval of our executive compensation programs, with more than 96% of the votes cast being in favor of our pay programs. While we made a number of changes to our pay programs in 2012 as a result of our emergence from TARP, none of the changes were as a result of stockholder concerns. However, as described elsewhere in this CD&A, we have further enhanced our compensation policies and programs to strengthen the link to stockholder interests and to strengthen our corporate governance. Although none of the changes were as a direct result of this vote or any particular issues raised by stockholder groups, we believe these enhancements promote our continued goal of raising the bar with respect to ensuring that we have a robust pay-for-performance culture. The Committee will monitor the results of future advisory votes and will take them into consideration when considering compensation matters in the future.

Clawbacks. It has always been the Committee’s practice to review past rewards in light of any material restatement of our financial results, and we continue to strengthen our policies with respect to the recoupment of prior awards and/or adjustment of future rewards in these events. The Committee recently adopted an enhanced clawback policy that applies to each of our NEOs as well as a number of other senior officers of the Company (“each a Covered Officer”). The policy provides that in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under either generally accepted accounting principles or federal securities law, or subsequently finds that the financial information or performance metrics used to determine the amount of incentive compensation for a prior period is materially inaccurate, the Company may seek repayment of compensation or require the forfeiture or reduction of outstanding or future compensation as may be determined by the Committee.

In addition to allowing for clawback in the case of financial restatement or materially inaccurate performance metrics, the policy also allows the Company to impose a clawback of compensation in the case of misconduct of a Covered Officer, whether or not there is an accompanying financial restatement. For purposes of the policy, misconduct is defined as (i) a knowing violation of Federal or state local law, rule or regulation; (ii) the material breach of any written Company policy or covenant between Regions and the Covered Officer; (iii) the disclosure of the Company’s confidential information or trade secrets; or (iv) the commission of an act of fraud, dishonesty or recklessness in the performance of the Covered Officer’s duties, which is not in good faith and which subjects the Company to excessive risk, financial loss or materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates.

Other regulatory actions. On June 21, 2010, the Federal Reserve adopted final guidelines on incentive compensation for financial institutions that include the following three main principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the Company.

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

In response to these guidelines, we have made a number of improvements to our incentive plans and incentive compensation oversight which improve our ability to evaluate and reduce risk or to risk-adjust payouts under the plans. We have also made a number of improvements to our controls and governance processes. We discuss these generally in the “Compensation Committee Report” which follows this CD&A and also elsewhere in this proxy statement under the heading “Relationship of Compensation Policies and Practices to Risk Management”.

Equity Grant Policies and Practices. A grant of equity compensation to eligible key employees is generally made on an annual basis. Although the Company does not currently issue stock option grants under the 2010 Long Term Incentive Plan, in the event this practice resumes, the plan requires that the exercise price for options be based on the closing price of our common stock on the date of the grant. The Committee has adopted a schedule and process of reviewing the program provisions and grant levels in the first quarter of the year to coincide with the annual performance management compensation review process established by the Company for all of its associates. As a part of that process each year, the Committee will pre-establish an actual grant date for grants to eligible associates subject to the needs and business considerations of the Company. Except for TARP-compliant grants issued in connection with 2011 performance, the grants to all other eligible employees for 2012 occurred in June.

The Committee specifically approves all grants of equity compensation to executive officers of Regions, as well as other officers covered by Section 16(a) of the Securities Exchange Act of 1934, including the determination of the grant date for those awards. The Committee has delegated authority to the CEO, however, to determine and approve annual grants to other key employees within the limits and budgets established each year as part of the Committee’s consideration of the annual grant program guidelines.

From time to time, the Company may find it necessary to issue special grants to non-Section 16(a) new hires or key officers outside of the normal grant process. The Committee has also delegated authority to the CEO to determine the need for and value of these grants. For these grants, the Committee’s policy provides that grants will be made on the first business day of the calendar quarter following the hire date or the determination for the need to grant an award for retention purposes. This timing was chosen to prevent even an appearance that either management or the recipient could manipulate the pricing date and also to reduce the administrative and accounting burden for Regions’ personnel that would be created by multiple grant dates. Any grants made by the CEO are reported to the Committee on a quarterly basis following the grant date.

Policy on Cash versus Non-cash and Current versus Future Compensation. The Committee does not maintain a stated policy which dictates cash versus non-cash compensation or current versus future compensation. However, the allocation of cash and non-cash compensation for each of the NEOs is reviewed by the Committee annually and reflects the Committee’s best efforts to balance the short and long-term objectives of the Company.

Stock Ownership Guidelines and Stock Retention Requirements. Regions has adopted stock ownership guidelines for its executive officers and members of the Board to ensure that they have a meaningful economic stake in Regions. These guidelines are designed to maintain stock ownership levels high enough to ensure our Executive Officers’ and Directors’ commitment to stockholder value creation.

The equity stake of our NEOs and Directors is reflected in the beneficial ownership information contained in this proxy statement on pages 9 through 11. The table below summarizes the stock ownership guidelines for our CEO and each of the NEOs (including their compliance with the policy):

Name	Ownership Requirement	Approximate Stock Value Required to be held	In Compliance with Guideline?

O. B. Grayson Hall, Jr.	5 X Base Pay	$4,875,000	Yes

David J. Turner, Jr.	3 X Base Pay	$1,770,000	Yes

John B. Owen	3 X Base Pay	$1,800,000	Yes

David B. Edmonds	3 X Base Pay	$1,740,000	Yes

Fournier J. Gale, III	3 X Base Pay	$1,545,000	No	*

*	As a new hire in 2011, Mr. Gale currently does not meet the requirement in full but still maintains a significant equity stake in the Company and is adhering to the strict retention requirements in place with respect to equity received under compensatory plans of the Company.

Each non-employee Director is required to hold shares of Regions common stock with a value of $200,000. All Directors who have been directors for five or more years are in compliance with the guidelines.

For purposes of meeting the guidelines, the following types of stock ownership are counted: shares directly owned by the officer or Director without restriction, restricted stock, restricted stock units (except for those that may be subject to future performance requirements), stock equivalents allocated through any deferred stock investment plan, as well as shares held in an Executive Officer’s 401(k) and deferred vested stock. Any member of the Executive Council or Director who does not meet the ownership guidelines must retain at least 50% of the after-tax value of any compensatory grant upon vesting until such time as the ownership guidelines are met.

Other policies related to stock ownership; prohibitions against insider trading, hedging and pledging of Regions stock. The Company has long maintained a general policy on insider trading to guard against improper securities trading by our associates using material nonpublic information and to help avoid the severe consequences associated with violations of the insider trading laws. Under the policy, no Director, officer or other associate of Regions who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information.

In addition, consistent with our compensation philosophy of rewarding the NEOs based on the long-term success of the Company, our insider trading policy prohibits all associates from speculative trading in our equity securities including prohibitions on short-selling stock, buying call options and selling put options or from entering into hedging strategies that protect against downside risk of Regions stock ownership.

Additionally, Regions recently adopted a policy prohibiting the future pledging of shares as collateral for any loan. The new policy provides that any Executive Officer or Director with pledged shares has until the stockholders’ meeting in 2016 to eliminate any pledging situations. Until that time, pledged shares do not count towards meeting the stock ownership requirements.

Accounting for Stock-Based Compensation. Regions accounts and reports for stock-based compensation under its long-term incentive plans in accordance with the requirements of Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation. For further disclosure of Regions’ accounting for stock-based compensation, refer to Note 16 “Share-Based Payments” to the consolidated financial statements included in Regions’ Annual Report on Form 10-K.

Internal Revenue Code Section 162(m)(“IRC 162(m)”). As part of its role, the Committee has historically reviewed and considered the deductibility of executive compensation under IRC 162(m), which provides that public companies generally may not deduct compensation of more than $1,000,000 of non-“performance-based” compensation paid to certain NEOs. The $1,000,000 limit is reduced to $500,000 under the TARP Compensation Standards (with no exception for “performance-based” compensation). Due in part to the application of the reduced IRC 162(m) limit as a result of Regions’ participation in TARP and the elimination of the performance-based pay exclusion under TARP, compensation paid or accrued to senior executive officers in 2012 may not be fully deductible in all cases. The Committee has reserved the right to pay executives compensation that is not deductible under IRC 162(m).

Change-in-Control, Post-Termination and Other Employment Arrangements

Due to continuing consolidation in the financial services industry and for competitive and fairness reasons, we believe it is important to protect key associates (including the NEOs) in the event of certain terminations of employment during a transition period following a change-in-control of Regions. We believe that stockholders will be best served if the interests of our senior management are aligned with them. The occurrence or potential occurrence of a change-in-control would create uncertainty regarding the continued employment of our NEOs and providing employment protection should eliminate, or at least significantly reduce, any potential reluctance of our executives to pursue potential transactions that may be in the best interests of stockholders. As a result, we have entered into agreements with all NEOs that govern some of the terms of their employment and compensation in the event of a qualifying termination after a change-in-control of Regions.

Change-in-Control Agreements. The change-in-control agreements entered into with Executive Officers generally provide that during the two-year period following a change-in-control of Regions, if an executive’s employment is terminated other than for “cause”, or if the executive resigns for “good reason”, he or she would be paid accrued compensation and benefits, plus an amount equal to a specified multiple of base salary and average annual bonus during the three years preceding the year in which the change-in-control occurs. Mr. Hall, Mr. Edmonds, Mr. Owen and Mr. Gale are all entitled to a three times multiple of pay, while Mr. Turner is entitled to a two times multiple of pay upon termination following a change-in-control. If employment is terminated for cause, or by reason of death, disability or resignation other than for good reason, payments would be limited to accrued compensation and benefits. New agreements issued after February 2011 do not include any income tax gross up payments under the excise tax provisions of section 4999 of the Code. Mr. Hall, Mr. Edmonds, Mr. Owen and Mr. Turner have change-in-control agreements issued in 2007 that provide in the event any payment or benefit would cause the executive to become subject to the excise tax imposed under Section 4999 of the IRC, then additional payments may become due to the extent necessary to avoid a negative tax consequence to the executive. Mr. Gale’s agreement was issued after February 2011 and therefore does not include any gross up for excise taxes. None of the agreements provided to NEOs provide any type of severance benefits in connection with termination of employment at any other time.

COMPENSATION COMMITTEE REPORT

Compensation Discussion and Analysis

Regions has the primary responsibility for the Compensation Discussion and Analysis (“CD&A”) which is included in this proxy statement.

On behalf of the Board of Directors, the Compensation Committee oversees the development and administration of Regions’ compensation program for officers and key associates of senior management. As part of this responsibility, the Compensation Committee has reviewed and discussed with Regions’ management the contents of the CD&A. Based on its review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Regions’ Annual Report on Form 10-K for the year ended December 31, 2012.

TARP Risk Disclosure and Certification

In June 2009, the U. S. Department of the Treasury issued TARP Compensation Standards, which required, among other things, that the Committee periodically review the risks associated with senior executive officer compensation plans and take corrective action when necessary in order to ensure that the plans and programs do not encourage unnecessary or excessive risks to the Company. In compliance with these Standards, the Committee met with the Senior Risk Officer (“SRO”) in February and August of 2012 to review the risks associated with our senior executive officer and employee compensation plans.

In conducting its preliminary and comprehensive reviews of our compensation plans, the Committee and the SRO considered a number of factors to assess the relative risks of the plans, including the Company’s risk management structure. The SRO noted for the Committee that the process of limiting risk starts with the Board of Directors in setting the risk appetite of the Company, establishing policies, and implementing appropriate limits. The SRO shared with the Committee management’s role in developing the policies and practices to ensure that the Company operates within its risk appetite and to avoid unnecessary or excessive risk, and reviewed the following entity-level controls:

•	The risk function is independent of business management.

•	Compensation for risk management associates is not based on achieving business unit goals.

•	All incentive plans must be approved by the appropriate level of management and routinely reviewed.

•	There is an independent verification of valuations used in incentive plan calculations.

•	Plan administrators do not participate in their own incentive plans.

•

Management discretion is allowed in the final determination of all incentive payments for associates other than our NEOs and our Compensation Committee has discretion to make adjustments to incentive payments for the NEOs.

•	Deferred compensation is used as a part of the compensation program for highly compensated individuals, where appropriate.

The SRO then covered the specific compensation plan risk assessment process that was used to evaluate the risk profile for compensation plans. Through the assessment process, each incentive compensation plan was evaluated on a series of risk assessment factors:

•

Covered Associate Risk—as defined by recent federal guidance, this factor evaluates the inclusion of those associates who have the ability to expose Regions to material amounts of risk based on the inherent risks arising from, or generated by, the employee’s activities even if the organization uses risk management processes or controls to limit risks.

•

Industry Volatility—considers the nature of the industry or business segment for which activities are being incented and recognizes that certain industry segments with greater volatility or that are highly complex carry greater risks than industry segments that have low levels of volatility or are less complex.

•

Plan Features—considers plan design and risk mitigants, recognizing that a plan that already incorporates risk adjustment features such as thresholds, caps, clawbacks, deferral mechanisms, and discretion to reduce payouts carries less risk than plans without these features.

•	Total Payout—considers the expense amount or pool size for the plan, recognizing that plans with higher total payouts may pose a bigger risk for Regions than plans with low total payouts.

•

Payout Per Person—considers the average payout per participant in the plan, recognizing that risk can be higher for plans that provide individual payout levels that are significant when compared to total compensation.

•

Residual Risk—considers the full spectrum and total life cycle of risk, recognizing there is a higher risk profile if incentive payments are for production where the future income or revenue stream to the Company is uncertain or there is substantial residual risk from the product or activity for which we are compensating.

•

Data Collection Controls—considers the controls and processes in place to facilitate recordkeeping, calculation and maintenance of plans recognizing that simple plan design and tracking mechanisms have a lower risk than plans with complex formulas and manual or difficult to validate processes and therefore require more complex systems and controls.

•

Strategic Priority Alignment—considers the stated purpose of the plan recognizing that plans that are clearly aligned with Regions’ strategic priorities are more certain to also be in alignment with the Board of Directors’ Risk Appetite Statement and the level and nature of risk that Regions is willing to take to pursue its mission subject to the constraints imposed by shareholders, regulators, and other stakeholders.

Based on the analysis of these risk categories, each compensation plan was classified as having a potential for high, moderate or low impact to the Company, with the main focus of the Committee’s review being on those plans with a potential for a high impact. Those plans identified by the compensation review team were then further analyzed in concept and in practice in order to ensure that none of the plans pose unnecessary risks to Regions or have the potential to encourage the manipulation of reported earnings.

Senior Executive Officer Compensation Plans. As described in the CD&A, because of the prohibition on paying bonuses while under the limitations of the TARP Compensation Standards, our CEO, CFO and the other NEOs from the prior year did not receive cash bonuses or equity compensation other than TARP-compliant grants of restricted stock for the portion of the year that was covered by TARP.

As we anticipated our emergence from TARP and the Committee considered the design of our Management Incentive Plan and Long-Term Incentive Plan grants for 2012, our risk management team worked alongside the Committee and its independent consultant to ensure the resulting incentive programs we adopted do not encourage associates to take excessive risks. As previously discussed within this analysis, a number of criteria were added to our incentive plans to ensure that risk and reward are appropriately balanced.

More information with respect to how we manage risk at Regions including how we manage risk as it relates to our compensation structure can be found on pages 21-22 and 27-28.

In making its determinations with respect to compensation risk, the Committee considered the impact of: (i) the Board’s role in the determination of the overall risk profile and appetite; (ii) the policies procedures and governance activities we follow; and (iii) the changes implemented in our programs during 2012. After reviewing these factors and after taking into account the analysis conducted by the SRO and compensation review team, the Committee and the SRO concluded that none of the compensation plans of the organization either: (i) pose excessive and unnecessary risks that threaten the value of the Company; (ii) encourage short-term results rather than long-term value creation; or (iii) encourage the manipulation of reported earnings to enhance the compensation of any associate.

In addition, management and the Committee acknowledged that compensation practices are important components of our approach to risk management. Therefore, we have also taken steps to further strengthen our compensation risk management framework. Additional safeguards that have been established include: (i) further formalizing the approval process for any compensation plan including documenting the methodology and process used to assure identification and transparency of any risks; (ii) requiring and standardizing a quarterly review process across all lines of business in order to assist in monitoring and controlling any identification of risks; (iii) strengthening plan documentation requirements including the addition of stronger clawback provisions; and (iv) modifying the payment approval process to add additional back end review of risk assessment and appropriate payment modification, if necessary.

Certification. As required under ARRA, the Committee certifies that:

(1) it has reviewed with the Senior Risk Officer of Regions the senior executive officer compensation arrangements and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

(2) it has reviewed with the Senior Risk Officer of Regions the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

THE COMPENSATION COMMITTEE

James R. Malone—Chairman

David J. Cooper, Sr.

Don DeFosset

Eric C. Fast

Susan W. Matlock

Lee J. Styslinger III

2012 COMPENSATION

The following tables contain information about the President and Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers at the end of 2012.

SUMMARY COMPENSATION TABLE

Name	Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards Value ($) (1)	Option Awards Value ($)	Non Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
O. B. Grayson Hall, Jr.	President and Chief	2012		922,917	—	4,726,367	—	1,437,750	4,714,352	95,698	11,897,084
	Executive Officer	2011		850,000	—	3,605,000	—	—	1,758,611	167,864	6,381,475
		2010		837,500	—	2,287,500	—	—	1,808,868	181,928	5,115,796

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	2012		583,750	—	1,253,688	—	640,705	522,080	53,620	3,053,843
		2011		575,000	—	876,600	—	—	199,605	69,336	1,720,541
		2010		542,667	—	416,666	—	—	134,925	80,175	1,174,433

John B. Owen	Senior Executive Vice President and Head of Lines of Business	2012		581,250	—	1,090,553	—	666,586	787,391	58,888	3,184,668
		2011	(5)	555,000	—	1,044,400	—	—	480,884	69,597	2,149,881
		2010		555,000	—	630,000	—	—	288,594	78,284	1,551,878

David B. Edmonds	Senior Executive Vice President and Chief Administrative Officer	2012		567,500	—	835,099	—	788,825	1,355,999	52,978	3,600,401
		2011	(5)	550,000	—	935,000	—	—	424,157	70,093	1,979,250
		2010		537,500	—	545,000	—	—	400,827	76,936	1,560,263

Fournier J. Gale, III	Senior Executive Vice President, General Counsel and Corporate Secretary	2012		508,750	—	600,933	—	515,342	N/A	67,826	1,692,851
		2011		416,667	500,000	282,496	468,807	—	N/A	29,693	1,697,663

(1)	The amounts reflected in the column include multiple grants for NEOs as follows:

Name	Total Stock Awards Value ($)	GRANTED IN 2012 FOR 2011		GRANTED IN 2012						Total Stock Awards Value (excluding TARP-Compliant Restricted Stock for 2011 granted in 2012) ($)
		TARP-Compliant Restricted Stock Granted in 2012 for 2011 (a)		Salary Stock Realized for 2012 (b)		2012 Annual Equity Grant
						PSUs($/Units) (c)		RSUs ($ / Units) (d)
		$	units	before tax ($)	net of tax (units)	Performance Stock ($)	Performance Stock (units)	Restricted Stock ($)	Restricted Stock (units)
O. B. Grayson Hall, Jr.	4,726,367	1,402,498	241,810	714,583	121,868	1,304,643	221,878	1,304,643	221,878	3,323,869
David J. Turner, Jr.	1,253,688	457,301	78,845	189,583	31,990	303,402	51,599	303,402	51,599	796,387
John B. Owen	1,090,553	299,999	51,724	183,750	30,983	303,402	51,599	303,402	51,599	790,554
David B. Edmonds	835,099	379,999	65,517	—	—	227,550	38,699	227,550	38,699	455,100
Fournier J. Gale, III	600,933	—	—	145,833	24,279	227,550	38,699	227,550	38,699	455,100

(a)	The amount reflected in column (a) for Mr. Hall, Mr. Turner, Mr. Owen and Mr. Edmonds includes the grant date fair value of a stock award grant made to them on February 22, 2012. As described in the Compensation Discussion and Analysis on pages 46 through 48, this grant was for service and performance during 2011 under the TARP-compensation standards, but under SEC rules, must be reported for calendar year 2012.
(b)	For Mr. Hall, Mr. Turner, Mr. Owen and Mr. Gale the amount in column (b) reflects the annual grant of salary stock units. Salary stock units are a form of compensation allowable under TARP. Salary stock units were awarded in equal installments each pay period from January 1, 2012 through April 13, 2012 at which time awards of salary stock were discontinued to allow for restructuring of compensation due to the repayment of TARP. The 2012 salary stock awarded was fully vested at grant and payable in January 2013 at the stock price at that time.
(c)	For all of the NEOs, the amounts in column (c) reflect the grant date fair value of the 2012 annual grant Performance Stock Units (PSUs). The PSU value is at target and can range from 0% to 200% of target based on performance metrics of absolute and relative Earnings Per Share growth and Return on Average Tangible Common Equity established at grant.
(d)	For all of the NEOs, the amounts in column (d) reflect the grant date fair value of time-vested restricted stock awards that are cliff vested over a three-year period ending in June 2015.

For more detail regarding the stock awards for NEOs, please see pages 46 through 48 of the Compensation Discussion and Analysis and the 2012 Grants of Plan-Based Awards Table on pages 62 and 63 of the proxy statement.

(2)	This amount represents annual bonuses for 2012 performance, prorated relative to time periods each NEO was covered by TARP and as approved by the Compensation Committee under the Regions Management Incentive Plan.
(3)	The change in pension value for each participant is the difference in the total present value of accrued benefit on December 31, 2012 minus the total present value of accrued benefit on December 31, 2011. This amount includes benefits under a grandfathered targeted alternative benefit for Mr. Hall, Mr. Edmonds and Mr. Owen. Benefits under the alternative formula are subject to significant vesting requirements (completion of a minimum 10 years of service and attainment of age 60), and therefore, while accrued, part of the change in benefit is not yet vested. For more information about these benefits, refer to pages 48 and 49 in the CD&A and to the Pension Benefits Description and Table on pages 68 and 69.
(4)	The 2012 amount includes the value of: excess group liability insurance coverage, financial planning services personal flight time, an enhanced executive physical, home security as well as matching charitable gift contributions for all of our NEOs. It also includes the value of Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan as follows: Mr. Hall—$51,208 plus an amount equal to $2,600 from a grandfathered AmSouth Profit Sharing contribution, Mr. Turner— $27,142, Mr. Owen—$31,925, Mr. Edmonds—$22,700, and Mr. Gale—$27,400.
(5)	Mr. Owen and Mr. Edmonds were not NEOs in 2011; however, compensation information is provided for 2011 in accordance with SEC rules.

TOTAL 2012 GRANTS

The following table details all equity-based and non-equity plan-based awards granted to each of the Named Executive Officers in the Summary Compensation Table in 2012.

Equity grants issued during 2012 were issued under the Regions Financial Corporation 2010 Long Term Incentive Plan (“Regions 2010 LTIP”). The Regions 2010 LTIP was approved by stockholders at the 2010 annual meeting and permits grants of awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards, dividend equivalents, or other stock-based awards, or any other right or interest relating to stock or cash. Under the Regions 2010 LTIP, 100 million shares and share equivalents of our common stock were authorized for issuance. Awards under the Regions 2010 LTIP may vest over time or upon the achievement of pre-established performance goals. In addition, awards generally vest on termination of an award holder’s employment within 24 months after a change-in-control of Regions (as defined in the Regions 2010 LTIP to exclude certain merger-of-equals transactions).

2012 GRANTS OF PLAN-BASED AWARDS

Name	Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
O. B. Grayson Hall, Jr.	President and Chief	01/15/12	—	—	—	—	—	—	20,394.74	—	—	102,083
	Executive Officer	01/31/12	—	—	—	—	—	—	19,272.63	—	—	102,083
		02/15/12	—	—	—	—	—	—	17,381.40	—	—	102,083
		02/22/12	—	—	—	—	—	—	241,810.00	—	—	1,402,498
		02/29/12	—	—	—	—	—	—	17,465.82	—	—	102,083
		03/15/12	—	—	—	—	—	—	15,621.60	—	—	102,083
		03/30/12	—	—	—	—	—	—	15,266.03	—	—	102,083
		04/13/12	—	—	—	—	—	—	16,465.32	—	—	102,083
		06/01/12	—	—	—	—	—	—	221,878.00	—	—	1,304,643
		06/01/12	—	—	—	0	221,878	443,756	—	—	—	1,304,643
		06/01/12	0	1,433,333	2,866,666	—	—	—	—	—	—	—

David J. Turner, Jr.	Senior Executive Vice	01/15/12	—	—	—	—	—	—	5,334.68	—	—	27,083
	President and Chief	01/31/12	—	—	—	—	—	—	4,895.23	—	—	27,083
	Financial Officer	02/15/12	—	—	—	—	—	—	4,563.04	—	—	27,083
		02/22/12	—	—	—	—	—	—	78,845.00	—	—	457,301
		02/29/12	—	—	—	—	—	—	4,633.79	—	—	27,083
		03/15/12	—	—	—	—	—	—	4,144.51	—	—	27,083
		03/30/12	—	—	—	—	—	—	4,050.17	—	—	27,083
		04/13/12	—	—	—	—	—	—	4,368.35	—	—	27,083
		06/01/12	—	—	—	—	—	—	51,599.00	—	—	303,402
		06/01/12	—	—	—	0	51,599	103,198	—	—	—	303,402
		06/01/12	0	333,333	666,666	—	—	—	—	—	—	—

Name	Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John B. Owen	Senior Executive Vice	01/15/12	—	—	—	—	—	—	5,170.54	—	—	26,250
	President and Head of	01/31/12	—	—	—	—	—	—	4,744.61	—	—	26,250
	Lines of Business	02/15/12	—	—	—	—	—	—	4,400.29	—	—	26,250
		02/22/12	—	—	—	—	—	—	51,724.00	—	—	299,999
		02/29/12	—	—	—	—	—	—	4,491.21	—	—	26,250
		03/15/12	—	—	—	—	—	—	4,016.98	—	—	26,250
		03/30/12	—	—	—	—	—	—	3,925.55	—	—	26,250
		04/13/12	—	—	—	—	—	—	4,233.94	—	—	26,250
		06/01/12	—	—	—	—	—	—	51,599.00	—	—	303,402
		06/01/12	—	—	—	0	51,599	103,198	—	—	—	303,402
		06/01/12	0	333,333	666,666	—	—	—	—	—	—	—

David B. Edmonds	Senior Executive Vice	02/22/12	—	—	—	—	—	—	65,517.00	—	—	379,999
	President and Chief	06/01/12	—	—	—	—	—	—	38,699.00	—	—	227,550
	Administrative Officer	06/01/12	—	—	—	0	38,699	77,398	—	—	—	227,550
		06/01/12	0	250,000	500,000	—	—	—	—	—	—	—

Fournier J. Gale, III	Senior Executive Vice	01/31/12	—	—	—	—	—	—	7,531.13	—	—	41,667
	President, General	02/15/12	—	—	—	—	—	—	3,519.42	—	—	20,833
	Counsel and	02/29/12	—	—	—	—	—	—	3,564.45	—	—	20,833
	Corporate Secretary	03/15/12	—	—	—	—	—	—	3,188.08	—	—	20,833
		03/30/12	—	—	—	—	—	—	3,115.52	—	—	20,833
		04/13/12	—	—	—	—	—	—	3,360.27	—	—	20,833
		06/01/12	—	—	—	—	—	—	38,699.00	—	—	227,550
		06/01/12	—	—	—	0	38,699	77,398	—	—	—	227,550
		06/01/12	0	250,000	500,000	—	—	—	—	—	—	—

(1)	The performance cash awards included in this section have performance requirements based on absolute and relative Earnings Per Share growth and Return on Average Tangible Common Equity. The performance period for these awards is January 1, 2012 through December 31, 2014 with a vest date of June 1, 2015.

(2)	The performance stock unit awards included in this section have performance requirements based on absolute and relative Earnings Per Share growth and Return on Average Tangible Common Equity. The performance period for these awards is January 1, 2012 through December 31, 2014 with a vest date of June 1, 2015.

(3)	Grants of salary stock units are included in this column. Salary stock units are a form of compensation allowable under TARP. Salary stock units were awarded in equal installments each pay period (net of Social Security and Medicare tax) for 2012 and were fully vested at grant, but not payable until a later date. Salary stock units were only awarded for the first seven pay periods of 2012 and then discontinued to allow for restructuring of compensation due to the repayment of TARP. The 2012 grants of salary stock were payable in one installment as of January 1, 2013 at the stock price on that date. Restricted stock granted under the Regions 2010 LTIP on February 22, 2012 represents TARP-compliant restricted stock grants for 2011 service and performance under the TARP compensation standards, but under SEC rules, are reported for calendar year 2012.

YEAR-END HOLDINGS

The following table sets forth outstanding equity-based awards held by each of the Named Executive Officers in the Summary Compensation Table as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

Name	Principal Position	Grant Date	Option Awards (1)					Stock Awards (2)
			Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: # of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
O. B. Grayson Hall, Jr.	President and Chief Executive Officer	02/10/03	80,378	—	—	25.70	02/10/13	—	—	—	—
		02/04/04	70,649	—	—	30.55	02/04/14	—	—	—	—
		02/08/05	115,065	—	—	32.02	02/08/15	—	—	—	—
		04/03/06	83,966	—	—	34.46	04/03/16	—	—	—	—
		04/24/07	85,715	—	—	35.07	04/23/17	—	—	—	—
		02/28/08	282,019	—	—	21.94	02/27/18	—	—	—	—
		02/24/09	363,278	—	—	3.29	02/23/19	—	—	—	—
		02/23/11	—	—	—	—	—	156,504	1,115,874	—	—
		02/22/12	—	—	—	—	—	241,810	1,724,105	—	—
		06/01/12	—	—	—	—	—	221,878	1,581,990	221,878	1,581,990

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	05/02/05	27,590	—	—	33.21	05/02/15	—	—	—	—
		04/03/06	33,810	—	—	34.46	04/03/16	—	—	—	—
		04/24/07	20,000	—	—	35.07	04/23/17	—	—	—	—
		02/28/08	59,822	—	—	21.94	02/27/18	—	—	—	—
		02/23/11	—	—	—	—	—	51,030	363,844	—	—
		02/22/12	—	—	—	—	—	78,845	562,165	—	—
		06/01/12	—	—	—	—	—	51,599	367,901	51,599	367,901

Name	Principal Position	Grant Date	Option Awards (1)					Stock Awards (2)
			Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: # of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
John B. Owen	Senior Executive Vice President and Head of Lines of Business	02/28/08	128,191	—	—	21.94	02/27/18	—	—	—	—
		02/24/09	171,598	—	—	3.29	02/23/19	—	—	—	—
		02/23/11	—	—	—	—	—	56,152	400,364	—	—
		02/22/12	—	—	—	—	—	51,724	368,792	—	—
		06/01/12	—	—	—	—	—	51,599	367,901	51,599	367,901

David B. Edmonds	Senior Executive Vice President and Chief Administrative Officer	02/10/03	56,393	—	—	25.70	02/10/13	—	—	—	—
		02/04/04	60,602	—	—	30.55	02/04/14	—	—	—	—
		02/08/05	55,180	—	—	32.02	02/08/15	—	—	—	—
		04/03/06	47,844	—	—	34.46	04/03/16	—	—	—	—
		04/24/07	42,858	—	—	35.07	04/23/17	—	—	—	—
		02/28/08	141,010	—	—	21.94	02/27/18	—	—	—	—
		02/24/09	156,904		—	3.29	02/23/19	—	—	—	—
		02/23/11	—	—	—	—	—	52,168	371,958	—	—
		02/22/12	—	—	—	—	—	65,517	467,136	—	—
		06/01/12	—	—	—	—	—	38,699	275,924	38,699	275,924

Fournier J. Gale, III	Senior Executive Vice President, General Counsel and Corporate Secretary	03/01/11	38,022	76,043	—	7.43	02/28/21	38,021	271,090	—	—
		06/01/12	—	—	—	—	—	38,699	275,924	38,699	275,924

(1)	Stock options are granted to vest in equal annual installments on each of the first three anniversaries of the date of grant.

(2)	The restrictions on restricted stock awards/units are scheduled to lapse in one lump sum on the third anniversary of the date of grant. The restrictions on performance stock units granted June 1, 2012 are scheduled to lapse on the third anniversary of the grant date between 0% and 200% subject to absolute and relative Earnings Per Share growth and Return on Average Tangible Common Equity for the period January 1, 2012 through December 31, 2014.

(3)	The number and market value of outstanding awards dated June 1, 2012 represents time vested restricted stock units.

(4)	The number and market value of outstanding awards dated June 1, 2012 represents performance-based restricted stock units.

OPTION EXERCISES AND STOCK VESTED DURING 2012

The following table sets forth the amounts realized by each of the Named Executive Officers named in the Summary Compensation Table in 2012 as a result of the exercise of options and vesting of stock awards in 2012.

2012 OPTION EXERCISES AND STOCK VESTED

Name	Principal Position	Option Awards		Stock Awards
		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

O. B. Grayson Hall, Jr.	President and Chief Executive Officer	—	—	320,877	2,094,412

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	—	—	44,189	276,562

John B. Owen	Senior Executive Vice President and Head of Lines of Business	—	—	123,765	785,460

David B. Edmonds	Senior Executive Vice President and Chief Administrative Officer	—	—	138,719	943,759

Fournier J. Gale, III	Senior Executive Vice President, General Counsel and Corporate Secretary	—	—	24,279	145,833

(1)	These amounts include salary stock units awarded January 1, 2012 through April 13, 2012 and shares vested in May of 2012 and October of 2012 in association with the release of restricted stock and are detailed in the following schedule:

Name	Vested Salary Stock Units (net of Social Security and Medicare Tax)(#) (a)	Salary Stock Realized for 2012 (before Social Security and Medicare Tax)($) (a)	Vested Shares of Restricted Stock Released in May, 2012(#) (b)	Value of Shares of Restricted Stock Released in May, 2012($) (b)	Vested Shares of Restricted Stock Released in October, 2012(#)	Value of Shares of Restricted Stock Released in October, 2012($)
O. B. Grayson Hall, Jr.	121,868	714,583	48,882	309,423	150,127	1,070,406
David J. Turner, Jr.	31,990	189,583	—	—	12,199	86,979
John B. Owen	30,983	183,750	74,782	473,370	18,000	128,340
David B. Edmonds	—	—	56,634	358,493	82,085	585,266
Fournier J. Gale, III	24,279	145,833	—	—	—	—

(a)	Salary stock units are vested at award and are subject to Social Security and Medicare tax withholding. Salary stock units are subject to transfer restrictions until the time of payout as of January 1, 2013, at the stock price on that date. The amounts reflected in this table for salary stock awarded in 2012 are also reflected in the Stock Awards column of the Summary Compensation Table.

(b)	The release of restricted stock that occurred in May, 2012 was granted in February, 2009 and was pursuant to (1) sustained stock price performance and (2) the provisions of TARP whereby the executive could not receive the entire amount/value associated with the original award. The performance criteria were met and the entire grant vested. However, only a fraction of the original grant was released. The numerator in the fraction was the amount of time the executive had been subject to TARP and the denominator was the restriction period of 3 years and 90 days. Mr. Hall, Mr. Owen and Mr. Edmonds each forfeited restricted stock at the time of release as follows:

Name	Amount Outstanding (#)	Percent Forfeited	Amount Forfeited (#)
O. B. Grayson Hall, Jr.	288,184	83.04%	239,302
John B. Owen	108,069	30.08%	33,287
David B. Edmonds	108,069	47.59%	51,435

Stock options granted in February, 2009 were also pursuant to (1) sustained stock price performance and (2) the provisions of TARP whereby the executive could not receive the entire amount/value associated with the original award. The performance criteria were met and the entire grant vested, but only a fraction of the original grant became exercisable. The numerator in the fraction was the amount of time the executive had been subject to TARP and the denominator was the expected life of 6.75 years, per tranche. As a result, Mr. Hall, Mr. Owen and Mr. Edmonds each also forfeited stock options in May, 2012 as follows:

Name	Original Grant Amount (#)	Percent Forfeited	Amount Forfeited (#)
O. B. Grayson Hall, Jr.	485,159	25.12%	121,881
John B. Owen	181,935	5.68%	10,337
David B. Edmonds	181,935	13.76%	25,031

PENSION BENEFITS

The Regions Financial Corporation Retirement Plan (the “Regions Retirement Plan”) is a non-contributory qualified defined benefit plan providing for a lifetime monthly annuity following retirement. All benefits earned by our NEOs under the plan are generally based the following formula:

1.3% of Average Monthly Earnings up to Covered Compensation
Plus
1.8% of Average Monthly Earnings in excess of Covered Compensation,
Multiplied by
Years of Service up to a maximum of 30 total years

Average Monthly Earnings defined as the average of the highest five consecutive years of base compensation within the last 10 years of service, and Covered Compensation is defined as the estimated average maximum amount of a participant’s earnings on which Social Security benefits will be based assuming that each year of the participant’s working career the participant’s wages equaled the Social Security Taxable Wage Base and is automatically adjusted each year to reflect changes in the Taxable Wage Base.

The Regions Financial Corporation Post 2006 Supplemental Executive Retirement Plan (the “Regions SERP”) provides benefits that would otherwise be denied participants under the qualified Regions Retirement Plan because of tax code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain high quality senior executive talent for the organization. There are two types of retirement benefits in the Regions SERP: a regular benefit and a targeted benefit.

The regular Regions SERP benefit is available to all eligible SERP participants, and bases benefits on the same formula as the Retirement Plan defined above with the following differences: (1) instead of averaging pay over five years of service, it is averaged over the highest three consecutive years of service out of the last 10 years of service; (2) in addition to base pay, it includes annual cash incentives as well as 50% of any Salary Stock granted during the period of TARP participation; and (3) the maximum years of service used in the calculation of the pension benefit is 35 years of service instead of 30.

The targeted Regions SERP retirement benefit is available only to a select group of senior officers. This targeted Regions SERP benefit provides a benefit using the following formula:

4% of Average Monthly Earnings for the first 10 years of service,
Plus

1% of Average Monthly Earnings for every year in excess of 10 years of service up to a maximum of an additional 25 years of service (for a maximum benefit of 65% of Average Monthly Earnings with 35 years of service).

For purposes of this formula, Average Monthly Earnings is the same definition as the regular SERP benefit.

These targeted Regions SERP benefits are offset by both any benefit from the Retirement Plan as well as Social Security. The targeted benefit is subject to significant retentive vesting requirements. Participants will receive the benefit for termination of employment after reaching age 60 and completing a minimum of 10 years of service, except in the case of death, disability or change-in-control. Termination of employment for any other reason prior to age 60 and completion of 10 years of service will result in forfeiture of the alternative target formula. If a participant who participates in both the regular SERP benefit and the alternative target formula benefit retires prior to meeting these vesting requirements, he or she will receive a regular SERP benefit. The following 2012 Pension Benefits table reflects the actuarial present value benefit from the Regions Retirement Plan and Regions SERP.

2012 PENSION BENEFITS

Name	Principal Position	Plan Name	Number of Years Credited Service (#) (1)	Pension Benefits
				Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
O. B. Grayson Hall, Jr.	President & Chief Executive Officer	Regions Financial Corporation Retirement Plan	30	1,232,803	—
		Regions Financial Corporation Post 2006 SERP	31	14,446,356	—

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	Regions Financial Corporation Retirement Plan	7	212,664	—
		Regions Financial Corporation Post 2006 SERP	7	847,743	—

John B. Owen	Senior Executive Vice President and Head of Lines of Business	Regions Financial Corporation Retirement Plan	NA	NA	NA
		Regions Financial Corporation Post 2006 SERP	5	1,835,480	—

David B. Edmonds	Senior Executive Vice President and Chief Administrative Officer	Regions Financial Corporation Retirement Plan	17	807,783	—
		Regions Financial Corporation Post 2006 SERP	17	5,068,395	—

Fournier J. Gale, III	Senior Executive Vice President, General Counsel and Corporate Secretary	NA	NA	NA	NA
		NA	NA	NA	NA

(1)	The Regions Retirement Plan (a tax-qualified pension plan) caps the number of years of participant service for purposes of benefit accrual under the plan at 30 years. The Regions SERP (a nonqualified plan) caps participant service at 35 years. Mr. Owen does not participate in the qualified pension plan and Mr. Gale does not participate in the qualified or non-qualified pension plans of the company.

In 2009, future benefit accruals under the pension plan and SERP were suspended for all participants. Even during the suspension, participants continued to earn service toward vesting and eligibility for early retirement benefits. Effective January 1, 2010, these benefit accruals were reinstated for pension plan and SERP participants.

(2)	The present value of the accumulated qualified plan benefits reflects the present value as of December 31, 2012, and was determined using a 4.25% discount rate and the separate static annuitant/nonannuitant mortality tables for males and females issued by the IRS for 2013 funding purposes. The present value of the accumulated SERP benefits reflects the present value as of December 31, 2012, and was determined using a 3.65% discount rate and the 2013 PPA lump sum mortality table. For purposes of the present value calculation, no pre-retirement mortality was assumed and the payment date was assumed to be the earliest unreduced retirement date under the plan. The payment age of 62 (life only) was assumed for the Regions Retirement Plan and the payment age was assumed to be age 60 for the Regions SERP.

NONQUALIFIED DEFERRED COMPENSATION

Regions maintains the following nonqualified deferred compensation plans in which our Named Executive Officers participate.

Regions Financial Corporation Supplemental 401(k) Plan. Regions sponsors an excess contribution plan for executives and other 401(k) plan participants whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the 401(k) plan. Under this plan, participants may continue to make contributions on a nonqualified basis. In 2012, Regions made contributions to this plan up to 4% of base and incentive compensation provided the executive had elected a deferral rate on his or her base compensation of at least 4% for the year. All of the NEOs participated in the Regions Supplemental 401(k) Plan during 2012. Mr. Gale is also eligible for a non-qualified 2% non-elective Company contribution.

Regions Financial Corporation Salary Stock Unit Award Program. Salary stock is a form of compensation allowable under TARP. Regions was still a TARP participant at the beginning of 2012 and therefore, Salary Stock Unit Award Agreements were entered into with four of the five NEOs. Mr. Edmonds did not enter into a Salary Stock Unit Award Agreement in 2012. Because the salary stock unit award is vested at grant, but not payable until a later date, this program is a form of deferred compensation. NEOs who participate in this program do not make any elections with regard to degree of participation nor time or manner of distribution. Salary stock units are fully vested at grant and are not subject to forfeiture and the payment date may not be accelerated. Salary stock units awarded through April 13, 2012 were payable in a single installment payable as of January 1, 2013, at the stock price on that date.

Regions Financial Corporation Restricted Cash Program. This restricted cash program is limited to associates eligible for Long Term Incentive Plan participation. This restricted cash vests three years from the date of the award as long as the associate is actively employed at the time of vesting. Mr. Turner is the only NEO who was a participant in this plan.

The following table sets forth the executive contributions, Regions contributions and the aggregate earnings, withdrawals and balances during 2012 under the nonqualified deferred compensation plans maintained by Regions.

NONQUALIFIED DEFERRED COMPENSATION FOR 2012

Name	Principal Position		Non-Qualified Deferred Compensation
			Executive Contributions in 2012 ($) (1 a & b)	Company Contributions in 2012 ($) (2 a & b)	Aggregate Earnings in 2012 ($) (3 a & b)	Aggregate Withdrawals / Distributions ($) (4 a & b)	Aggregate Balance at December 31, 2012 ($) (5 a & b)
O. B. Grayson Hall, Jr.	President and Chief Executive Officer	Supplemental 401(k) (a)	54,313	41,208	186,917	—	1,626,438
		Salary Stock (b)	—	868,916	181,628	982,869	2,512,971

						Total:	4,139,409

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	Supplemental 401(k) (a)	10,142	17,142	70,874	—	286,067
		Regions Restricted Cash (6)	—	—	1,966	123,837	0
		Salary Stock (b)	—	228,087	46,952	200,465	563,691

						Total:	849,758

John B. Owen	Senior Executive Vice President and Head of Lines of Business	Supplemental 401(k) (a)	17,888	16,925	61,869	—	323,084
		Salary Stock (b)	—	220,910	46,020	252,595	643,415

						Total:	966,499

David B. Edmonds	Senior Executive Vice President and Chief Administrative Officer	Supplemental 401(k) (a)	4,700	12,700	153,461	—	548,878
		Salary Stock (b) (7)	—	—	2,056	220,497	367,737

						Total:	916,615

Fournier J. Gale, III	Senior Executive Vice President, General Counsel and Corporate Secretary	Supplemental 401(k) (a)	7,500	12,400	490	—	7,990
		Salary Stock (b)	—	173,108	32,269	—	174,076

						Total:	182,066

(1)	(a) Amounts in this column represent amounts deferred from the applicable NEO’s base salary and annual bonus (if applicable) and that are reported in the “Salary” and “Bonus” (if applicable) columns of the Summary Compensation Table.

(b)	Executives do not make salary stock or restricted cash contributions.

(2)	(a) Amounts in this column include Company contributions under the Regions Financial Corporation Supplemental 401(k) Plan. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

(b)	Amounts in this column represent the salary stock units awarded from January 1, 2012 through April 13, 2012, (after Social Security & Medicare tax) as follows:

Name	Value of Salary Stock Deferred (after Social Security & Medicare tax)
O. B. Grayson Hall, Jr.	$868,916
David J. Turner, Jr.	$228,087
John B. Owen.	$220,910
David B. Edmonds	—
Fournier J. Gale, III	$173,108

These	amounts are also reflected in the “Stock Awards” column of the Summary Compensation Table on a before Social Security & Medicare tax basis.

(3)	(a) Amounts in this column include earnings/losses from the Regions Financial Corporation Supplemental 401(k) Plan, and

(b) represent the change in value of Regions Financial Corporation Salary Stock Unit Awards from the awards granted in 2012, and includes dividend earnings.

(4)	(a) There were no distributions from the Regions Financial Corporation Supplemental 401(k) Plan to any of the NEOs during 2012.

(b) Amounts in this column represent the final installment distribution of the balance as of December 31, 2012 of the 2011 salary stock grant that became payable as of January 1, 2012.

(5)	(a) The December 31, 2012 balances do not include true-up Company contributions that were made in early 2013 based on executive deferral elections from 2012 pay. These contributions are included, however, in the column “Company Contributions at December 31, 2012”. The aggregate balance at December 31, 2012 includes the balance in the Regions Financial Corporation Supplemental 401(k) Plan, and

(b) the value of 100% of the salary stock units granted in 2012.

(6)	Mr. Turner had an unvested award from a restricted cash grant made in 2009 (prior to being named an Executive Officer) that vested in 2012. Pursuant to the provisions of TARP, he did not receive the entire amount associated with this award. A fraction of more than two-thirds was forfeited. The numerator in the fraction was the amount of time he had been subject to TARP and the denominator was the restriction period of 3 years.

(7)	Mr. Edmonds has salary stock earnings and distributions from salary stock awards prior to 2012, but he did not enter into a Salary Stock Unit Award Agreement in 2012.

POTENTIAL PAYMENTS BY REGIONS UPON TERMINATION OR CHANGE-IN-CONTROL

Regions maintains a variety of agreements, plans and programs under which our NEOs would be eligible to receive severance payments and other benefits upon termination of employment or a change-in-control of Regions.

Change-in-Control Agreements. All of our NEOs hold a change-in-control agreement. Under the change-in-control agreements, certain severance benefits are due if during the two-year period following a change-in-control, Regions terminates employment without “cause” or the agreement holder terminates employment with “good reason”.

For Mr. Hall, Mr. Owen, Mr. Edmonds and Mr. Gale, if Regions terminates employment other than for “cause”, or if there is a resignation for “good reason”, they are entitled to receive accrued compensation and benefits, plus an amount equal to three times base salary and average annual bonus during the three years prior to the year in which the change-in-control occurred. Mr. Turner’s amount of base salary and average annual bonus is equal to two times. If employment is terminated by Regions for “cause”, or by reason of death, disability, or resignation other than for “good reason”, Regions’ liability is limited to accrued but unpaid compensation and benefits.

If any payment under the agreement causes Mr. Hall, Mr. Turner, Mr. Owen or Mr. Edmonds to become subject to the excise tax imposed under Section 4999 of the IRC, then Regions would also make an additional payment covering the excise tax, any income tax on the excise tax payment and any penalty and interest. However, if the payments and benefits provided following a change-in-control do not exceed 110% of the greatest amount that could be paid without triggering the excise tax, then those payments and benefits will be reduced to that amount. Mr. Gale’s agreement stipulates that in the event he would be subject to Excise Tax or a reduction in the amounts payable to the Excise Limit resulting in a greater after tax amount if not for a reduction, then the amounts payable would be reduced by an amount sufficient to reduce the value of the payments to the Excise Limit.

Equity-Based Award Plans. Under the terms of the Regions Financial Corporation 2010 Long Term Incentive Plan, equity-based awards generally vest at retirement, death, disability and change-in-control where employment is terminated without Cause or for Good Reason within the 24 month period following the change-in-control.

Under the terms of performance based equity grant award agreements, the performance period lapses at death and release/payment is equal to the target performance value. At retirement and disability, the award continues to vest on schedule and is released/paid subject to performance at the end of the performance period. For termination without Cause, the award continues to vest on schedule and is released/paid subject to performance at the end of the performance period and is prorated for the portion of the performance period between the grant date and the date employment terminated. Upon the occurrence of a change-in-control, the award is locked in at the target value and releases/pays at the end of the original service vesting period assuming employment continues. If upon the occurrence of a change-in-control employment is terminated within a 24 month period following the change-in-control, vesting and release/payment is immediate.

Pension and Deferred Compensation Plans. As described previously in the “Compensation Discussion and Analysis” and under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections, Regions maintains a number of tax-qualified and nonqualified retirement and deferred compensation plans under which certain employees, including certain of the NEOs, may receive benefits upon retirement or other terminations of employment. Upon termination of employment for any reason, each NEO would be entitled to receive the amounts set forth under the “Aggregate Balance at December 31, 2012” column of the Nonqualified Deferred Compensation for 2012 table on page 71 of this proxy statement.

Welfare and Other Insurance Benefits. Regions sponsors a number of broad-based health, life, and disability benefit programs for its associates, in which NEOs also participate, such as short- and long-term disability coverage and group term life insurance coverage.

The following table quantifies certain amounts that would be payable to NEOs upon various types of separation circumstances and that are described above. The table also quantifies certain additional payments and benefits not described above that are payable on certain terminations of employment. The amounts reflected in the table assume a December 31, 2012 termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Name	Principal Position	Voluntary ($)	Involuntary Without Cause ($)	Early Retirement ($)	For Cause ($)	Involuntary for Good Reason Following a CIC (8) ($)	Death ($)	Disability ($)
O. B. Grayson Hall, Jr. (1)	President and Chief Executive Officer
Compensation:	Cash Severance	—	—	—	—	7,312,500	—	—
	LTI
	Restricted Stock/Units (2)	1,581,990	1,581,990	1,581,990	—	4,421,969	4,421,969	4,421,969
	Performance Stock Units (2)	—	—	—	—	1,581,990	1,581,990	—
	Performance Cash	—	—	—	—	1,433,333	1,433,333	—
Perquisites:	Financial Planning (3)	28,050	28,050	28,050	—	28,050	28,050	28,050
	Outplacement (4)	—	—	—	—	60,000	—	—
	280G Tax Gross-up (5)	—	—	—	—	10,363,076	—	—
Benefits:	Value of continued welfare benefits (6)	—	—	—	—	25,651	—	—
	Value of additional retirement benefits (7)	—	—	—	—	6,097,854	—	—

TOTAL:		1,610,040	1,610,040	1,610,040	—	31,324,423	7,465,342	4,450,019

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer
Compensation:	Cash Severance	—	—	—	—	2,478,000	—	—
	LTI
	Restricted Stock/Units (2)	—	—	—	—	1,293,910	1,293,910	1,293,910
	Performance Stock Units (2)	—	—	—	—	367,901	367,901	—
	Performance Cash	—	—	—	—	333,333	333,333	—
Perquisites:	Financial Planning (3)	—	—	NA	—	28,050	28,050	28,050
	Outplacement (4)	—	—	—	—	60,000	—	—
	280G Tax Gross-up (5)	—	—	—	—	2,286,025	—	—
Benefits:	Value of continued welfare benefits (6)	—	—	—	—	16,990	—	—
	Value of additional retirement benefits (7)	—	—	—	—	367,127	—	—

TOTAL:		—	—	NA	—	7,231,336	2,023,194	1,321,960

John B. Owen	Senior Executive Vice President and Head of Lines of Business
Compensation:	Cash Severance	—	—	—	—	3,780,000	—	—
	LTI
	Restricted Stock/Units (2)	—	—	—	—	1,137,057	1,137,057	1,137,057
	Performance Stock Units (2)	—	—	—	—	367,901	367,901	—
	Performance Cash	—	—	—	—	333,333	333,333	—
Perquisites:	Financial Planning (3)	—	—	NA	—	28,080	28,050	28,050
	Outplacement (4)	—	—	—	—	60,000	—	—
	280G Tax Gross-up (5)	—	—	—	—	4,971,830	—	—
Benefits:	Value of continued welfare benefits (6)	—	—	—	—	25,651	—	—
	Value of additional retirement benefits (7)	—	—	—	—	3,683,193	—	—

TOTAL:		—	—	NA	—	14,387,045	1,866,341	1,165,107

Name	Principal Position	Voluntary ($)	Involuntary Without Cause ($)	Early Retirement ($)	For Cause ($)	Involuntary for Good Reason Following a CIC (8) ($)	Death ($)	Disability ($)
David B. Edmonds (1)	Senior Executive Vice President and Chief Administrative Officer
Compensation:	Cash Severance	—	—	—	—	3,480,000	—	—
	LTI
	Restricted Stock/Units (2)	275,924	275,924	275,924	—	1,115,018	1,115,018	1,115,018
	Performance Stock Units (2)	—	—	—	—	275,924	275,924	—
	Performance Cash	—	—	—	—	250,000	250,000	—
Perquisites:	Financial Planning (3)	28,050	28,050	28,050	—	28,050	28,050	28,050
	Outplacement (4)	—	—	—	—	60,000	—	—
	280G Tax Gross-up (5)	—	—	—	—	4,344,983	—	—
Benefits:	Value of continued welfare benefits (6)	—	—	—	—	19,036	—	—
	Value of additional retirement benefits (7)	—	—	—	—	3,172,729	—	—

TOTAL:		303,974	303,974	303,974	—	12,745,740	1,668,992	1,143,068

Fournier J. Gale, III (1)	Senior Executive Vice President, General Counsel and Corporate Secretary
Compensation:	Cash Severance (4)	—	—	—	—	3,090,000	—	—
	LTI
	Restricted Stock/Units (2)	275,924	275,924	547,014	—	547,014	547,014	547,014
	Performance Stock Units (2)	—	—	—	—	275,924	275,924	—
	Performance Cash	—	—	—	—	250,000	250,000	—
	Stock Options (2)	—	—	—	—	0	0	0
Perquisites:	Financial Planning (3)	28,050	28,050	28,050	—	28,050	28,050	28,050
	Outplacement (4)	—	—	—	—	60,000	—	—
	280G Tax Gross-up (5)	—	—	—	—	—	—	—
Benefits:	Value of continued welfare benefits (6)	—	—	—	—	19,036	—	—
	Value of additional retirement benefits (7)	—	—	—	—	—	—	—

TOTAL:		303,974	303,974	575,064	—	4,270,024	1,100,988	575,064

(1)	Mr. Hall and Mr. Edmonds are eligible for early retirement and Mr. Gale is eligible for normal retirement. For purposes of the various termination columns above, with the exception of the “For Cause” column, because they are eligible for early/normal retirement on December 31, 2012, they were assumed to have taken early/normal retirement and therefore are entitled to receive the benefits shown above.

(2)	Based on a fair market value of Regions common stock of $7.13 per share on December 31, 2012.

(3)	The service agreement with Regions’ financial planning provider allows for continuation of service for two years following termination due to retirement, death, disability and change-in-control.

(4)	The change-in-control agreement provides for reasonable outplacement services for up to two years based on a termination date of December 31, 2012.

(5)	280G Tax Gross-up represents the amount of the excise tax and related gross-up for excise taxes levied under Section 4999 of the IRC on payment and benefits following a change-in-control (otherwise referred to as “excess parachute payments” under Section 280G of the IRC).

(6)	The change-in-control agreement provides for continuation of medical and dental coverage equal to what is provided in accordance with Regions’ employee benefit plans for a period of three years for Mr. Hall, Mr. Owen, Mr. Edmonds and Mr. Gale and for a period of two years for Mr. Turner.

(7)	Mr. Hall, Mr. Turner, Mr. Owen and Mr. Edmonds participate in the Regions Retirement Plan and Supplemental Executive Retirement Plan. The change-in-control agreement provides for additional years credit for age and service under the Regions Financial Corporation Retirement Plan and the Regions Financial Corporation Post 2006 SERP that the executive would have accrued had they remained employed through the second anniversary of the change-in-control. In addition, Mr. Hall, Mr. Owen and Mr. Edmonds are each eligible for the alternative target benefit under the SERP which would normally require the executive to reach age 60 and have a minimum of 10 years of service. Under the SERP, in the event of involuntary termination of employment (or termination for good reason) within 24 months following a change-in-control, unvested benefits attributable to the alternative target benefit become fully vested. Because these benefits are already accrued, they are already reflected in the Pension Benefits Table on page 69 and do not represent additional expense to the Company. The following chart details the value of the benefit attributable to the additional years of age and service as well as the amounts already accrued that will vest upon involuntary termination of employment (or termination with good reason) within 24 months of a change-in-control.

Name	Value for Enhanced Years of Age and Service Credit ($)	Value for Vesting in Enhanced Benefit ($)	Total Additional Value ($)
O. B. Grayson Hall, Jr.	1,889,315	4,208,539	6,097,854
David J. Turner, Jr.	367,127	NA	367,127
John B. Owen	1,296,172	2,387,021	3,683,193
David B. Edmonds	236,702	2,936,027	3,172,729
Fournier J. Gale, III	NA	NA	NA
(8)	The following chart summarizes the meaning of “cause”, “good reason/without cause” and “change-in-control” under the Change in Control agreements of the NEOs:

Name of Agreement	“cause”	“good reason” “without cause”	“change-in-control”
Change-in- Control Agreement	(i) willful and continued failure to substantially perform reasonably assigned duties, (ii) breach of fiduciary duty involving personal profit or commission of a felony or a crime involving fraud or moral turpitude, material breach of the agreement, (iii) engaging in illegal conduct or gross misconduct that materially injures Regions, (iv) failure to materially cooperate with an investigation authorized by the Board, a regulatory body, or a governmental department or agency, or (v) disqualification or bar by any governmental or regulatory authority from carrying out duties and responsibilities, or loss of any required licenses.	(i) an adverse change in responsibilities as in effect immediately before the change-in-control, (ii) a material diminution in the budget over which the executive has control, (iii) a material breach of the compensation provisions of the agreement or (iv) requiring the executive to move his principal place of work by more than 50 miles.	(i) an acquisition of 20% or more of the combined voting power of Regions voting securities, (ii) a change in a majority of the members of the Board, (iii) the consummation of a merger (unless voting securities of Regions outstanding immediately prior to the merger continued to represent at least fifty-five percent (55%) of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger), or (iv) stockholder approval of a complete liquidation or dissolution of Regions.

DIRECTOR COMPENSATION

Fees. Directors who are employees of Regions or its subsidiaries do not receive a fee for their service as Directors. Directors who are not employees of Regions or its subsidiaries receive fees in accordance with the following schedule:

Component of Pay	All Directors	Additional fees for Committee Chairpersons	Additional fees for Non-Executive Chairman of the Board
Annual Retainer Paid as follows: a) $50,000 cash (paid quarterly) b) $80,000 in lieu of cash, paid in restricted stock (annual grant three business days following annual stockholder meeting)	$130,000	—	—
Meeting Fee (paid for each Committee or Board meeting attended by Director)	$1,500 per meeting	—	—
Annual Retainer for Committee Chairpersons (paid quarterly)	—	$20,000 - Audit and Compensation Committees $15,000 - Risk Committee $10,000 - NCG Committee	—
Annual Retainer for Non-Executive Chairman of the Board of Directors (paid quarterly)	—	—	$200,000

Directors’ Deferred Stock Investment Plan. Non-employee Directors of Regions may participate in Regions Directors’ Deferred Stock Investment Plan, under which a Director may elect to defer receipt of some or all of the participant’s cash compensation. Deferred amounts are credited to a bookkeeping account for the Director, which is designated in notional shares of Regions common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock in the participant’s account. At the end of the deferral period, the participant’s account is settled in actual shares of common stock, plus cash for any fractional share. Receipt and taxability of benefits are deferred until the time of payment in accordance with the payment election made by the Director at the time of the deferral. Most of the Directors of Regions elected to defer receipt of some or all of the retainer and meeting fees they were paid for service on the Board.

The following table contains information about the fees and other compensation paid to the non-employee members of the Regions Board in 2012.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Samuel W. Bartholomew, Jr.	78,500	80,000	5,250	163,750
George W. Bryan	93,750	80,000	—	173,750
Carolyn Byrd	102,000	80,000	—	182,000
David J. Cooper, Sr.	98,000	80,000	—	178,000
Earnest W. Deavenport, Jr.	333,000	80,000	—	413,000
Don DeFosset	99,500	80,000	—	179,500
Eric C. Fast	92,000	80,000	—	172,000
John D. Johns	87,500	80,000	—	167,500
James R. Malone	121,000	80,000	12,750	213,750
Ruth Ann Marshall	95,000	80,000	—	175,000
Susan W. Matlock	93,500	80,000	—	173,500
John E. Maupin, Jr.	95,000	80,000	—	175,000
Charles D. McCrary	95,000	80,000	—	175,000
John R. Roberts	106,000	80,000	—	186,000
Lee J. Styslinger III	95,000	80,000	—	175,000

(1)	The amounts presented in this column represent the grant date fair values of the 2012 restricted stock award made to all non-employee Directors in service on May 22, 2012. The grant date fair value of the restricted stock granted May 22, 2012 was $6.29 per share, for a total grant date fair value of $80,000. The shares awarded on May 22, 2012 are scheduled to vest in one lump sum on the date of the 2013 annual stockholder meeting.

(2)	The amount in this column represents personal flight time. Samuel Bartholomew, Jr. had 2.1 hours of personal flight time at $41.67 a minute for a total cost of $5,250. James Malone had 5.1 hours of personal flight time at $41.67 a minute for a total cost of $12,750. This value is based on the incremental cost of operating the corporate aircraft. Income was imputed to each Director for these hours at the rate applicable for federal income tax purposes which is lower than the incremental cost to the Company. The Director was responsible for any taxes on the imputed value.

The following table sets forth those non-employee Directors who served during 2012 and who had stock options or restricted stock outstanding as of December 31, 2012, and the number outstanding as of that date:

Name	Outstanding Stock Options (#)	Outstanding Restricted Stock (#)
Samuel W. Bartholomew, Jr.	38,085	32,839
George W. Bryan	20,200	32,839
Carolyn Byrd	—	20,391
David J. Cooper, Sr.	21,177	32,839
Earnest W. Deavenport, Jr.	41,431	32,839
Don DeFosset	21,177	32,839
Eric C. Fast	—	20,391
John D. Johns	—	12,719
James R. Malone	41,431	32,839
Ruth Ann Marshall	—	12,719
Susan W. Matlock	14,000	32,839
John E. Maupin, Jr.	14,000	32,839
Charles D. McCrary	41,431	32,839
John R. Roberts	20,200	32,839
Lee J. Styslinger III	14,000	32,839

PROPOSAL 2—NONBINDING STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

Regions’ Board of Directors is providing stockholders with the opportunity to cast an advisory vote on its executive compensation at the 2013 Annual Meeting as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934. At the 2012 annual meeting, stockholders were asked to recommend how often they should be given the opportunity to cast this advisory vote. The stockholders overwhelmingly voted for an annual advisory vote on executive compensation and the Board affirmed its recommendation and has currently elected to hold future say on pay advisory votes on an annual basis.

This proposal gives you as a stockholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the stockholders of Regions Financial Corporation (the “Company”) approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion contained in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “2012 Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The Compensation Committee, which is comprised entirely of independent Directors, in consultation with Frederick W. Cook & Co., Inc., oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

Board of Directors Recommendation

The Board unanimously recommends you vote “FOR” this Proposal 2.

PROPOSAL 3—APPROVAL OF THE

REGIONS FINANCIAL CORPORATION EXECUTIVE INCENTIVE PLAN

Purpose of the Incentive Plan

The Regions Financial Corporation Executive Incentive Plan (the “Incentive Plan”) is an annual incentive compensation plan pursuant to which Regions executive officers and other key personnel may be paid annual incentive compensation, based on achievement of predetermined performance goals. Incentive awards to certain key individuals under the Incentive Plan are intended to be considered “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”).

The Incentive Plan is designed to provide incentive compensation for designated officers and/or key executives of the Company which is directly related to the performance of the Company and of such employees. Section 162(m) of the Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to their chief executive officer or any of their three other highest compensated officers (other than the chief financial officer), unless such payments are “performance-based” in accordance with the conditions specified under Section 162(m) of the Code and the related Treasury Regulations. One of those conditions requires the Company to obtain stockholder approval of the material terms of the performance goals under which compensation will be paid under the plan. In addition, if such committee has the authority to change the targets under a performance goal after stockholder approval of the goal, the material terms of the performance goals must be disclosed and reapproved by stockholders no later than five years after such shareholder approval was first obtained. Under the terms of the Incentive Plan, the Compensation Committee has the authority to establish performance goals each year based on certain objective performance criteria set forth in the Incentive Plan. For this reason, the Board of Directors is recommending that the stockholders approve the material terms of the Incentive Plan as described below. Subject to such approval, and if the applicable performance goals are satisfied, this proposal would enable the Company to pay “performance-based” compensation to covered executive officers of the Company that is intended to permit federal income tax deductions for such payments, without regard to the limitations of Section 162(m) of the Code. However, the Compensation Committee may in its discretion approve compensation in appropriate circumstances that will not meet these requirements in order to ensure competitive levels of total compensation for the officer or executive or for other reasons.

Summary of the Incentive Plan

The following description of the Incentive Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which is attached as Appendix A to this proxy statement.

Administration

The Incentive Plan is administered by a committee (the “Committee”) that is selected by the Board and is composed of two or more members of the Board, each of whom is required to be an “outside director” (within the meaning of Section 162(m) of the Code). The Board has designated the Compensation Committee of the Board to act as the Committee. The Committee has all the authority that may be necessary or appropriate to enable it to discharge its responsibilities with respect to the Incentive Plan, including authority to determine the eligibility for participation, establish the maximum award that may be earned by each participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each participant, calculate and determine each participant’s award based upon such level of attainment. Except as otherwise specifically limited in the Incentive Plan, the Committee has full power and authority to interpret and administer the Incentive Plan.

Eligibility and Maximum Award

The Incentive Plan provides that the Committee shall designate for each “Performance Period” (which is the period during which the performance is measured to determine the level of an award) those officers and key executives of the Company and its subsidiaries who will be eligible for awards. The Performance Period is the fiscal year of the Company, which is currently the calendar year.

The Incentive Plan provides that the maximum bonus award payable under the Incentive Plan for any fiscal year to an eligible participant is $5 million.

Bonus Awards and Performance Criteria

The Committee will establish for each Performance Period a maximum award (and, if the Committee so determines, a target and/or threshold award) and the Performance Criteria with respect to that award. The “Performance Criteria” means the objective performance criteria which are measured in terms of one or more of the following objectives, described as those objectives relate to Company-wide objectives or of the subsidiary, division, department or function with the Company or subsidiary in which a participant is employed or may be measured against a pre-established list of peer companies or specific index. Performance Criteria will be established within the time frame permitted under Section 162(m) of the Code (the first 90 days of the Company’s fiscal year) and will be communicated to each participant. Participants will earn bonus awards based only upon the attainment of the applicable Performance Criteria during the Performance Period.

The Performance Criteria for named executive officers will be based on attainment of specific levels of performance with reference to one or more of the following criteria:

(i)	earnings (as measured by return on equity, return on assets, net interest margin, net income before or after taxes, earnings or loss per share as reported or as all adjusted to exclude unusual items as disclosed in Regions’ earnings press releases);

(ii)	revenue (defined as net interest income plus non-interest income);

(iii)	pre-tax preprovision income (defined as net interest income plus non-interest income less non-interest expense as reported or as adjusted to exclude unusual items as disclosed in Regions’ earnings press releases);

(iv)	capital (as measured by ratio of equity to assets, tangible equity to assets, risk based capital ratios, tangible common equity, book value and/or book value per share, tangible book value and or tangible book value per share);

(v)	asset quality (as measured by net charge-off ratio, ratio of non-performing assets to assets, ratio of reserves to non-performing assets, and/or ratio of reserves to loans);

(vi)	liquidity (as measured by ratio of loans to deposits);

(vii)	other performance measures (as measured by ratio of non-interest income to assets, ratio of transaction account deposits to total deposits, regulatory achievements, maintenance or increase in market share and/or ratio of non-interest income to total revenues as defined above).

As soon as practicable following the end of the applicable Performance Period, the Committee will certify the attainment of the Performance Goals and will calculate the bonus award, if any, payable to each participant. Bonus awards will be paid in a lump sum cash payment, deferred cash-based awards and/or equity-based awards under the Company’s 2010 Long Term Incentive Plan (or any successor plan thereto) as soon as practicable following the determination of the amount thereof by the Committee. The Committee retains the right to reduce any bonus award, in its discretion. Bonus awards are subject to clawback if the Committee determines that a bonus or a portion of a bonus was not earned because it was based upon materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render the performance criteria to be unsuitable, the Committee may modify such performance criteria or the related minimum acceptable level of achievement as the Committee deems appropriate or equitable.

Amendment to Plan

The Company may amend, suspend or terminate the Incentive Plan, at any time, provided that no amendment may be made without the approval of the Company’s stockholders if the effect of such amendment would be to cause outstanding or pending bonus awards that are intended to qualify for the performance-based compensation exception to Section 162(m) of the Code to cease to qualify for such exception.

Required Vote

The Treasury Regulations promulgated under Section 162(m) of the Code require the affirmative vote of a majority of the votes cast to approve the Incentive Plan.

New Plan Benefits Table

The table below shows the estimated benefits or amounts which could have been received by or allocated to each of the following for the last completed fiscal year if the plan had been in effect.

Name	Principal Position	Estimated Dollar Value of 2012 Incentive under Executive Incentive Plan (1)
O. B. Grayson Hall, Jr.	Chief Executive Officer	$2,114,913
David J. Turner	Chief Financial Officer	$898,975
John B. Owen	Head of Lines of Business	$888,731
David B. Edmonds	Chief Administrative Officer	$788,825
Fournier J. Gale, III	General Counsel	$722,425
Executive Group	Members of the Executive Council	$6,126,119	(2)
Non-Executive Director Group	N/A	N/A
Non-Executive Officer Employee Group	N/A	N/A

(1)	This column represents the estimated dollar value of 2012 incentives that would have been received or allocated to the executives set forth above if the proposed Executive Incentive Plan had been in effect. The above estimates are based on the executives’ annualized 2012 targets calculated as if the performance of the Company and executive were similar to the performance of the Company and executive in 2012 and as if the Company had not been participating in TARP during any portion of 2012.

(2)	Includes estimated dollar value of 2012 incentive for all members of Regions’ Executive Council, including the NEOs.

Equity Compensation Plan Information

The following table gives information about the common stock that may be issued upon the exercise of options, warrants and rights under all of Regions’ existing equity compensation plans as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available Under Equity Compensation Plans (Excluding Securities in First Column)
Equity Compensation Plans Approved by Stockholders	13,039,100		$15.04	65,986,869	(b)
Equity Compensation Plans Not Approved by Stockholders	25,219,104	(c)	$27.26	—

Total	38,258,204		$23.09	65,986,869

(a)	Does not include outstanding restricted stock awards.

(b)	Consists of shares available for future issuance under the Regions Financial Corporation 2010 Long Term Incentive Plan. In 2010, all prior long-term incentive plans were closed to new grants.

(c)	Consists of outstanding stock options issued under certain plans assumed by Regions in connection with business combinations, including 25,216,504 options issued under plans assumed in connection with the Regions-AmSouth merger, which were issued under plans previously approved by AmSouth stockholders but not pre-merger Regions stockholders. In each instance, the number of shares subject to option and the exercise price of outstanding options have been adjusted to reflect the applicable exchange ratio. See Note 16 “Share-Based Payments” to the consolidated financial statements included in Regions Annual Report on Form 10-K for the year ended December 31, 2012. Does not include 133,506 shares issuable pursuant to outstanding rights under AmSouth deferred compensation plans assumed by Regions.

Board of Directors Recommendation

The Board unanimously recommends you vote “FOR” this Proposal 3.

PROPOSAL 4—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP as Regions’ independent registered public accounting firm for the 2013 fiscal year. The Board recommends that the stockholders ratify the selection of Ernst & Young LLP. Ernst & Young LLP (or its predecessors) has served as Regions’ independent auditors since 1971. In the event the selection is not ratified by the required vote, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change during the current year, but the vote would be considered in connection with the engagement of independent auditors for 2014.

Ernst & Young LLP has been engaged to provide auditing services and also to provide tax services and general accounting advice. In making this selection, the Audit Committee considered whether the engagement by Regions of Ernst & Young LLP for services other than audit services is compatible with Ernst & Young LLP’s independence.

Ernst & Young LLP served as Regions’ independent auditors for the year ended December 31, 2012, and a representative of the firm will be present at the annual meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Fees

The aggregate fees paid to Ernst & Young LLP by Regions for 2012 and 2011 are set forth in the following table:

	2012	2011
Audit fees (1)	$6,105,752	$5,690,775	*
Audit related fees (2)	1,237,409	1,653,250
Tax fees (3)	597,968	803,500
All other fees (4)	476,569	2,555,000

Total fees	$8,417,698	$10,702,525	*

(1)	Audit fees include fees associated with the annual audit of Regions consolidated financial statements and internal control over financial reporting, reviews of Regions’ quarterly reports on Form 10-Q, SEC regulatory filings, statutory audits, and financial audits of subsidiaries.

(2)	Audit related fees include fees associated with audits of employee benefit plans and certain non-registered funds, accounting consultations regarding the application of generally accepted accounting principles, and service organizations controls reports.

(3)	Tax fees include fees associated with tax compliance services, tax advice, and tax planning.

(4)	All other fees include fees associated with advisory services for regulatory reporting purposes and advisory services related to the disposition of Morgan Keegan. No financial information systems implementation and design services were rendered by Ernst & Young during 2012 or 2011.

*	2011 aggregate fees paid were adjusted to include $168,900 in 2011 audit fees billed subsequent to the filing of the 2012 proxy statement.

In accordance with the Audit Committee Charter, the Audit Committee must pre-approve any engagement of Ernst & Young LLP for audit or non-audit services. The Audit Committee has delegated to its chairperson the authority to pre-approve permissible non-audit services. Any such approval of non-audit services pursuant to this delegation of the full Audit Committee’s authority must be presented to the Audit Committee at its next regular meeting.

Board of Directors Recommendation

The Board unanimously recommends you vote “FOR” this Proposal 4.

PROPOSAL 5—STOCKHOLDER PROPOSAL

The Office of the Comptroller of New York City, One Centre Street, New York, New York 10007, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System, which as of November 14, 2012, the date of its proposal, was the holder of 3,796,117 shares of Regions common stock, has informed Regions that it intends to present the following proposal and supporting statement at the 2013 annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, which are presented as received by Regions, are set forth below. To ensure that readers can easily distinguish between material provided by the proponent and material provided by Regions, we have put a box around material provided by the proponent.

Resolved, that the shareholders of Regions Financial Corporation (“Regions Financial” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

Long-term shareholders of Regions Financial support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Regions Financial says in its code of conduct that it prohibits the use of corporate funds for contributions to candidates or ballot initiatives. However, National Institute on Money in State Politics (http://www.followthemoney.org) shows that the Company has given up to $913,313 to such entities since 2003. In addition, our Company makes no mention of any indirect spending through trade associations and other tax exempt groups.

Relying on publicly available data does not provide a complete picture of the Company’s political spending. Information on a company’s political involvement through some third-party organizations, such as trade associations, cannot be obtained unless the company discloses it. This proposal asks the Company to disclose all of its political spending, direct and indirect. This would clarify any confusion surrounding the Company’s practices and bring our Company in line with a growing number of leading companies, including JPMorgan Chase & Co., U.S. Bancorp and Wells Fargo that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Board of Directors Recommendation and Statement

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

Why the Board of Directors Unanimously Recommends that Stockholders Vote Against the Proposal

The Board of Directors believes that the adoption and implementation of this proposal would cause Regions to expend unnecessary resources and would not provide any additional benefit to stockholders. The Regions Code of Business Conduct and Ethics (the “Policy”) explicitly prohibits the contribution of corporate funds to support candidates, political parties, or ballot initiatives. This Policy is available for public review at www.regions.com. In addition, Regions does not make corporate contributions to groups organized under section 527 of the Internal Revenue Code.

Regions provides an opportunity for its employees to participate in the political process by joining Regions voluntary employee political action committee (“PAC”), which allows employees to pool their financial resources to support federal and state candidates who support effective legislation important to Regions and its stockholders. The political contributions made by the PAC are funded entirely by the voluntary contributions of our employees. Any Regions employee who contributes to the PAC may request a PAC contribution for a candidate or a committee. Information about employees’ contributions through the PAC to political candidates, political parties or committees and other political organizations is publicly available, with certain information disclosed online with the Federal Election Commission. In addition, Regions is required to comply with numerous federal, state and local laws and regulations governing the permissibility and reporting of political contributions, including laws regarding the disclosure of certain lobbying activities which disclosures are also available for public review.

The Board of Directors believes this proposal is duplicative and unnecessary given Regions prohibition on the contribution of corporate funds and that a comprehensive system of reporting and accountability for political contributions already exists, providing ample public information to alleviate concerns cited in proponent’s proposal. Accordingly, we believe that the adoption of this proposal would only result in increased costs and divert resources from our day-to-day operations without providing any discernible benefit to Regions stockholders. Finally, a nearly identical proposal was submitted by the same proponent at the last four annual meetings and was defeated by the stockholders.

The Board unanimously recommends that you vote “AGAINST” this Proposal 5.

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders intended to be presented at Regions 2014 annual meeting of stockholders must be received by Regions not later than November 26, 2013 for consideration for possible inclusion in the proxy statement relating to that meeting.

The By-Laws of Regions include provisions requiring advance notice of a stockholder’s nomination of members of the Board. To be timely such notice must be received by the Corporate Secretary of Regions not less than 120 days before the date of the previous year’s proxy statement, or November 26, 2013, in the case of the 2014 annual meeting of stockholders. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the notice will be considered timely if received not less than 120 days before the date of the annual meeting or by the 10th day following the day on which public disclosure of the annual meeting date was made. The Board of Directors of Regions is not required to nominate in the annual proxy statement any person so proposed.

The procedure for submitting a stockholder proposal is generally the same as for submitting stockholder nominations.

OTHER BUSINESS

Regions does not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the proxy card.

By Order of the Board of Directors

Fournier J. Gale, III
Corporate Secretary

Dated March 26, 2013

APPENDIX A

REGIONS FINANCIAL CORPORATION

EXECUTIVE INCENTIVE PLAN

I.	Purpose

The purpose of the Plan is to establish a program of incentive compensation for designated officers and/or key executive employees of the Company and its subsidiaries and divisions that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.

II.	Definitions

“Board” means the Board of Directors of the Company or the Executive Committee thereof.

“Bonus Award” means an award to a Participant, which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described herein, and based on that Participant’s level of attainment of his or her goals established in accordance herewith, subject to the exercise of any downward adjustment as determined by the Committee.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code). If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee. The Committee may delegate its duties and powers in whole or in part (i) to any subcommittee thereof consisting solely of at least two outside directors or (ii) to the extent consistent with Section 162(m) of the Code, to any other individual or individuals

“Company” means Regions Financial Corporation and each of its subsidiaries.

“Designated Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article XI hereof to receive the amount, if any, payable under the Plan upon the Participant’s death.

“Participant” means any officer or key executive designated by the Committee to participate in the Plan.

“Performance Criteria” means objective performance criteria established by the Committee with respect to Bonus Awards. Performance Criteria shall be measured in terms of one or more of the following objectives, described as such objectives relate to Company-wide objectives or of the subsidiary, division, department or function with the Company or subsidiary in which the Participant is employed or may be measured against a pre-established list of peer companies or specific index, in each case, as the Committee deems appropriate:

(i)	earnings (as measured by return on equity, return on assets, net interest margin, net income before or after taxes, earnings or loss per share as reported or as all adjusted to exclude unusual items as disclosed in Regions’ earnings press releases);

(ii)	revenue (defined as net interest income plus non-interest income);

(iii)	pre-tax preprovision income (defined as net interest income plus non-interest income less non-interest expense as reported or as adjusted to exclude unusual items as disclosed in Regions’ earnings press releases);

(iv)	capital (as measured by ratio of equity to assets, tangible equity to assets, risk based capital ratios, tangible common equity, book value and/or book value per share, tangible book value and or tangible book value per share);

(v)	asset quality (as measured by net charge-off ratio, ratio of non-performing assets to assets, ratio of reserves to non-performing assets, and/or ratio of reserves to loans);

(vi)	liquidity (as measured by ratio of loans to deposits);

(vii)	other performance measures (as measured by ratio of non-interest income to assets, ratio of transaction account deposits to total deposits, regulatory achievements, maintenance or increase in market share and/or ratio of non-interest income to total revenues as defined above).

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or the performance criteria would produce excessive or unnecessary risk to the institution, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.

“Performance Period” means the period during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company.

“Plan” means the Regions Financial Corporation Executive Incentive Plan.

III.	Eligibility

Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

IV.	Administration

The Committee, in its sole discretion, will determine eligibility for participation, determine the size and terms of the Bonus Award made to each individual selected (subject to the limitation imposed below), to modify the terms of any Bonus Award that has been granted (except with respect to any modification which would increase the amount of compensation payable to a “covered employee,” as such term is defined in Section 162(m) of the Code), to determine the time when Bonus Awards will be awarded, to establish performance objectives in respect of Bonus Awards and to certify that such performance objectives were attained. Except as otherwise provided herein, the Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

V.	Bonus Awards

Subject to the terms of this Plan and in accordance with Section 162(m) of the Code, the Committee will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a threshold and target award) and goals, based on one or more of the Performance Criteria, relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and goals to each Participant while the outcome of such goals is substantially uncertain and no more than 90 days after the commencement of the Performance Period to which the performance goal relates or, if less, the number of days that is equal to 25 percent of the relevant Performance Period. Bonus Awards will be earned by each Participant based upon the level of attainment of his or her goals during the applicable Performance Period; provided that the Committee may reduce, but may not increase, the amount of any Bonus Award in its sole and absolute discretion, which discretion may be exercised based on Company and/or personal performance, a formula or otherwise. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals for each Participant and the Bonus Award to be made to each Participant.

Each Bonus Award awarded hereunder is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

1. No Bonus Award may be paid unless and until the shareholders of the Company have approved the Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

2. The performance goal or goals to which a Bonus Award is subject must be based on one or more Performance Criteria. Such performance goal or goals, and the maximum, target and/or threshold (as applicable) Bonus Amount payable upon attainment thereof, must be established by the Committee within the time limits required in order for the Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

3. No Bonus Award may be paid until the Committee has certified, in writing, the level of attainment of the applicable Performance Criteria.

4. The maximum amount of a Bonus Award is $5 million to a single Participant.

VI.	Payment of Bonus Awards

Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee, provided that Bonus Awards shall be paid by March 15 of the calendar year following the year in which the Performance Period closes (or such later date as permitted by applicable tax rules). Payment of Bonus Awards shall be made in the form of cash, deferred cash-based awards and/or equity-based awards under the Company’s 2010 Long Term Incentive Plan (or any successor plan thereto).

For the purpose of paying or providing for a Participant’s Bonus Award, (i) the accrued or awarded cash value at the end of the Performance Period will be used to value any deferred cash or equity-based awards, (ii) the closing price of the Company’s common stock on the trading day immediately preceding the grant date will be used as the value of each Company equity-based award which is based upon the full value of a share of common stock, and (iii) the fair value (based on the methodology used by the Company with respect to the Performance Period in its financial statements and on closing price of the Company’s common stock on the date of grant) will be used as the value of each Company stock option or stock appreciation right (to the extent any such award would be awarded pursuant to this Article VI).

VII. Reorganization	or Discontinuance

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under the Plan shall become immediately payable to the Participants then entitled thereto.

VIII.	Non-Alienation of Benefits

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

IX.	No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

X.	Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

XI.	Designation and Change of Beneficiary

Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive a Bonus Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

XII.	Payments to Persons Other Than the Participant

If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefore has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefore.

XIII.	No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

XIV.	Termination or Amendment of the Plan

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

XV.	Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVI.	Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Alabama, without reference to principles of conflict of laws.

XVII.	Section 409A of the Internal Revenue Code

It is the Company’s intent that the Plan complies with or be exempt from the requirements of Section 409A and that the Plan be administered and interpreted accordingly. If and to the extent that any payment or benefit under the Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Participant by reason of the Participant’s termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Participant’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A.

XVIII.	Compliance with Laws

The Plan is intended to comply with, and shall be interpreted and administered consistent with, any applicable law, including, but not limited to, any banking rules and regulations relating to compensation.

XIX.	Clawback

If, following the payment of any bonus, the Committee determines that such payment is subject to Clawback pursuant to the Clawback policy adopted by the Company, the Company shall be entitled to receive, and the Participant shall be obligated to pay to the Company immediately upon demand therefor, the portion of the bonus that the Committee determines was not earned.

XX.	Effective Date

The Plan shall be effective as of January 1, 2013 (the “Effective Date”), subject to the affirmative vote of the holders of a majority of all shares of Common Stock of the Company present in person or by proxy at the Annual Meeting of the Company to be held on May 16, 2013.

APPENDIX B

GAAP TO NON-GAAP AND OTHER RECONCILIATIONS

Adjusted Earnings Per Common Share

The table below presents a reconciliation of income (loss) and earnings (loss) per share available to common shareholders from continuing operations (GAAP) to adjusted income (loss) and adjusted earnings (loss) per share available to common shareholders from continuing operations (non-GAAP). Adjusted income (loss) and adjusted earnings (loss) per share available to common shareholders from continuing operations excludes the items listed in the table below. These selected items are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes that their exclusion from income (loss) and earnings (loss) per share available to common shareholders from continuing operations provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business because management does not consider these selected items to be relevant to ongoing operating results. Management and the Board of Directors utilize these non-GAAP financial measures for the following purposes: preparation of Regions’ operating budgets; monthly financial performance reporting; monthly close-out reporting of consolidated results (management only); and presentations to investors of Company performance. Regions believes that presenting these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management and the Board of Directors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes these selected items does not represent the amount that effectively accrues directly to stockholders (i.e. goodwill impairment charge and regulatory charge and related tax benefit result in reductions in earnings and stockholders’ equity).

($ amounts in millions, except per share data)		Year Ended December 31
		2012	2011	% Change
Net income (loss) available to common shareholders (GAAP)	A	$991	$(429)
Goodwill impairment, net of tax		—	731
Regulatory charge and related tax benefit (1)		—	(44)

Adjusted income available to common shareholders (non-GAAP)	B	$991	$258

Net income (loss) available to common shareholders (GAAP)	A	$991	$(429)
Income (loss) from discontinued operations, net of tax (GAAP)		(59)	(404)

Income (loss) from continuing operations available to common shareholders (GAAP)	C	1,050	(25)
Goodwill impairment from continuing operations (non-deductible)		—	253
Regulatory charge and related tax benefit from continuing operations		—	(17)

Adjusted income from continuing operations available to common shareholders (non-GAAP)	D	$1,050	$211

Weighted-average diluted shares	E	1,387	1,258
Earnings (loss) per common share from continuing operations—diluted (GAAP)	C/E	$0.76	$(0.02)	NM
Earnings (loss) per common share—diluted (GAAP)	A/E	$0.71	$(0.34)	NM
Adjusted earnings per common share from continuing operations—diluted (non-GAAP)	D/E	$0.76	$0.17	351%
Adjusted earnings per common share—diluted (non-GAAP)	B/E	$0.71	$0.21	248%

(1)	In the second quarter of 2010, Regions recorded a $200 million charge to account for a probable, reasonably estimable loss related to a pending settlement of regulatory matters. At that time, Regions assumed that the entire charge would be non-deductible for income tax purposes. $75 million of the regulatory charge relates to continuing operations. The settlement was finalized during the second quarter of 2011. At the time of settlement, Regions had better information related to tax implications. Approximately $125 million of the settlement charge will be deductible for federal income tax purposes. Accordingly, during the second quarter of 2011, Regions adjusted federal income taxes to account for the impact of the deduction. The adjustment reduced Regions’ provision for income taxes by approximately $44 million for the second quarter of 2011, of which approximately $17 million relates to continuing operations.

Criticized Loans

	Year Ended December 31
($ amounts in millions)	2012	2011	% Change
Total commercial (1)	$2,592	$3,025
Total investor real estate (1)	1,900	3,345
Total consumer (2)	1,045	1,094

Total criticized loans	$5,537	$7,464	(26)%

Total loans	73,995	77,594
Criticized loans/loans	7.48%	9.62%

(1)	Amount can be obtained from page 155 of the Regions Annual Report on Form 10-K for the year ended December 31, 2012 as the sum of the applicable subtotals of the special mention, substandard accrual and non-accrual columns.

(2)	Amount is from internal management reports.

Return on Average Tangible Common Equity

The following table provides a calculation of “return on average tangible common equity” and a reconciliation of average stockholders’ equity (GAAP) to average tangible common stockholders’ equity (non-GAAP). Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Because tangible common stockholders’ common equity and the related ratio are not formally defined by GAAP, these measures are considered to be non- GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

($ amounts in millions)	Year Ended 12/31/12
Income from continuing operations available to common shareholders (GAAP)	$1,050
Average stockholders’ equity (GAAP)	15,246
Less: Average intangible assets (GAAP)	5,210
Average deferred tax liability related to intangibles (GAAP)	(195)
Average preferred equity (GAAP)	960

Average tangible common stockholders’ equity (non-GAAP)	9,271

Return on average tangible common equity	11.33%

Adjusted Pre-Tax Pre-Provision Income From Continuing Operations to Risk-Weighted Assets (Non-GAAP)

The Adjusted Pre-Tax Pre-Provision Income from Continuing Operations to Risk-Weighted Assets table below presents computations of pre-tax pre-provision income (PPI) from continuing operations excluding certain adjustments (non-GAAP). Regions believes that the presentation of PPI and the exclusion of certain items from PPI provides a meaningful base for period-to-period comparisons, which management believes will assist investors and the Compensation Committee in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors and the Compensation Committee to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of income that excludes certain adjustments does not represent the amount that effectively accrues directly to stockholders.

Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

($ amounts in millions)	Year Ended 12/31/12
Income from continuing operations available to common shareholders (GAAP)	$1,050
Preferred dividends (GAAP)	129
Income tax expense (GAAP)	482

Income from continuing operations before income taxes (GAAP)	1,661
Provision for loan losses (GAAP)	213

Pre-tax pre-provision income from continuing operations (non-GAAP)	1,874
Adjustments:
Securities (gains) losses, net	(48)
Leveraged lease termination (gains) losses, net	(14)
Loss on early extinguishment of debt	11
Securities impairment, net	2
REIT investment early termination costs	42

Total adjustments	(7)

Adjusted pre-tax pre-provision income from continuing operations (non-GAAP)	$1,867

Risk-weighted assets	$92,811

Adjusted PPI/Risk-Weighted Assets	2.01%

REGIONS FINANCIAL CORPORATION 1900 FIFTH AVENUE NORTH ATTN: INVESTOR RELATIONS BIRMINGHAM, AL 35203

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53685-P35260	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

REGIONS FINANCIAL CORPORATION	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:
Election of Directors	For	Against	Abstain
Proposal 1. Nominees:
1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j. 1k. 1l. 1m. 1n.

George W. Bryan

Carolyn H. Byrd

David J. Cooper, Sr.

Don DeFosset

Eric C. Fast

O.B. Grayson Hall, Jr.

John D. Johns

Charles D. McCrary

James R. Malone

Ruth Ann Marshall

Susan W. Matlock

John E. Maupin, Jr.

John R. Roberts

Lee J. Styslinger III

	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

				The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
				Proposal 2. Nonbinding Stockholder Approval of Executive Compensation.	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:
				Proposal 3. Approval of the Regions Financial Corporation Executive Incentive Plan.	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:
				Proposal 4. Ratification of Selection of Independent Registered Public Accounting Firm.	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:
				Proposal 5. Stockholder proposal regarding posting a report, updated semi-annually, of political contributions.	☐	☐	☐
				For address changes and/or comments, please check this box and write them on the back where indicated.			☐
				Please indicate if you plan to attend this meeting.	☐	☐
					Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

REGIONS FINANCIAL CORPORATION

Annual Meeting of Stockholders

May 16, 2013

9:00 A.M. Central Time

Auditorium of Regions Bank

1901 Sixth Avenue North

Birmingham, Alabama 35203

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M53686-P35260

PROXY CARD

REGIONS FINANCIAL CORPORATION

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Fournier J. Gale, III and Carl L. Gorday, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Regions Financial Corporation held of record by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 16, 2013 and at any adjournments thereof. This card also provides voting instructions for shares held in the Regions Financial Corporation 401(k) Plan or the Computershare Investment Plan for Regions Financial Corporation and held of record by the trustees or agents of such plans. If no directions are given, the proxies will vote FOR Proposal 1, Election of all Director Nominees, FOR Proposal 2, Nonbinding Stockholder Approval of Executive Compensation, FOR Proposal 3, Approval of the Regions Financial Corporation Executive Incentive Plan, FOR Proposal 4, Ratification of Selection of Independent Registered Public Accounting Firm and AGAINST Proposal 5, Stockholder proposal regarding posting a report, updated semi-annually, of political contributions. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve and (ii) on any other matter that may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)